SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                           RULE 13E-3 TRANSACTION STATEMENT
        (Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

                                 [Amendment No. 3]

                                  LYNTON GROUP, INC.
                                 (Name of the Issuer)

             Lynton Group, Inc., Christopher Tennant, Paul R. Dupee, Jr.,
                     David Harland, Richard Hambro, James G. Niven,
            Nigel D. Pilkington and Consulta Smaller Companies Fund Limited
                          (Name of Person(s) Filing Statement)

Common Stock, par value $.30                                      551755-30-9
(Title of Class of Securities)          (CUSIP Number of Class of Securities)

                                  David M. Kaye
                            Danzig Garubo & Kaye, LLP
                         30A Vreeland Road, P.O. Box 333
                          Florham Park, New Jersey 07932
                                  (973) 443-0600
 (Name, address, and telephone number of person authorized to receive notices and communications on behalf of person(s) filing statement)

This statement is filed in connection with (check the appropriate box):
a.      [x]    The filing of solicitation materials or an information statement subject to Regulation 14A [17 CFR 240.14a-1 to 240.14b-1],
               Regulation 14C [17 CFR 240.14c-1 to 240.14c-101] or Rule
               13e-3(c) [Section 240.13e-(c)] under the Securities Exchange Act of 1934.
b.      [  ]   The filing of a registration statement under the Securities Act of 1933.
c.      [  ]   A tender offer.
d.      [  ]   None of the above.

Check the following box if the soliciting material or information statement referred to in checking box (a) are preliminary copies:[x].

                                     Calculation of Filing Fee

Transaction valuation*     $280,000            Amount of Filing Fee     $56.00
* Based on the cash value of the fractional shares expected to be created by the Rule 13e-3 transaction.

[x ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       Amount Previously Paid:         $58.00
       Form or Registration No.:       Preliminary Information Statement
       Filing Party:                   Lynton Group, Inc.
       Date Filed:                     July 28, 1998

                               INTRODUCTION

        This Amendment No. 3 to Rule 13E-3 Transaction Statement (the "Statement") is being filed with respect to the class of equity securities of Lynton Group, Inc. (the "Company" or the "Issuer") that is subject to a Rule 13e-3 transaction. Simultaneously with the filing of this Statement, the Company is filing a Preliminary Information Statement and Schedule 14C (Amendment No. 3) with the Securities and Exchange Commission. The Information Statement is to be furnished to stockholders of the Company in connection with action to be taken by written consent of stockholders with respect to the proposals set forth below. The proposals, subject of the Information Statement, are as follows: (1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock at their discretion, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

        The cross reference sheet herein is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Preliminary Information Statement of the information required to be included in response to the items of this Statement. The information in the Preliminary Information Statement is hereby expressly incorporated herein by reference and the responses to each item are qualified in their entirety by the contents thereof.

                       CROSS REFERENCE SHEET SHOWING LOCATION
                   IN PRELIMINARY INFORMATION STATEMENT OF INFORMATION
                         REQUIRED BY ITEMS IN SCHEDULE 13E-3

SCHEDULE 13E-3 ITEM AND CAPTION           LOCATION IN INFORMATION
                                                     STATEMENT

1.     Issuer and Class of Security
       Subject to the Transaction

       (a)-(d) "Cover Page"; "Summary; "General Information"; "Special Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange"; "Market for the Common Stock; Dividends"

       (e)                        Not Applicable

       (f) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions"


2.  Identity and Background       "Summary"; "Management of the Company";
                                 "Principal Stockholders and Security Ownership
                                  of Management" and "Information Concerning
                                  Certain Affiliates of the Company"


3.  Past Contacts, Transactions or
    Negotiations                 "Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations" and "Certain Relationships and Related
                                 Transactions"


4.  Terms of the Transaction     "Summary"; "Proposed Reversed Stock Split and
                                 Recapitalization of the Common Stock and Preferred Stock"; "Special Factors"

5. Plans or Proposals of the Issuer or
       Affiliate                 "Summary"; "Special Factors - Opinion of
                                 Collins Stewart"; "Special Factors - Conduct of the Company's Business after the Reverse
                                 Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London
                                 Stock Exchange"


6. Source and Amounts of Funds or Other
       Consideration             "Summary"; "Financing of the Reverse Stock
                                 Split"; "Expenses"

7. Purpose(s), Alternatives, Reasons
       and Effects               "Summary"; "Proposed Reversed Stock Split and
                                 Recapitalization of the Common Stock and Preferred Stock"; "Special Factors -
                                 Background of the Proposed Reverse Stock
                                 Split"; "Special Factors - Reasons for the
                                 Reverse Stock Split"; Special Factors -
                                 Recommendation of the Board of Directors;
                                 Fairness of the Reverse Stock Split";
                                 "Special Factors - Conduct of the Company's
                                 Business after the Reverse Stock Split;
                                 Possible Change in Legal Domicile of the
                                 Company; Possible Listing on the London Stock
                                 Exchange"; "Special Factors - Federal Income
                                 Tax Consequences"


8. Fairness of the Transaction   "Summary"; "Special Factors - Background of
                                 the Proposed Reverse Stock Split"; "Special
                                 Factors - Reasons for the Reverse Stock
                                 Split"; "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split"


9. Reports, Opinions, Appraisals and
       Certain Negotiations      "Summary"; "Special Factors - Opinion of
                                 Collins Stewart"

10. Interest in Securities of
        the Issuer               "Principal Stockholders and Security
                                 Ownership of Management"

11.    Contracts, Arrangements or
       Understandings with Respect to the
       Issuer's Securities       "Special Factors - Opinion of Collins
                                 Stewart"

12.    Present Intention and Recommendation
       of Certain Persons with Regard to
       the Transaction           "Summary - Consents; Consents Required";
                                 "General Information"

13.    Other Provisions of the Transaction

       (a)                       "Summary - Appraisal Rights; Escheat Laws";
                                 "Special Factors - Appraisal Rights; Escheat
                                 Laws"

       (b)-(c)                   Not Applicable

14.    Financial Information

       (a) "Selected Historical Financial Data of the Company"; "Financial Statements"

       (b)                       Not Applicable

15.    Persons and Assets Employed,
       Retained or Utilized

       (a)                       "Special Factors - Background of the Proposed
                                 Reverse Stock Split"

       (b)                       Not Applicable


16.    Additional Information    Information Statement in its Entirety

17.    Material to be Filed
           as Exhibits           Separately included herewith

Item 1.     Issuer and Class of Security Subject to the Transaction.

        (a)-(d) The information set forth on the Cover Page and under the captions "Summary", "General Information", "Special Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange", "Market for the Common Stock; Dividends" of the Preliminary Information Statement is incorporated herein by reference.

        (e) Neither the Issuer nor any of the filing persons hereto has not made an underwritten public offering of the Issuer's securities for cash during the past three years which was registered under the Securities Act of 1933 or
exempt from registration thereunder pursuant to Regulation A.   Accordingly,
this item is not applicable.

        (f) The information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions" of the Preliminary Information Statement is incorporated herein by reference.

Item 2.     Identity and Background.

        This Statement is being filed by the Issuer, which is a Delaware corporation, with its principal place of business at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960. The Issuer, operating from its primary bases in the New York and London metropolitan regions, performs aviation sales and services for an international list of customers. This Statement is also being filed by the following individuals, namely, Christopher Tennant, Paul R. Dupee, Jr., David Harland, Richard Hambro, James G. Niven and Nigel D. Pilkington, each of whom is a director of the Issuer, and by Consulta Special Funds Limited, a principal stockholder of the Issuer.

        Christopher Tennant
        c/o Lynton Group Limited
        Denham Airfield, Hangar Road, Uxbridge
        Middlesex, England

        Christopher Tennant has been a Director of the Company since November 1985 and became President and Chief Executive Officer in May 1989 upon the Company's acquisition of Lynton Group Limited. From 1985 to 1988, Mr. Tennant also was the Company's Treasurer and Chief Financial Officer. For more than the last five years, Mr. Tennant has served as Managing Director of Lynton Group Limited, the Company's wholly-owned subsidiary.

        During the past five years, Mr. Tennant has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Tennant is a British citizen.

        Paul R. Dupee, Jr.
        10 Wilton Row
        London, England

        Paul R. Dupee, Jr. has been a Director of the Company since April 1996 and was appointed Chairman of the Board in January 1998. From September 1983 to November 1996, Mr. Dupee was Vice-Chairman of the Board of Directors and a Director of Celtics, Inc., the corporate general partner of Boston Celtics Limited Partnership which owns and operates the Boston Celtics professional basketball team of the National Basketball Association. Mr. Dupee has served as a director of Maxicare Health Plans, Inc. since 1998. Since 1986, Mr. Dupee has been a private investor.

        During the past five years, Mr. Dupee has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Dupee is a citizen of the United States.

       David Harland
       c/o Lynton Group Limited
       Denham Airfield, Hangar Road, Uxbridge
       Middlesex, England

        David Harland has been a Director of the Company since January 1998. In addition, he has been Vice President of Business Development and Deputy Chief Executive Officer since January 1998. From 1991 through 1997, Mr. Harland was with Fairway Group PLC ("Fairway Group"), initially as managing director of its subsidiary, GLS Fairway, and then its Chairman as well as becoming director of finance and development of Fairway Group. He also presently serves as a director of two UK publicly quoted companies, Mayflower Corporation PLC and Wyefield Group PLC.

        During the past five years, Mr. Harland has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Harland is a British citizen.

       Richard Hambro
       10 Park Place
       London, England

        Richard Hambro has been a Director of the Company since May 1989. He was Chairman of the Board from May 1989 to February 1994 and from January 1997 to January 1998, and Co-Chairman from February 1994 to January 1997. Since 1988, Mr. Hambro has been an Executive Director of J.O. Hambro & Company Limited, a London based investment banking firm. From 1978 to 1986, he was a Director of Hambros Bank in London. Mr. Hambro has also served as a Director and Chairman of Lynton Group Limited since 1982. He also presently serves as a director of various other closely held companies and non-U.S. public companies.

        During the past five years, Mr. Hambro has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Hambro is a British citizen.

       James G. Niven
       1334 York Avenue
       New York, New York

        James G. Niven has been a Director of the Company since May 1989. From February 1994 to January 1997, he was also Co-Chairman of the Board. Since 1982, he has been a general partner of Pioneer Associates Company, a venture capital investment company. He is currently a Senior Vice President of
Sotheby's.   Mr. Niven is a director of  Tatham Offshore, Inc. and HealthPlan
Services. He is also a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a trustee of the Museum of Modern Art and the National Center for Learning Disabilities, Inc.

        During the past five years, Mr. Niven has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Niven is a British citizen.

       Nigel D. Pilkington
       20 St. James's Street
       London, England

        Nigel D. Pilkington has been a Director of the Company since December 1996. Since 1991, Mr. Pilkington has been an executive director of Consulta Limited, an investment management organization. Prior thereto and from 1983 to 1991, he was with CS First Boston Group ("CSFB"), initially as a manager of the equity division in London and then as managing director of the European equity sales and trading of CSFB in London. Mr. Pilkington is also a non-executive director of Blakeney Management Limited, Oryx Fund Limited and Oryx (India) Fund Limited.

        During the past five years, Mr. Pilkington has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Mr. Pilkington is a British citizen.


        Consulta Smaller Companies Fund Limited
        St. Julian's Avenue
        Guernsey, Channel Islands

        Consulta Smaller Companies Fund Limited (formerly, Consulta Special Funds Limited), organized in the Channel Islands ("Consulta") , is an open ended investment company. Each of the following persons is an executive officer or director of Consulta.

        Gary Michael Brass
        20 St. James's Street
        London, England

        For more than the past five years, Mr. Brass has been Managing Director of Consulta Limited, an investment management organization. He is a British citizen.

        Nigel D. Pilkington (see above for information on Mr. Pilkington)

        Rupert A.R. Evans
        1 Le Marchant Street
        St. Peter Port
        Guernsey, Channel Islands

        For more than the past five years, Mr. Evans has been a Partner and Advocate of Ozannes, a firm providing legal services. Mr. Evans is a British citizen.

        Jeremy J.N. Caplan
        Caplan & Lyons
        44 Esplanade
        St. Helier, Jersey, Channel Islands

        For more than the past five years, Mr. Caplan has been a Partner and Lawyer of Caplan & Lyons, a firm providing legal services. Mr. Caplan is a British citizen.

        Barry Carroll
        Bermuda House
        St. Julian's Avenue
        St. Peter Port
        Guernsey, Channel Islands

        For more than the past five years, Mr. Carroll has been Managing Director of Management International (Guernsey) Limited, an investment management organization. Mr. Carroll is an Irish citizen.

        During the past five years, neither Consulta nor any of said directors or executive officers of Consulta has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Item 3.        Past Contacts, Transactions or Negotiations.

        (a)(1) The information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions" of the Preliminary Information Statement is incorporated herein by reference.

        (a)(2) and (b) No contacts, negotiations or transactions have been entered into or have occurred which are required to be disclosed in the Preliminary Information Statement. Accordingly, these items are not applicable.

Item 4.       Terms of the Transaction.

        The information set forth under the captions "Summary", "Proposed Reversed Stock Split and Recapitalization of the Common Stock and Preferred Stock", "Special Factors" of the Preliminary Information Statement is incorporated herein by reference.

Item 5.       Plans or Proposals of the Issuer or Affiliate.

        The information set forth under the captions "Summary", "Special Factors - Opinion of Collins Stewart", "Special Factors - Conduct of the Company's Business after the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange" of the Preliminary Information Statement is incorporated herein by reference.

Item 6.       Source and Amounts of Funds or Other Consideration.

        The information set forth under the captions "Summary", "Financing of the Reverse Stock Split", "Expenses" of the Preliminary Information Statement is incorporated herein by reference.

Item 7.       Purpose(s), Alternatives, Reasons and Effects.

        The information set forth under the captions "Summary", "Proposed Reversed Stock Split and Recapitalization of the Common Stock and Preferred Stock", "Special Factors - Background of the Proposed Reverse Stock Split", "Special Factors - Reasons for the Reverse Stock Split", "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split", "Special Factors - Conduct of the Company's Business after the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange", "Special Factors - Federal Income Tax Consequences" of the Preliminary Information Statement is incorporated herein by reference. In connection therewith, each filing person has adopted the analyses of the Board of Directors as described therein at its own.

Item 8.        Fairness of the Transaction.

        The information set forth under the captions "Summary", "Special Factors - Background of the Proposed Reverse Stock Split", "Special Factors - Reasons for the Reverse Stock Split", "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" of the Preliminary
Information Statement is incorporated herein by reference.   In connection
therewith, each filing person has adopted the analyses of the Board of Directors as described therein at its own.

Item 9.        Reports, Opinions, Appraisals and Certain Negotiations.

        The information set forth under the captions "Summary", "Special Factors - Opinion of Collins Stewart" of the Preliminary Information Statement is incorporated herein by reference.

Item 10.       Interest in Securities of the Issuer.

        The information set forth under the caption "Principal Stockholders and Security Ownership of Management" of the Preliminary Information Statement is incorporated herein by reference.

Item 11. Contracts, Arrangements or Understandings with Respect to the Issuer's Securities.

        The information set forth under the caption "Special Factors - Opinion of Collins Stewart" of the Preliminary Information Statement is incorporated herein by reference.


Item 12. Present Intention and Recommendation of Certain Persons with Regard to the Transaction.

        The information set forth under the captions "Summary - Consents; Consents Required", "General Information" of the Preliminary Information Statement is incorporated herein by reference.

Item 13.       Other Provisions of the Transaction.

        (a) The information set forth under the captions "Summary - Appraisal Rights; Escheat Laws", "Special Factors - Appraisal Rights; Escheat Laws" of the Preliminary Information Statement is incorporated herein by reference.

        (b) No provision has been made to allow unaffiliated security holders to obtain access to corporate files or to obtain counsel or appraisal services at the expense of the issuer or affiliate. Accordingly, this item is not applicable.

        (c) The Rule 13e-3 transaction does not involve the exchange of debt securities. Accordingly, this item is not applicable.

Item 14.       Financial Information.

        (a) The information set forth under the captions "Selected Historical Financial Data of the Company", "Financial Statements" of the Preliminary Information Statement is incorporated herein by reference.

        (b)    Pro forma data is not material disclosing the effect of the Rule
13e-3 transaction.   Accordingly, this item is not applicable.

Item 15.       Persons and Assets Employed, Retained or Utilized.

        (a) The information set forth under the caption "Special Factors - Background of the Proposed Reverse Stock Split" of the Preliminary Information Statement is incorporated herein by reference.

        (b) No persons have been or are to be employed, retained or compensated to make solicitations or recommendations in connection with the
Rule 13e-3 transaction.   Accordingly, this item is not applicable.


Item 16.       Additional Information.

        The information set forth in the Preliminary Information Statement in its entirety is incorporated herein by reference.

Item 17.       Material to be Filed as Exhibits.

        (a)    Not Applicable

        (b)(1) Draft opinion of Collins Stewart Ltd.

           (2) Memorandum of Collins Stewart Ltd.

        (c)    Letter agreement dated July 21, 1998 with Collins Stewart Ltd.*

        (d)    Preliminary Information Statement

        (e)    Not Applicable

        (f)    Not Applicable


______________________

        *      Previously filed

                                SIGNATURE

        After due inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                             Lynton Group, Inc.


Date:     February 4, 1999                   By:/s/ Christopher Tennant
                                             Christopher Tennant,
                                             President and Chief Executive
                                             Officer


Date:     February 4, 1999                   /s/ Christopher Tennant
                                             Christopher Tennant


Date:     February 4, 1999                   /s/ Paul R. Dupee, Jr.
                                             Paul R. Dupee, Jr.


Date:     February 4, 1999                   /s/ David Harland
                                             David Harland


Date:     February 4, 1999                   /s/ Richard Hambro
                                             Richard Hambro


Date:     February 4, 1999                   /s/ James G. Niven
                                             James G. Niven


Date:     February 4, 1999                   /s/ Nigel D. Pilkington
                                             Nigel D. Pilkington


                                             Consulta Smaller Companies
                                             Fund Limited


Date:     February 4, 1999                   By:/s/ Barry Carroll
                                             Name: Barry Carroll
                                             Title: Director

                       EXHIBIT INDEX


EXHIBIT           DESCRIPTION
                                                           PAGE


(a)     Not Applicable

(b)(1)  Draft opinion of Collins Stewart Ltd.

    (2) Memorandum of Collins Stewart Ltd.

(c)     Letter agreement dated July 21, 1998 with Collins Stewart Ltd.*

(d)     Preliminary Information Statement

(e)     Not Applicable

(f)     Not Applicable


_______________________

* Previously filed with Rule 13E-3 Transaction Statement
  (Amendment No. 2).

EXHIBIT (b)(1)

  Attn. Christopher Tennant Esq.
  The Directors
  Lynton Group, Inc.
  Denham Airport
  Hangar Road
  Uxbridge
  Middlesex  UB9 5DF
                                     February   , 1998

  Dear Sirs,

  Lynton Group, Inc. - Fairness of the cash consideration to be paid for fractional interests in shares of the Company as a result of the proposed reverse stock split.

  We understand that the Board of Directors of Lynton Group, Inc. ("the Company") is to furnish shareholders of the Company with an information statement in connection with, amongst other proposals, a 1 for 2,000 reverse stock split which will result in a cash payment of $1.00 per share to holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the new common stock following of the Company the reverse stock split (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Company's Information Statement to be submitted to shareholders.

  Collins Stewart Limited ("Collins Stewart"), a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and broking services to currently over 60 retained corporate clients. Members of Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes. Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debenture offering, which was completed in September 1998 with the issue by the Company of additional 8% Subordinated Convertible Debentures due 31 December 2007 (the "Additional 8% Debentures"), and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8% Debentures to the value of $123,000 in consideration of its services as placing agent in respect of that issue. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what we perceive to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given. In the event that such issuance is effected, however, the engagement does provide for the payment to Collins Stewart of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

  You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the cash payment to shareholders under the Proposed Transaction. The Company determined the consideration to be received by shareholders, and we have only undertaken investigations of the Company and performed the procedures described below in order to render our opinion.

  In connection with rendering our opinion, we have, among other things, reviewed and analysed: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain publicly available information regarding the Company that we believe to be relevant in our inquiry, (3) financial and operating information with respect to the business operations of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from 1 January 1997 to the present, (5) information concerning convertible debentures and stock options recently issued by the Company,
  (6) publicly available information concerning certain other companies and transactions that we believe are comparable or otherwise relevant to our review, and (7) the prices and premiums paid in certain other transactions that we deem
  comparable or otherwise relevant to this transaction.   In
  addition, we have had discussions with the management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as we deemed appropriate. The management of the Company has assured us during these discussions that they are unaware of any facts that would make the information provided to us incomplete or misleading.

  In rendering this opinion, we have, with your consent, relied upon the accuracy and completeness, which we have not independently verified, of the publicly available information and all other information concerning the Company furnished to us, and other published information that we have reviewed. With respect to financial projections of the Company, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Company's management as to
  the future financial performance of the Company.   We have
  not made an independent appraisal or physical inspection of
  the assets or liabilities of the Company.   We have not been
  asked to consider nor express an opinion on any shareholder protection provisions contained in any legislation or regulation which may be applicable.

  In addition, it should be noted that the valuation derived for the Company's equity is based on its present financing arrangements. In our view, the current value of the Company's equity is significantly impacted by its current financing structure and the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of gearing as well as improving the marketability of the Company's shares. Further, we do not express an opinion as to whether the Proposed Transaction is the only or best course of action available to the Company to enable it to proceed with any intended capital restructuring which may or may not result in an increase in the value per share in the Company.

  Based on our analysis of the foregoing and of such other factors as we have considered necessary for the purpose of this opinion, and in reliance on the accuracy and completeness of the information furnished to us by the Company, it is our opinion, as of the date hereof, that the cash price to be paid in the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

  Yours faithfully,



  Collins Stewart Limited

EXHIBIT (b)(2)

                           MEMORANDUM

LYNTON GROUP, INC. - FAIRNESS OF THE CASH CONSIDERATION TO BE PAID FOR FRACTIONAL INTERESTS IN SHARES OF THE COMPANY AS A RESULT OF THE PROPOSED REVERSE STOCK SPLIT.


Introduction

This memorandum, which summarises the procedures undertaken in reaching an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid for fractional interests in shares of the Lynton Group, Inc. ("the Company" or "Lynton") as a result of the proposed reverse stock split, should be read in conjunction with our letter of opinion to the Directors of the Company dated * February 1999.

This memorandum has been prepared by Collins Stewart for the exclusive confidential use by the Directors of the Company and may not be published, quoted, referred to, used or relied upon by any other person or persons without our express prior written consent, in accordance with our engagement letter dated 5 November 1998. The standard terms and conditions of business contained in the aforementioned engagement letter apply.

Overview of the Company

The Company is a Delaware corporation organised in 1971. The Company performs aviation services and sales for an international list of clients from its primary bases in the New York and London areas. Services provided by the Company include the management, charter, maintenance, hangarage and refuelling of corporate helicopters and fixed wing aircraft. The Company also sells aircraft and provides brokerage services to customers located in markets throughout the world.

The Company's activities are classified under four divisions: Flight Operations (management and charter), Maintenance, Fixed Base Operations (hangarage and refuelling), and Aircraft Sales.

The Company's operations as at its latest year end, 30 September 1998, consisted of Lynton Jet Centre, Inc. ("Jet Centre"), Ramapo Helicopters, Inc. ("Ramapo") and Lynstar Aviation, Inc. ("Lynstar") in the US and Lynton Aviation Limited ("LAL"), European Helicopters Limited ("EHL"), Magec Aviation Limited ("Magec") and Air Hanson Limited ("Air Hanson") in the UK.

JET CENTRE is an aviation fixed base operation ("FBO") at the Morristown Municipal Airport, Morristown , New Jersey, which provides hangarage and refuelling of aircraft primarily for corporate clients, as well as refuelling for transient customers stopping at the facility.

RAMAPO is licensed by the Federal Aviation Authority as a repair station entitled to maintain, overhaul and repair helicopters with a gross weight under 12,500lbs and King-Air fixed wings manufactured by Beechcraft.

LYNSTAR performs aircraft charter and management services, which involves the Company contracting to staff an aircraft with a crew, arrange for its maintenance and chartering the aircraft to outside customers.

LAL similarly performs aircraft charter and management services.

EHL, based at Denham Airport, Middlesex, is licensed by the Civil Aviaition Authority as a repair station entitled to maintain, overhaul and repair helicopters.

MAGEC operates an FBO from its own exclusive facility at Luton Airport, London and also provides aircraft charter and management services and maintenance services.

AIR HANSON, based at Blackbushe Airport, London, provides aircraft charter and management services and maintenance services.

Additionally, we are aware that the Company is currently negotiating the acquisition of another US charter and management company. The expected consideration for this acquisition is c.US$100,000 and is likely to complete during 1999, though no assurance can be given that such acquisition will be consummated.

Current and Historical Market Prices

SHARE PURCHASES

Based on details provided to us by the Company of reported trades since 1 January 1997, the bid price for shares in the Company since that date to the date of this report has ranged from a low of $0.125 to a high of $1.75 per share. The price of $1.75 was reported on 13 October 1997; 8 other trades were reported in October 1997, 2 at $1.6875, 5 at $1.00 and one at $0.75.

There were only 5 reported trades between January and September 1997, which were all at or below a price of $0.75, and since October 1997 there have only been 4 reported trades, one in December 1997 at a price of $1.00, one in January 1998 at $0.50, one in July 1998 at $0.50 and the latest trades being on 15 December 1998 at $0.25 and on 22 January 1999 at $.0625.

The above history of reported transactions indicates that a value in excess of $1.00 would not be expected to be offered for shares in the Company, particularly given current stock market conditions for smaller companies which have deteriorated significantly since the first half of 1998. The Directors of the Company are not aware of any bids for stock currently in the market at a value of $1.00 or above.

The history of only 19 reported transactions in the last 22 months indicates a lack of liquidity in the Company's shares. The liquidity of the Company's shares has been virtually non-existent since October 1997, which has been contributed to by the considerable financial risk attached to the Company following the high level of gearing taken on by the Company on the acquisition of Magec in December 1997 (discussed later).

We note that whilst the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure, at present no assurance exists that any proposed equity fundraising could be successfully achieved.

8% SUBORDINATED CONVERTIBLE DEBENTURES DUE 31 DECEMBER 2007

In September 1998, the Company issued to certain non-affiliated institutional investors debentures to the value of $4,623,000. These debentures are convertible into shares in the Company at an initial conversion ratio of $1.35 per share until 30 June 1999; $1.25 during July 1999; and then decreasing monthly thereafter by $0.05 per month until 1 December 1999, after which the ratio will be $1.00 per share.

As is usual with convertible loan stock, these debentures were issued with a conversion price in excess of that which the Directors of the Company believed to be the value of the underlying shares. This is usual where the debentures carry benefits in terms of income and security in comparison with the Company's shares; in respect to these debentures:

 * the debentures yield an 8% (fixed rate) coupon semi-annually, which itself is 300 basis points above the current 6 month US$ LIBOR;
 * the Company's shares currently yield no dividend and the Company has no stated or intended dividend policy; and
 * the debentures rank in front of the Company's shares in terms of security.

Since the debentures were marketed in August 1998 market conditions for smaller companies and for fundraisings in particular have deteriorated. If the issue were to be attempted in current markets we would expect non-affiliated institutional investors to assign a lower value to the Company's shares in assessing their interest in the debenture than they would have done in August 1998.

Whilst the conversion ratio attached to the debentures is initially $1.35, this drops to $1.00 after December 1999. Due to the hybrid nature of the debenture and the lack of marketability of the Company's shares it is not possible to draw pricing comparisons with conventional, traded convertible loan stock. However, given the conversion ratios attached to the debenture, the comparative yields on the debentures and the Company's shares and current market conditions for smaller companies and fundraisings, we are of the view that non-affiliated institutional investors in the debentures would currently assign a value to the Company's shares below $1.00.

An earlier issue of 8% Subordinated Convertible Debentures took place in December 1997, raising $5,816,000 from unaffiliated investors as well as certain directors and affiliated shareholders. These debentures were issued with a conversion ratio of $1.00 per share.

Other transactions

During 1997 the four holders of the Company's then outstanding Series C Convertible Preferred Stock agreed to convert into shares in the Company at a rate of $0.49 per share. Also, two holders of the Company's 10% Subordinated Convertible Debentures due 31 December 1998 agreed to convert into shares in the Company at a rate of $0.33 per share.

STOCK OPTIONS

The Company has issued the following stock options conferring rights to acquire shares at the following prices:

                                 No. of  shares       Exercise price ($)
Christopher Tennant              640,000                  0.5
                                 200,000                  1.0
Ian Borrowdale                    32,000                  0.5
Steve Borrowdale                  32,000                  0.5
Consulta SpecialFunds Ltd
 (Nigel Pilkington)              250,000                  1.0
David Harland                    500,000                  1.0

Of these, the last stock options issued were those with an exercise price of $1.00 which were issued on 1 February 1998. This exercise price reflected the value per share which the Directors considered to be fair at that time.

Net Book Value / Liquidation Value

The Company's net asset value per share as at 30 September 1998 and 30 September 1997 are analysed as follows:

                                    30 Sept 1998  30 Sept 1997
                                       $'000          $'000
Net assets                            4,870,573     4,523,860

Nets assets per share                    $0.76         $0.71
Based on outstanding shares of        6,394,872

The liquidation value of the Company would normally be expected to be less than the value of the Company's net assets as valued on a going concern basis. The value realised by the Company on a liquidation would also be reduced by the expenses which would be incurred by the Company if it attempted to liquidate its assets.

Going Concern Value

The current value of the Company's equity is significantly impacted by its current financing structure. The Company has been expanded considerably since prior to its acquisition of Magec in December 1997, with the acquisition of Magec and Air Hanson all funded with bank financing and the issue of debt instruments, and with no further issues of shares in the Company.

The net debt position of the Company is analysed as followed:

                                   30 Sept 1998          30 Sept 1997
                                   $                     $

Long term debt                     31,303,024            13,950,196
Convertible debentures             11,439,499               795,000
Capital lease obligations             110,515               107,551
                                   42,853,038            14,852,747
Cash                               (3,095,662)             (726,645)
Aircraft held for resale,
 net of debt                       (5,150,000)           (1,870,233)
                                   34,607,376            12,255,869

Magec was acquired for $30.29 million, with funding arranged at the time of the acquisition totalling $30.17million, consisting of bank financing of $21.34 million, 12% promissory notes due 23 December 1999 of $1.66 million, a non-interest bearing loan of $1.35 million and 8% subordinated convertible debentures to the amount of $5.82 million.

Air Hanson which was acquired in September 1998 for <pound-sterling>80,000 with an additional $4.2 million being paid for the two aircraft owned by Air Hanson at completion. At completion, 8% subordinated convertible debentures to the amount of $4.5 million were issued to fund the acquisition of Air Hanson and its aircraft, along with $123,000 of similar debentures in respect of placing commissions. Also at that time a $2.5 million facility with Bank of Scotland was arranged, which has currently been applied to temporarily reducing certain other of the Company's borrowings.

As a consequence of the above, the Company's net debt gearing ratio as at 30 September 1998 was 711%. Given this exceptionally high level of gearing, a valuation of the Company based on net earnings is not appropriate; we believe a valuation based on enterprise value to EBITDA is a more reliable indicator in this instance. Further it should be noted that the valuation derived for the Company's equity given its present high levels of debt could be substantially different to that following any potential restructuring of the Company's financing arrangements.

Following discussions with the Directors of the Company, we decided not to pursue a discounted cash flow valuation of the Company, as such an analysis produced unreliable valuations of the Company's equity given the extremely high discount rate which we believed should be applied because of the financial risk attached to the Company given its current high levels of debt.

The following is a summary of Lynton's historic and forecast results:

                                1997           1998              1999
                              Audited         Audited          Forecast
                               $'000           $'000            $'000
Net revenue                   25,585          46,926            64,118
Gross profit                   6,356          10,798            15,443
EBITDA                         3,340           5,070             7,590


COMPARABLE COMPANIES / SECTORS

There appears to be just one company listed on a North American or European stock exchange which has an FBO or aircraft charter and management business as a significant part of its activities. This company is Mercury Air Group, Inc. ("Mercury"), which is principally involved in international aviation fuel sales and service, air cargo services, as well as FBOs.

The following table provides comparative value indicators for the Company based on the Company's and Mercury's historic figures, given a value of $1 per share in the Company:

Company       Equity       Enterprise          Sales         EBITDA
Year end                   Value (1)           Value         Margin
             ($)           ($)                 ($)            ($)
MERCURY       56.1m        101.7m              190.5m      20.0m
30/06/98                                                   10.5%

LYNTON         6.4m         41.0m               46.9m       5.1m
30/09/98                                                   10.8%


Company           EV as a                     Equity value as
Year end          multiple of:                a multiple of:

                 Sales       EBITDA           Book         P/E (2)
MERCURY           0.5x        5.1x            2.4x         10.2x
30/06/98

LYNTON            0.9x        0.9x            1.3x         50.0x
30/09/98

(1) Mercury's share price and shares in issue as at 18/1/99
(2) EPS figures are adjusted for exceptional and extraordinary items
(3) Sources: Company filings

The above analysis suggests that assigning a value of $1 to the Company's shares produces a relatively high EV / historic EBITDA multiple when compared to Mercury.

Despite the fact that Mercury's FBO business accounted for only approximately 10% of its overall gross margin, its growth and operating profile is not dissimilar to that of the Company's. Mercury has exhibited consistent growth between 1992 and 1997, and whilst turnover and net income in the year to 30 June 1998 declined by 15% and 31% respectively compared to the previous year, Mercury has since reported record trading results for the first half of its 1998 financial year. Mercury's share price has outperformed its nominal peer group on Nasdaq, the Nasdaq Transportation Index throughout the last 12 months.

Other sectors which we have determined could offer companies with comparable activities to those of the Company are airlines, regional airlines, airports, airport and airline services, transportation, and business services. However, there are no airline, regional airline, airport or airport and airline services companies listed on Nasdaq which are comparable with the Company in terms of size, all such companies being substantially larger than the Company. Of the remainder of potential comparable companies involved in transportation or business services we believe that there is too diverse a collection of companies to allow for any meaningful comparisons to be made.

Limited information appears to be available on Nasdaq-listed companies on a sectorial basis. The only relevant indicator we have identified (sourced directly from Nasdaq) for those companies which constitute the Nasdaq Transportation Index is a price / earnings ratio, based on annual returns as at 30 September 1998, of 11.5. Given an aggregate US corporate tax rate of 40%, this ratio implies a historic price / pre-tax earnings multiple of 6.9 and an EV/ historic EBITDA multiple of an even lower figure. This would seem to support the view that a value per share of $1.00 produces a relatively high EV for the Company based on its historic EBITDA.

Given that the majority of the Company's revenues are now generated in the UK, we have further identified price / prospective earnings ratios for certain sectors for companies on the London Stock Exchange as other potentially relevant indicators, as no similar ratios were identifiable for Nasdaq listed companies. Set out below is an analysis of consensus earnings forecasts for the next 12 months for the following sectors (Source: Hemmington Scott Company REFS, December 1998):

SECTOR                Median Prospective P/E   Implied        Median Prospective
                           ratio               Prospective    P/E growth rate
                                               P/EBT ratio*

FTSE Small Cap. co's     8.9                     6.1              10.9%
FTSE Transport           9.5                     6.6              10.2%
FTSE Support Services   11.1                     7.7              22.9%

    * IMPLIED PROSPECTIVE P/EBT RATIO BASED ON CORPORATE TAX RATE OF 31%

The above implied prospective P/EBT ratios would be higher than the respective prospective EV/EBITDA multiples for each sector. Whilst support services may more accurately encompass the key driver of the Company's business, being the provision of a high-quality service to corporate clients, the prospective earnings growth rate for this sector as a whole is in excess of that forecast for the Company. The earnings growth rates forecast for the small cap. companies and transport sectors are more comparable to those of the Company and accordingly the implied prospective multiples for these sectors appear more applicable.

The following table sets out EV / prospective EBITDA multiples for the Company based on a value per share of $1.00, the Company's trading forecasts and the Company's debt levels at 30 September 1998:

Forecast (1999) EBITDA ($'000)                  7,592

Equity value ($'000)                            6,395
Net debt as at 30 Sept 1998 ($'000)            34,607
                                               41,002

EV/EBITDA multiples                              5.40

SOURCE: COMPANY RETURNS / MANAGEMENT FORECASTS

The above prospective EBITDA multiple is comparable to the implied price / prospective pre-tax earnings multiples for the FTSE Small Cap. co's and the FTSE Transportation sectors of 6.1 and 6.6 respectively. Given the financial risk attached to the Company we believes this provides further support for the value per share of $1.00 being a fair value.

COMPARABLE TRANSACTIONS

Whilst there have been a number of acquisitions of FBO and related companies in recent years, such as the acquisition of Executive Jet, Inc. in July 1998, there are no comparable transactions for which we have obtained adequate details to allow for any worthwhile analysis.

A company which operates FBO's principally in the US, AMR Combs, was sold in December 1998. Whilst it is not strictly comparable with Lynton because it is a substantially larger business we have considered the valuation indicators suggested by this transaction. AMR Combs was acquired by BBA Group PLC for a price of $170 million.

Set out below is an analysis of the exit EBITDA multiples for this transaction:

                                          1997A        1998E    1999F

EBITDA - year ended 31 December ($'000):  18,116      19,128    20,249

Implied EV / EBITDA multiples               9.38        8.89      8.40

Source: CSFB Information Memorandum

AMR Combs' exit valuation / 1998 EBITDA multiple of 8.9 compares to Lynton's EV / historic EBITDA multiple of 8.1, given a value per share of $1.00. Given that AMR Combs is a substantially larger operation than Lynton and that current market conditions indicate that there is a significant valuation premium being attributed by investors and companies on scale of operation, these comparable multiples suggest that a value of $1 per share produces a relatively high EV / historic EBITDA for Lynton.

Despite the fact that the valuation multiple placed on AMR Combs' forecast (1999F) earnings of 8.4 is significantly higher than Lynton's EV/forecast EBITDA multiple of 5.4, given a value of $1.00 per share, the view that a value of $1 per share is a fair value for Lynton's shares remains reasonable for the following reasons:

1. the relative uncertainty of Lynton's forecast earnings as opposed to AMR Combs, given their respective earnings trends, would suggest a lower valuation multiple be attached to Lynton's forecast results;

2. we believe that the financial risk attached to Lynton given its current financing structure should be discounted from any valuation multiple of Lynton's forecast results; and

3. again, we believe a valuation premium is applicable to AMR Combs compared to Lynton because of its significantly larger scale of operation.; and

4. there is a difference in the business mix between the two group's: aircraft sales account for approximately 10% of Lynton's total gross profits, compared to only 5% for AMR Combs, and generate a gross profit margin of approximately 60%, compared to approximately 15% for AMR Combs. Due to the uncertainty of Lynton being able to consistently achieve such returns on aircraft sales, we would expect a much lower valuation multiple to be applied to these earnings.

In summary, the AMR Combs transaction provides further support for our view that $1 per share in Lynton is a fair value from a financial point of view.

The Directors of the Company have stated that no firm offers have been received in the last eighteen months. We are aware that the Company has on occasion been in discussion with other companies operating within the industry in relation to possible offers, but The Directors of the Company have stated that these discussions have not progressed beyond initial stages.

Conclusion

Our analysis of the history of reported transactions indicates that a value in excess of $1.00 would not be expected to be offered for shares in the Company, particularly given current stock market conditions for smaller companies.

The 8% Subordinated Convertible Debentures due 31 December 2007 issued by the Company in September 1998 to certain non-affiliated institutional investors have an initial conversion ratio of $1.35 per share decreasing to $1.00 per share at and after 1 December 1999. Given the conversion ratios attached to these debentures, the comparative yields on the debentures and the Company's shares, and current market conditions for smaller companies and fund raisings, we are of the view that non-affiliated institutional investors in the debentures would currently assign a value to the Company's shares below $1.00.

A fair value of $1.00 or less is further indicated by the analysis of other transactions in equity-related instruments in 1997 and of the exercise prices attached to stock options issued by the Company.

As at 30 September 1998, the Company had a net asset value per share of $0.76. We believe the liquidation value of the Company would be less than the value of the Company's net assets as reflected in this net asset value per share.

Given the Company's significant level of gearing, we believe an analysis of enterprise value to EBITDA is the most reliable indicator of a valuation for the Company on a going-concern, earnings basis.

A comparison of EV / historic EBITDA for the Company and Mercury, the one company listed on a North American exchange which has an FBO or aircraft charter and management business as a significant part of its activities, suggests that assigning a value of $1 to the Company's shares produces a relatively high EV / historic EBITDA multiple for Lynton compared to Mercury. This result is supported by a derived multiple for the Nasdaq Transportation Index. An analysis of the Company's forecast EBITDA against implied EV / prospective EBITDA multiples for FTSE Small Cap. co's and the FTSE Transportation sectors supported a value per share of $1.00 being a fair value.

Whilst there are no strictly comparable transactions for which we have obtained adequate details to allow for any worthwhile analysis, we reviewed the recent disposal of AMR Combs, a substantially larger FBO operator. AMR Combs' exit valuation / historic EBITDA multiple of 8.9 compares to Lynton's EV / historic EBITDA multiple of 8.1, given a value per share of $1.00. Given that AMR Combs is a substantially larger operation than Lynton and that current market conditions indicate that there is a significant valuation premium being attributed by investors and companies on scale of operation, these comparable multiples suggest that a value of $1 per share produces a relatively high EV / historic EBITDA for Lynton.

A valuation comparison based on Lynton's and AMR Combs' forecast earnings produced a distorted result as it does not reflect the following: the relative uncertainty of Lynton's forecast earnings as opposed to AMR Combs, given their respective earnings trends, the financial risk attached to Lynton given its current financing structure, the valuation premium applicable to AMR Combs compared to Lynton because of its significantly larger scale of operation, and the difference in the level of margin generated on aircraft sales between the two groups, all of which would suggest a lower valuation multiple be attached to Lynton's forecast results.

The going concern valuation is limited by the lack of comparable listed companies and the lack of details disclosed in relation to recent transactions involving comparable companies. The ability to value the Company is further complicated by its high gearing levels which make comparisons with other available indicators, such as price to sales, inappropriate.

As mentioned previously, the current value of the Company's equity is significantly impacted by its current financing structure and the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure. In addition, it should be noted that the valuation derived for the Company's equity is based on its present financing arrangements.

Based on our analysis of the foregoing and of such other factors as we have considered necessary for the purpose of this opinion, and in reliance on the accuracy and completeness of the information furnished to us by the Company, it is our opinion, as of the date hereof, that the cash price of $1.00 to be paid in the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

EXHIBIT (d)


                               LYNTON GROUP, INC.
                                9 Airport Road
                         Morristown Municipal Airport
                         Morristown, New Jersey 07960



                                                     _________________, 1999

Dear Stockholder:

        The enclosed Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders.

        The proposals, subject of the enclosed Information Statement, are as follows: (1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

        If the proposed Reverse Stock Split is effected, the Company expects to have fewer than 300 stockholders and will therefore cease the filing of certain reports with the Securities and Exchange Commission.

        THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS.

        Paul R. Dupee, Jr, Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Smaller Companies Fund Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured.

                                         On behalf of the Board of Directors,


                                         PAUL R. DUPEE, JR.
                                         Chairman of the Board


        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ________________


                     PLEASE DO NOT SEND IN ANY CERTIFICATES
                          FOR YOUR SHARES AT THIS TIME.

                                LYNTON GROUP, INC.
                                 9 Airport Road
                          Morristown Municipal Airport
                          Morristown, New Jersey 07960

                              INFORMATION STATEMENT
                CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

                         _____________________________


        This Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders. This Information Statement is first being mailed to stockholders of the Company on or about _______________, 1999.

        The proposals, subject of this Information Statement, are as follows:

        (1) A proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and

        (2) A proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

        The principal executive office of the Company is located at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960. The telephone number of the principal executive office of the Company is (973) 292-9000.

                          _________________________________

                          WE ARE NOT ASKING YOU FOR A PROXY
                   AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                The date of this Information Statement is ______________, 1999

                                 TABLE OF CONTENTS
                                                                     Page
Summary                                                              3
        Written Action                                               3
        Purpose of this Information Statement                        3
        Exchange of Certificates and Payment
         for Fractional Shares of New Common Stock                   4
        Recommendation of the Board of Directors;
         Fairness of the Reverse Stock Split                         4
        Opinion of Collins Stewart                                   4
        Financing of the Reverse Stock Split                         4
        Conduct of the Company's Business After the Reverse
        Stock Split; Possible Change in Legal Domicile of
        the Company;
         Possible Listing on the London Stock Exchange               4
        Reasons for the Reverse Stock Split                          4
        Current Business of the Company                              5
        Federal Income Tax Consequences                              5
        Consents; Consents Required                                  5
        Appraisal Rights; Escheat Laws                               5
        Selected Historical Financial Data of the Company            5
General Information                                                  6
Proposed Increase in the Company's Authorized Shares
of Common Stock                                                      6
Proposed Reverse Stock Split and Recapitalization of the
Common Stock and Preferred Stock                                     9
Special Factors                                                      10
        Background of the Proposed Reverse Stock Split               10
        Reasons for the Reverse Stock Split                          14
        Recommendation of the Board of Directors;
         Fairness of the Reverse Stock Split                         15
        Opinion of Collins Stewart                                   19
        Interests of Certain Persons and Potential
        Conflicts of Interest                                        25
        Conduct of the Company's Business After the
        Reverse Stock Split;
         Possible Change in Legal Domicile of the Company;
         Possible Listing on the London Stock Exchange               25
        Federal Income Tax Consequences                              27
        Appraisal Rights; Escheat Laws                               28
        Exchange of Certificates and Payment
         for Fractional Shares of New Common Stock                   28
Financing of the Reverse Stock Split                                 29
Principal Stockholders and Security Ownership of Management          29
Management of the Company                                            30
Information Concerning Certain Affiliates of the Company             32
Certain Relationships and Related Transactions                       33
Selected Historical Financial Data of the Company                    35
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                           36
Market for the Common Stock; Dividends                               47
Stockholder Proposals                                                48
Expenses                                                             48
Incorporation by Reference                                           49
Additional Information                                               49
Annex A:  Financial Statements                                       F-1
Annex B:  Opinion of Collins Stewart                                 B-1




                                     SUMMARY

        The following is a summary of certain information contained in this
Information Statement.   It is not intended to be a complete explanation of all
the matters which it covers, and much of the information contained in this Information Statement is not covered by this summary. The information contained in this summary is qualified in all respects by reference to the detailed discussion of these matters contained elsewhere in this Information Statement. Stockholders are urged to read this Information Statement, including the annexes, in its entirety.

        This Information Statement contains certain forward-looking statements that are based upon the beliefs and assumptions of, and information available to, the management of the Company at the time such statements are made. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the Company. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Written Action

        This Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the matters set forth herein. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders.

Purpose of this Information Statement

        The proposals, subject of this Information Statement, are as follows:
(1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

Exchange of Certificates and Payment for Fractional Shares of New Common Stock

        Following the Reverse Stock Split, if approved, each two thousand (2,000) shares of Common Stock, with a par value of $0.30 each, of the Company issued and outstanding immediately prior to the filing of the Reverse Stock Split Amendment shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.30 each, of the Company. No scrip or fractional shares will be issued by reason of the Reverse Stock Split. To the extent that the Reverse Stock Split results in any stockholder owning less than a single full share of the Common Stock, the Company will pay cash for each such fractional share in an amount equal to the appropriate fraction of $1.00 per whole share. To the extent that the Reverse Stock Split results in fractional shares held by stockholders who own one or more full shares of Common Stock by reason thereof, such fractional shares will be rounded up or down to the nearest full share. See "Special Factors - Exchange of Certificates and Payment for Fractional Shares of New Common Stock".

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT

        The Board of Directors believes that the cash payment of $1.00 per share of currently outstanding Common Stock in lieu of the issuance of fractional shares of New Common Stock represents a price that is fair both to
the Company and to its stockholders.   See "Special Factors - Recommendation of
the Board of Directors; Fairness of the Reverse Stock Split".

OPINION OF COLLINS STEWART

        Collins Stewart Ltd. ("Collins Stewart") was retained by the Board to provide an opinion to the Board as to the fairness of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split. Collins Stewart has advised the Board that the $1.00 per share cash price to be paid in lieu of the issuance of fractional shares of New Common Stock pursuant to the Reverse Stock Split is fair from a financial point of view. See "Special Factors - Opinion of Collins Stewart".

FINANCING OF THE REVERSE STOCK SPLIT

        The Board estimates that the total cost to be incurred by the Company in the Reverse Stock Split for payment of fractional share interests, including transactional expenses of approximately $125,000, will be approximately $415,000. The Company intends to finance the transaction from current working capital. See "Financing of the Reverse Stock Split".

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

        If the proposed Reverse Stock Split is effected, the Company intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Thereafter, the Company will cease the filing of periodic reports, proxy statements and other reports and documents otherwise required to be filed with the Securities and Exchange Commission (the "SEC"). See "Special Factors - Reasons for the Reverse Stock Split," and "Special Factors - Conduct of the Company's Business After the Reverse Stock Split."

REASONS FOR THE REVERSE STOCK SPLIT

        The Board of Directors determined to propose the Reverse Stock Split because the Board believes that it was an opportune time to enable the vast majority of stockholders to dispose of their shares at a substantial premium over historical market prices with no transactional costs. The Board also believes that neither the Company nor its stockholders derive any material benefit from the continued registration of the Common Stock under the 1934 Act and that the monetary expense and burden to management of continued registration significantly outweighs any material benefit that may be received by the Company or its stockholders as a result of such registration. See "Special Factors - Reasons for the Reverse Stock Split."

CURRENT BUSINESS OF THE COMPANY

        The Company, operating from its primary bases in the New York and London metropolitan regions, performs aviation sales and services for an international list of customers. Services provided by the Company include the management, charter, maintenance, hangarage and refueling of corporate helicopters and fixed wing aircraft. In addition, the Company's sales operations perform aircraft sales and brokerage services to customers located in markets throughout the world. See "Special Factors - Background of the Proposed Reverse Stock Split" and "Special Factors - Reasons for the Reverse Stock Split".

FEDERAL INCOME TAX CONSEQUENCES

        The receipt of New Common Stock in exchange for presently outstanding Common Stock will not result in recognition of gain or loss to the stockholder. The receipt of cash by a stockholder pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. See "Special Factors
- Federal Income Tax Consequences."

CONSENTS; CONSENTS REQUIRED

        Approval of the matters set forth herein requires the consent of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon. Paul R. Dupee, Jr., Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Smaller Companies Fund Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured. See "General Information".

APPRAISAL RIGHTS; ESCHEAT LAWS

        Pursuant to Delaware General Corporation Law, there will be no appraisal rights for dissenting stockholders if the Reverse Stock Split is approved. Under state escheat laws, any cash for fractional interests not claimed by the stockholder entitled to it may escheat to, and be claimed by,
various states.   See "Special Factors - Appraisal Rights; Escheat Laws."

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

        See "Selected Historical Financial Data of the Company" and "Financial Statements of the Company" attached hereto as Annex A.


                               GENERAL INFORMATION

        Section 228 of the General Corporation Law of the State of Delaware states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The Company's Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent.

        The Board has fixed the close of business on _____________, 1999 as the record date for the determination of stockholders entitled to receive notice of, and consent to, the matters set forth herein (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to consent to the matters set forth herein. On the Record Date, the Company had outstanding 6,394,872 shares of Common Stock, par value $.30 per share (the "Common Stock") which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote.

        Paul R. Dupee, Jr., Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Smaller Companies Fund Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured.


                        PROPOSED INCREASE IN THE COMPANY'S
                        AUTHORIZED SHARES OF COMMON STOCK

                                    PROPOSAL 1

        The Board of Directors has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation of the Company for the purpose of increasing the number of authorized shares of Common Stock of the Company from 10,000,000 to 25,000,000 (the "Capitalization Amendment") in order to allow (i) the holders of the Company's 8.0% Debentures issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock; and (iii) the holders of the Company's Additional 8.0% Debentures issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock.

        The Certificate of Incorporation presently authorizes the Company to issue 10,000,000 shares of Common Stock and 3,000,000 shares of Preferred
Stock.   As of the date hereof, there are 6,394,872 shares of Common Stock and no shares of Preferred Stock outstanding. Also, 125,000 shares of Common Stock are reserved for issuance pursuant to warrants issued to the placement agent of the 10% Debentures, 1,660,668 shares of Common Stock are reserved for issuance pursuant to options previously granted to executive officers, directors, key employees and affiliates of the Company and 243,332 shares of Common Stock are reserved for issuance for future grants under the 1993 Plan. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company has 1,576,128 shares of Common Stock remaining available.

        Accordingly, the Company must increase the number of its authorized shares of Common Stock in order to allow (i) the holders of the 8.0% Debentures to exercise their right to convert such Debentures into Common Stock (up to an aggregate of 5,816,000 shares), and (ii) the holders of the Additional 8.0% Debentures to exercise their right to convert such Debentures into Common Stock (up to an aggregate of 4,623,000 shares). Stockholders should note that the Company is not seeking stockholder approval of the issuances of the 8.0% Debentures and the Additional 8.0% Debentures insofar that such issuances have
already been completed.   In addition, the Company must have sufficient number
of shares of Common Stock authorized and available for issuance in order to issue additional shares which the holders of the 8.0% Debentures and the Additional 8.0% Debentures may be entitled to receive as the result of any PIK Interest (as hereinafter defined).

        In connection therewith, stockholders should note that the 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 and December 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock.

        With regard to the Additional 8.0% Debentures issued in September 1998, stockholders should note that the Additional 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on December 31, 1998. However, (i) in the event the Company provides any holder of the Additional 8.0% Debentures with a notice of redemption (which as provided in the Additional 8.0% Debentures can be no sooner than June 1, 2000) and such redemption is rejected by the holder thereof, then and in such event, in lieu of paying interest in cash for any interest payment date occurring thereafter, or (ii) if at any other time, and at least 30 days prior to any interest payment date, a holder provides the Company with a written request that interest due to the holder for such interest payment date be paid in the form of PIK Interest, then, the Company may, at its sole option, with regard to the preceding clauses (i) or (ii), whichever is applicable, pay PIK Interest for any such interest payment date whereupon any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. No holder has as of this date requested PIK Interest in lieu of cash interest with regard to the Additional 8.0% Debentures.

        The 8.0% Debentures are convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at a conversion ratio of $1.00 per share. The Additional 8.0% Debentures are also convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at conversion ratios starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999;
and then decreasing monthly thereafter by $.05 per month until December 1, 1999 whereupon the conversion ratio shall thereafter be $1.00 per share. The conversion ratios provided above shall be subject to adjustment upon the occurrence of certain events as provided in the 8.0%Debentures and the Additional 8.0% Debentures. In addition, the 8.0% Debentures and the Additional 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of the Common Stock of the Company, or any successor, become listed on The London Stock Exchange. See "Special Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange".

        Certain existing principal stockholders of the Company own a significant majority of the 8.0% Debentures as follows: Paul R. Dupee, Jr. who is Chairman of the Board and a director of the Company, owns $1,306,240 principal amount of the 8.0% Debentures; James G. Niven, a director of the Company, owns $200,000 principal amount of the 8.0% Debentures; J.O. Hambro Investments Ltd., which Richard Hambro, a director of the Company, may be deemed to control, owns $299,520 principal amount of the Debentures; Task Holdings Limited owns $798,720 principal amount of the 8.0% Debentures; and Consulta Smaller Companies Fund Limited owns $1,938,560 principal amount of the 8.0% Debentures, which in the aggregate represents approximately 78.0% of the outstanding 8.0% Debentures. Assuming approval of the Capitalization Amendment, Mr. Dupee will be entitled to convert his 8.0% Debentures into 1,306,240 shares of Common Stock; Mr. Niven will be entitled to convert his 8.0% Debentures into 200,000 shares of Common Stock; J.O. Hambro Investments Ltd. will be entitled to convert its 8.0% Debentures into 299,520 shares of Common Stock; Task Holdings Limited will be entitled to convert its 8.0% Debentures into 798,720 shares of Common Stock; and Consulta Smaller Companies Fund Limited will be entitled to convert its 8.0% Debentures into 1,938,560 shares of Common Stock, which in the aggregate represents up to 4,543,040 shares of Common Stock of the Company (or up to approximately 2,272 shares in the event the Reverse Stock Split is approved by the stockholders which will represent approximately 27.2% of the then outstanding shares of the Company's Common Stock assuming the conversion of all of the 8.0% Debentures and Additional 8.0% Debentures). The foregoing does not take into account any additional shares which may be issued upon conversion of the Debentures as a result of any PIK Interest. The Additional 8.0% Debentures are held by non-U.S. institutional investors, none of whom are affiliated with any principal stockholder, officer or director of the Company.

        Due to the foregoing reasons, the Board recommends the increase in the number of authorized shares of Common Stock to 25,000,000 shares. See "Proposed Reverse Stock Split and Recapitalization of the Common Stock and Preferred Stock" for information on the number of shares of Common Stock which will be authorized and issued, and reserved for issuance, following the Reverse Stock Split. At the present time, other than the possible issuances described herein, the Company has no current plans or arrangements to issue any additional shares of Common Stock. Authorization of such additional shares would permit the issuance at various times of shares which could be specifically adapted to a wide variety of circumstances, such as raising capital or making acquisitions. Shares of Common Stock would be issued only as, if, and when the Board of Directors believed the issuance to be in the best interests of the Company and its stockholders. No stockholder of the Company presently has, or would have, any preemptive rights relating to the future
issuance of any shares of Common Stock.   See also, however,  and "Special
Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange". The proposed Capitalization Amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company. Shares of Common Stock could be issued to persons or entities who would support the Board in opposing a takeover bid which the Board determines to be not in the best interests of the Company and its stockholders. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it may be utilized as a type of anti-takeover device.

        The text of the proposed Capitalization Amendment is as follows:

        That the first sentence of Article FOURTH of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

        "FOURTH: The total number of shares of stock which the Corporation shall issue is 28,000,000 of which 25,000,000 shares with a par value of $0.30 each shall be Common Stock and of which 3,000,000 shares with a par value of $0.01 each shall be Preferred Stock."

        The Board of Directors believes that authorization of the additional shares of Common Stock is in the best interests of the Company and its stockholders.


                 PROPOSED REVERSE STOCK SPLIT AND RECAPITALIZATION
                      OF THE COMMON STOCK AND PREFERRED STOCK

                                   PROPOSAL 2

        The Board of Directors has adopted a resolution, subject to stockholder approval, that the following be implemented after the effectiveness of the Capitalization Amendment (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 shares to 2,500 shares, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock. Although there are no shares of Preferred Stock currently outstanding, the Board believes the reduction in the number of authorized shares of Preferred Stock would be consistent with the reduction in the number of authorized shares of Common Stock.

        The purpose of the Reverse Stock Split Amendment is to make changes in the Certificate of Incorporation as a result of the Reverse Stock Split.
After the Reverse Stock Split, the number of outstanding shares of Common Stock will be reduced from 6,394,872 shares of Common Stock, par value $0.30 per share (the "Old Common Stock"), to approximately 3,100 shares of Common Stock, par value $0.30 per share (the "New Common Stock") which number of shares takes into account the elimination of approximately 280,000 shares of Old Common Stock held by approximately 490 stockholders.

        Following the Reverse Stock Split, the number of shares of Common Stock issuable upon exercise of any outstanding warrants and options issued by the Company or upon conversion of convertible debt instruments of the Company will be decreased to 1/2,000 of the number of shares otherwise issuable and the exercise price or conversion price per share of Common Stock thereof would be increased by a factor of 2,000. As a result, the number of shares reserved for issuance upon exercise or conversion of all outstanding convertible securities (including the 8.0% Debentures and the Additional 8.0% Debentures) will be reduced to an aggregate of approximately 6,234 shares of New Common Stock. See
"Proposed Increase in the Company's Authorized Shares of Common Stock".   In
this regard, the conversion ratio of the 8.0% Debentures and the Additional 8.0% Debentures will be adjusted by a factor of 2,000 in which event the 8.0% Debentures shall be convertible into up to 2,908 shares of the New Common Stock and the Additional 8.0% Debentures shall be convertible into up to 2,312 shares of the New Common Stock (which shall represent approximately 23.3% and 18.5%, respectively, of the then number of authorized shares of New Common Stock of the Company). The foregoing does not take into account any additional shares which may be issued upon conversion of the Debentures as a result of any PIK Interest. Upon conversion of the 8.0% Debentures and the Additional 8.0% Debentures, no fractional shares shall be issued and in place thereof, the Company shall pay the holder an amount in cash equal to the fair market value of the fractional share.

        The text of the Reverse Stock Split Amendment to the Certificate of Incorporation to recapitalize the Common Stock is as follows:

        That the first sentence of Article FOURTH of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

        "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 15,000 of which 12,500 shares with a par value of $0.30 each shall be Common Stock and of which 2,500 shares with a par value of $0.01 each shall be Preferred Stock.

        Upon the filing in the Office of the Secretary of the State of Delaware of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein, each two thousand (2,000) shares of Common Stock, with a par value of $0.30 each, of the Corporation issued and outstanding immediately prior to the filing of the Certificate of Amendment shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.30 each, of the Corporation. No scrip or fractional shares will be issued by reason of this amendment. To the extent that this amendment results in any stockholder owning less than a single full share of the Common Stock, the Corporation will pay cash for each such fractional share in an amount equal to the appropriate fraction of $1.00 per whole share. To the extent that this amendment results in fractional shares held by stockholders who own one or more full shares of Common Stock by reason of this amendment, such fractional shares will be rounded up or down to the nearest full share."


                                 SPECIAL FACTORS

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT

        The Company is a Delaware corporation organized in August 1971 under the name of Decair Corporation. Prior to May 1989, the Company's operations consisted primarily of performing helicopter maintenance, management and charter services entirely in the United States through two U.S. subsidiaries.

        Since 1989, the Company has changed substantially which has necessitated a reevaluation of its long-term business strategy. Presently, the Company, operating from its primary bases in the New York and London metropolitan regions, performs aviation sales and services for an international list of customers. Services provided by the Company include the management, charter, maintenance, hangarage and refueling of corporate helicopters and fixed wing aircraft. In addition, the Company's sales operations perform aircraft sales and brokerage services to customers located in markets throughout the world.

        In May 1989, the Company acquired (the "Limited Acquisition") all of the issued and outstanding shares of Lynton Group Limited, a company organized under the laws of England ("Limited"). Subsequent thereto, and in June 1989, the Company changed its name to Lynton Group, Inc. Limited, a London based company formed in 1984, is currently a holding company with four wholly-owned operating subsidiaries, Lynton Aviation Limited ("Aviation Limited"), European Helicopters Limited ("EHL"), Magec Aviation Limited ("Magec") which company was acquired in December 1997, and Air Hanson Limited ("Air Hanson"), which company was acquired in September 1998. Aviation Limited is primarily involved in the sale, management and charter of corporate helicopters and fixed wing aircraft; EHL is primarily involved in the rebuilding, sale and maintenance of corporate helicopters; Magec provides hangarage and refueling, charter, management, and maintenance services for corporate aircraft from its terminal at London Luton Airport located in the London, England metropolitan area; and Air Hanson, based at Blackbushe Airport in the United Kingdom, is primarily engaged in providing maintenance, sale and management of corporate turbine helicopters and fixed wing aircraft.

        In the United States, the Company, in August 1990, through its wholly owned subsidiary, Lynton Jet Centre, Inc. ("Lynton Jet Centre") formed for the purpose of such transaction, acquired substantially all of the assets of the Linpro Jet Centre (the "Jet Centre"), including its ground lease on a hangar facility located at the Morristown Municipal Airport, Morristown, New Jersey. The Jet Centre is a fixed base operation of approximately 132,000 square feet of hangar and office space, and provides hangarage and fueling services to corporate helicopters and fixed wing aircraft at the Morristown Municipal Airport. In February 1998, the Company, through Lynton Jet Centre, acquired substantially all the assets of Jet Systems, including its ground lease on a hangar facility, located at Morristown Municipal Airport, Morristown, New Jersey. Such purchase was intended to enable Lynton Jet Centre to provide additional fixed base operation facilities for corporate aircraft users of the Morristown Municipal Airport.

        Due to the foregoing changes, the Company has had since 1989 significant foreign operations and revenues. In 1988, the Company had revenues of approximately $2,900,000 with none from foreign operations. In fiscal 1989, the Company's revenues increased to approximately $6,200,000 primarily due to the Limited Acquisition. Revenues from foreign subsidiaries represented 47% of all revenues achieved in that year. During fiscal 1990, revenues from foreign subsidiaries increased to 67% of all revenues achieved by the Company. More recently, revenues from foreign subsidiaries represented 68%, 51%, 55% and 67% of consolidated net revenues in 1998, 1997, 1996 and 1995, respectively. For example, in fiscal 1997, the Company had total net revenues of approximately $25,600,000 with approximately $12,600,000 from United States operations and approximately $13,000,000 from operations in the United Kingdom and other European countries. In fiscal 1996, the Company had total net revenues of approximately $22,800,000 with approximately $10,200,000 from United States operations and approximately $12,600,000 from operations in the United Kingdom and other European countries. As a result of the acquisition of Magec completed in December 1997, the Company's foreign operations dramatically increased. As a result, in fiscal 1998, the Company had total revenues of $46,900,000 with approximately $15,000,000 from United States operations and approximately $31,900,000 from operations in the United Kingdom and other European countries. Assuming the acquisition of Magec had occurred on October 1, 1995 (the beginning of fiscal 1996), the Company's pro forma (unaudited) net revenues are estimated to have been approximately $47,500,000 for 1997 and $41,500,000 for fiscal 1996.

        Since 1989, the Board of Directors of the Company has substantially changed from that which existed prior to 1989. Other than Christopher Tennant, who has been a director of the Company since 1985, none of the other current directors served on the Board of Directors prior to 1989. The Board of Directors currently consists of six members. Paul R. Dupee, Jr., who is also Chairman of the Board, has been a director since April 1996; David Harland has been a director since January 1998; Richard Hambro and James G. Niven have each been a director since May 1989; and Nigel D. Pilkington has been a director since December 1996. Other than Mr. Niven, all of the Company's directors primarily reside in the United Kingdom.

        As a result of the foregoing, the Company has had an increased presence overseas and less of a presence in the United States.

        On October 20, 1995, the Company's Common Stock was delisted from trading on the Nasdaq Small-Cap Market. Since then, the Company's Common Stock has been quoted in the "pink sheets" promulgated by the National Quotation Bureau, Inc. and is currently qualified for listing on the OTC Bulletin Board. Trading in the Company's Common Stock has been sporadic and relatively inactive since October 20, 1995. See "Market for the Common Stock; Dividends".

        Since being delisted from trading on the Nasdaq Small-Cap Market, the Board of Directors of the Company has increasingly recognized that its stockholders derive no material benefit from the continued registration of the Common Stock under the 1934 Act. During this period of time, the Board has noted that a vast majority of the stockholders owned fewer than 2,000 shares each and that practically no public market for the Common Stock existed. Of approximately 525 stockholders of record, approximately 455 (approximately 86.7% of the Company's stockholders) hold 100 or fewer shares of Common Stock, approximately 470 (approximately 89.5% of the Company's stockholders) hold 250 or fewer shares and approximately 492 (approximately 94.3% of the Company's
stockholders) hold 2,000 or fewer shares.   Thus, if for any reason a trading
market developed for the Company's Common Stock, stockholders holding less than 2,000 shares would nonetheless have limited opportunities to realize any value for their shares since the sales of their shares would ordinarily involve disproportionately high brokerage commissions.

        On numerous occasions during fiscal 1997 and fiscal 1998, members of the Board of Directors held formal and informal meetings in person and via telephone conference calls to discuss the various considerations involved in the possibility of the Company ceasing to be a "reporting" company including effecting a reverse stock split, with a cash payment to be made in lieu of the issuance of fractional shares resulting from a reverse stock split.

        Initially, in the early part of fiscal 1997, there were sporadic and informal discussions held by Mr. Dupee and Mr. Tennant in London whereby they discussed the advisability of the Company eliminating stockholders holding a relatively small number of shares as well as the advisability of the Company remaining a reporting company in the United States. No decisions were made or conclusions reached in connection with these discussions. Each of Mr. Tennant and Mr. Dupee contacted the Company's outside corporate counsel, Danzig Garubo & Kaye, LLP, to discuss the various considerations involved in the possibility of the Company effecting a transaction whereby those stockholders holding a relatively small number of shares would be eliminated, or alternatively, effecting a transaction whereby the Company would cease to be a reporting company. During the course of these conversations, corporate counsel discussed the procedures to effect a reverse stock split under Delaware law whereby cash payments could be made in lieu of fractional shares to stockholders holding a small number of shares thereby eliminating such stockholders holding nominal interests. In addition, corporate counsel advised that if such transaction was intended to have the effect of reducing the number of record holders to below 300 stockholders, then such transaction would be deemed to be a going-private transaction and would have to be done in compliance with the requirements of Rule 13e-3 promulgated under the 1934 Act.

        Following these initial preliminary discussions, it was requested by Mr. Dupee and Mr. Tennant that corporate counsel obtain an appropriate stockholders list from the Company's transfer agent so that an appropriate analysis could be made of the Company's stockholders to determine whether any of the foregoing ideas would be feasible. Such stockholders list was thereupon obtained and copies were analyzed by both the Company's corporate counsel and by the Company's Chief Financial Officer, each of whom concluded that of approximately 525 stockholders of record, over 450 stockholders held 100 or fewer shares of Common Stock, approximately 470 held 250 or fewer shares and approximately 490 stockholders held 2,000 or fewer shares.

        Further discussions continued in fiscal 1997 between Mr. Tennant and Mr. Dupee regarding these matters and other directors, which included Mr. Pilkington (who became a director in December 1996), Mr. Hambro and Mr. Niven,
were contacted.   Formal and informal meetings in person and via telephone
conference calls to discuss the various considerations involved in such matters were held in fiscal 1997. While no director voiced any opposition to effecting a reverse stock split in order to eliminate certain stockholders with nominal interests or effecting a going private transaction whereby the Company would cease to be a "reporting" company, it was decided that the Company not take any action at that time to effect either such a transaction and that the Company should reconsider such a transaction at a later date and possibly in fiscal 1998 or 1999.

        Following the acquisition of Magec in December 1997 and the issuance of the 8.0% Debentures in December 1997, the Board of Directors resumed discussions with regard to the foregoing proposals. Such conversations continued among the various directors, which as of January 1998 included Mr. Harland who became a Board member during that month. All Board members agreed that the Company's stockholders derived no material benefit from the continued registration of the Common Stock under the 1934 Act and that the Company achieved no material benefits in being a reporting company in the United States. As a result, the Board concluded that if the Company was going to effect a reverse stock split to eliminate stockholders with small holdings it should structure such transaction so that the number of stockholders be reduced to fewer than 300 holders to enable the Company to cease filing reports under the 1934 Act.

        During the third quarter of fiscal 1998, the Board began to consider what would be a fair price to pay for any fractional shares which may be created by a reverse stock split transaction. Mr. Dupee and Mr. Tennant suggested that the price be set at $1.00 per share in view of the recent issuance of the 8.0% Debentures which are convertible at a rate of $1.00 per share. As a result, meetings were held by the members of the Board, and after a careful analysis in which the Board considered the factors described below (see " - Recommendations of the Board of Directors; Fairness of the Reverse Stock Split"), the Board of Directors determined that a fair value would be $1.00 per share. The Board of Directors then approved the Reverse Stock Split and the Reverse Stock Split Amendment and a resolution to pay $1.00 per share in lieu of the issuance of fractional shares of the New Common Stock. The ratio of 1-for-250 was chosen initially by the Board as the Reverse Stock Split ratio. Such ratio was later adjusted by the Board to 1-for-2,000 as an administratively convenient ratio which should ensure that fewer than 300 stockholders would remain after the Reverse Stock Split. Representatives of Consulta Smaller Companies Fund Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited were contacted and such representatives voiced no opposition to such a proposal.

        In connection with such analysis, the Board decided to engage the services of an outside party to provide an opinion to the Board as to the fairness of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split, in order to provide a procedural safeguard to the proposed Reverse Stock Split. The Board met with representatives of Collins Stewart Ltd., a member of the London Stock Exchange and a firm which had previously provided and was currently providing other services to the Company (see " - Opinion of Collins Stewart") and agreed to retain such firm to render such an opinion.

REASONS FOR THE REVERSE STOCK SPLIT

        The Board determined to propose the Reverse Stock Split because the Board believes that it was an opportune time to enable the vast majority of stockholders to liquidate their shares easily, at a fair price with no brokerage costs, recognizing that no active trading market currently exists with respect to the Common Stock. In connection therewith, the Board determined that the Company has the available cash needed to pay for any fractional shares which may be created by a reverse stock split transaction. The Board also believes that the registration of the Company's Common Stock under the 1934 Act is not advantageous to the Company in light of the nature of the Company. As a result of the changes which have occurred within the Company since 1989, the Company has had an increased presence overseas and less of a presence in the United States. In addition, the Board noted that the Company has greatly expanded in recent years, which includes the acquisition of Magec which occurred in December 1997. Despite the growth of the Company and the improved financial performance in recent years, the market price of the Company's Common Stock has not materially changed and the Board noted that the Company has never developed and will likely not develop in the foreseeable future any significant trading market for its shares of Common Stock in the United States.

        The Board further noted that following the Reverse Stock Split the Company may attempt to change the Company's legal domicile to outside of the United States. Although no assurance can be given that the Company will attempt to effect or make this change of legal domicile, such change may in
fact be effected at some time after the Reverse Stock Split.   In addition, the
Company has had discussions and has contemplated that following the Reverse Stock Split, it may seek to raise additional capital in foreign markets and establish a trading market for its securities in foreign markets. In this regard, the Company has had discussions with investment banking firms in the United Kingdom and the Company may seek in the future, following the Reverse Stock Split, to effect a public offering of its securities in the United Kingdom and have its securities listed for trading on the London Stock
Exchange.   See " - Conduct of the Company's Business After the Reverse Stock
Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange." Notwithstanding the foregoing, there can be no assurance that such a public offering in the United Kingdom and/or effecting a listing of the Company's securities on the London Stock Exchange, will be attempted, or if attempted, that such matters will be successfully completed. The Board believes, however, that in the event the Company attempts to accomplish the foregoing matters, it will be better positioned to successfully accomplish the foregoing if it then has a small stockholder base and few U.S. stockholders.

        In connection therewith, the Board believes that having a large stockholder base in the U.S. may prevent the Company from proceeding with an offering or listing on the London Stock Exchange in the event such actions are pursued insofar that the investment banking firms which are in the United Kingdom and which have indicated an interest in participating in such actions have expressed the concern that the Company may not be able to successfully complete an offering overseas and maintain an orderly trading market for the Company's shares in the United Kingdom if the Company still has a large stockholder base in the U.S. As a result, a large stockholder base which remains in the U.S. may prevent the Company from successfully accomplishing an offering or listing on the London Stock Exchange at all in the event such actions are pursued, in which event there will be no trading market in any respect overseas. Accordingly, there will be no opportunity for any stockholder to benefit from such a trading market. Moreover, even if the Company's large U.S. stockholder base is eliminated as a result of the Reverse Stock Split and a trading market develops overseas, there is no guarantee that the shares will trade at a price greater than the equivalent of $1.00 per share.

        The Board also noted that significant financial and operational constraints have prevented the Company and its stockholders from enjoying the benefits which traditionally flow from being a public company in the United States. The Company has significant debt obligations due to financings of various acquisitions which financings do not permit the Company to pay any dividends to its stockholders. Such constraints, together with the substantial legal, accounting and other costs incurred as a result of being a reporting company, have prevented and will continue to prevent for the foreseeable future the payment of any dividends to its stockholders. They will continue to prevent any meaningful appreciation in the value of the Company's shares of Common Stock.

        In addition, the Board noted that since being delisted from trading on the Nasdaq Small-Cap Market, the Company has never developed and will likely not develop in the foreseeable future any significant trading market for its shares of Common Stock in the United States. Although the Company's operations have increased substantially since 1989, the Common Stock since being delisted on the Nasdaq Small-Cap Market has traded infrequently and sporadically.

        As a reporting company, the Company has incurred and will continue to incur substantial costs as a result of its status as a reporting company under the 1934 Act. It incurs direct costs including legal, accounting, and printing fees, to prepare annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy solicitation materials and formal annual
reports for distribution to stockholders prior to an annual meeting.   Such
direct costs are estimated to be approximately $100,000 to $150,000 per year. The Company incurs substantial indirect costs insofar that the Company's management is also required to devote substantial time and attention to the preparation and review of these filings, the furnishing of information to stockholders and other stockholder matters. Since the Company has relatively few executive personnel, these indirect costs can be substantial. In light of the lack of benefits the Company has achieved from its status as a reporting company, the Board does not believe such costs are justified.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT

        The Board believes that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders of the Company who will receive cash in lieu of fractional shares as well as those who will receive shares of the New Common Stock. The Board also believes that the process by which it approved the Reverse Stock Split was fair.

        In reaching its determination that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders and in reaching its recommendation that the stockholders vote for approval and adoption of the Reverse Stock Split and Reverse Stock Split Amendment and the payment of cash in lieu of fractional shares, the Board considered, among other things, (i) the opinion prepared by Collins Stewart as to the fairness from a financial point of view of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split (see " - Opinion of Collins Stewart"), (ii) each of the directors' knowledge of and familiarity with the Company's business, prospects, financial condition and current business strategy, (iii) information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company, and current industry, economic and market conditions,
(iv) the opportunity presented by the Reverse Stock Split for stockholders owning fewer than 2,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the absence of a liquid market, and (v) the future cost savings that will inure to the benefit of the Company and its continuing stockholders as a result of the Company deregistering its Common
Stock under the 1934 Act.   The Board determined that each of the foregoing
factors generally supported the conclusion that the Reverse Stock Split was fair to the unaffiliated stockholders.

        The Board recognized that despite improvements in the Company's business in recent years the marketability of the Company's stock in the United States has not improved, and the Board does not expect that any significant trading market will develop in the foreseeable future in the United States. Since 1989, the Board noted that the Company has steadily increased its foreign operations and has maintained less of a presence in the United States. Moreover, the Board noted that the Company's principal executive officers, including its Chief Executive Officer, are primarily in the United Kingdom, and its directors, other than Mr. Niven, primarily reside in the United Kingdom.
As a result, the Board believes that the Company's business and future prospects currently have and are expected to continue to have a greater presence in foreign markets. In this regard, the Board believes that neither the Company nor its stockholders derive any material benefit from the continued registration of the Common Stock under the 1934 Act and that the monetary expense and burden to management of continued registration significantly outweighs any material benefit that may be received by the Company or its stockholders as a result of such registration.

        The Board also considered the following factors as generally supporting its determination as to the fairness:

        CURRENT AND HISTORICAL MARKET PRICES. The Board reviewed the current and historical market prices for the Company's Common Stock since being delisted from the Nasdaq Small-Cap Market (October 20, 1995) and noted that since such date and through the end of fiscal 1997 the bid price has ranged from a low of 1/8 to a high of 7/8. Since the end of fiscal 1997, the bid price has ranged from a low of 1/4 which is the most recent available reported bid price to a high of 1-3/4 which was the highest reported bid price which
occurred in October 1997.   The date of the most recent available price is
December 15, 1998. During October 1997, the reported bid price was higher than $1.00 between October 7{th} and October 13{th}. Nevertheless, insofar that trading in the Company's stock has been sporadic and relatively inactive, the Board did not believe that such higher price during such period was indicative of the value of the Company's stock or reflective of any trend in the trading market since the reported bid price of the Company's stock has since January 1998 been below $1.00.

        NET BOOK VALUE. The net book value of the Company as of September 30, 1998 was $4,870,573. Based upon 6,394,872 outstanding shares of Common Stock, the net book value per share as of September 30, 1998 was approximately $.76.

        GOING CONCERN VALUE. In determining a going concern value of the Company, the Board took into consideration the improvement in earnings of the Company over the past few years, the future outlook of the Company, recent acquisitions and such relationship to future earnings, the Company's financial condition, including current and future earnings and cash flow, and the Board's knowledge of the business, prospects and competition of the Company. After this analysis of going concern value and taking all factors into account, the Board determined in its judgment but without mathematical formula that the going concern value should be higher than book value but no greater than $1.00 per share.

        LIQUIDATION VALUE. Traditionally, in liquidation, a business will receive less for its assets than as a going concern. In liquidation, it may reasonably be assumed that the net value of the Company will be less than its book value. In this regard, the Board noted that the Company's assets in total would in all likelihood yield substantially less upon liquidation than their book value. This belief is based in part on the expenditures which would be incurred by the Company if it attempted to sell its assets. In addition, the Board does not believe that there is a ready market for the Company's assets in bulk and, as a result, it would be difficult to sell those assets in bulk for their net book value.

        RECENT PURCHASES. The Board reviewed privately negotiated transactions which occurred in fiscal 1997 in which (i) the four holders of all of the then outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") agreed to convert all of the Series C Preferred Stock at a rate of $.49 per share or an aggregate of 2,053,876 shares of Common Stock, and
(ii) two holders of the Company's 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "10% Debentures") agreed to convert the 10% Debentures held by them (in the principal amount of $1,065,000) at a rate of $.33 per share or 3,227,273 shares of Common Stock. Two of such holders of the Series C Preferred Stock were James G. Niven, a director of the Company, and J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, a director of the Company. Such two holders of the 10% Debentures were Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, and Consulta Smaller Companies Fund Limited. The shares acquired by Consulta Smaller Companies Fund Limited may be deemed to be beneficially owned by Nigel D. Pilkington, a director of the Company. In addition, the Board considered another privately negotiated transaction which occurred in December 1997 whereby the Company issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties, the 8.0% Debentures in the aggregate principal amount of $5,816,000. The 8.0% Debentures are convertible into shares of the Company's Common Stock at an initial conversion price of $1.00 per share once the Certificate of Incorporation is modified to increase the number of authorized shares of Common Stock which is being proposed in connection with this Information Statement. Although the Board believes that a conversion price of a debt instrument which pays interest is not necessarily indicative of the value of a company's stock, the Board believes that any such valuation generally will be assumed to be lower than the conversion ratio in view of the interest which the debt instrument will pay. Accordingly, the Board assumed that the value of the Company's stock was deemed to be less than $1.00 in connection with the sale of the 8.0% Debentures. The Board also considered another privately negotiated transaction which occurred in September 1998 whereby the Company issued to certain non-affiliated institutional investors the Additional 8.0% Debentures in the aggregate principal amount of $4,623,000. The Additional 8.0% Debentures are convertible into shares of the Company's Common Stock at an initial conversion ratio starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999; and then decreasing monthly thereafter by $.05 per month until December 1, 1999
whereupon the conversion ratio shall thereafter be $1.00 per share.   The Board
did not consider the initial conversion ratios above $1.00 as an indication of the value of the Company's stock but simply a method to give preferential treatment to the holders of the Company's 8.0% Debentures which were issued in December 1997.

        OFFERS BY OTHERS. The Board also noted that during the preceding 18 months the Company has not received any firm offers nor is it aware of any offers for a merger or consolidation or is it aware of any sale or other transfer of all or any substantial part of the assets of the Company or securities of the Company which would enable the holder thereof to exercise control of the Company.

        The Board considered alternatives to the proposed Reverse Stock Split, including privately negotiated purchases of Common Stock as well as a possible self-tender offer. However, such alternatives were rejected because there was no assurance that either alternative would assure a sufficient response in order to result in the Company having fewer than 300 stockholders. The Board did not consider a possible sale of the Company because no firm offers had been presented to the Board and no determination had been made that a sale would be in the best interests of the stockholders. In addition, the Board did not view a sale as an alternative that could achieve the objectives that the Board sought to achieve with the Reverse Stock Split, which were providing liquidity for small stockholders while at the same time reducing costs for the Company and its continuing stockholders.

        In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the fairness of the Reverse Stock Split, taken as a whole, the Board did not find it practicable to assign relative weights to the factors considered in reaching its determination that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders of the Company. If any factor assisted the Board in its determination, the Board did not assign a relative weight to such factor and did not make a determination as to why a particular factor, as a result of the deliberations by the Board, should be assigned any weight.

        The Board of Directors did not structure the Reverse Stock Split to require approval of at least a majority of the unaffiliated stockholders. They concluded, despite not structuring the Reverse Stock Split in such manner, that the Reverse Stock Split is fair to the Company's unaffiliated stockholders.
The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split. The Board determined that the cost and expense to retain such representative was not warranted in light of the engagement of Collins Stewart to render an opinion as to the fairness from a financial point of view of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split, and the expected cash consideration to be paid to the fractional stockholders pursuant to the Reverse Stock Split.

        The Board of Directors concluded the Reverse Stock Split is fair to the Company's unaffiliated stockholders from a financial point of view. The Board reiterated that in determining the amount of cash consideration to be paid for fractional interests as a result of the Reverse Stock Split, the Board considered various factors in reaching a fair price, including the opinion rendered by Collins Stewart. The Board noted that the Reverse Stock Split, given the lack of an active trading market for the Company's stock, afforded stockholders who hold less than 2,000 shares a one time opportunity to receive, in view of the Board of Directors, fair value for their shares. In addition, the Reverse Stock Split constitutes the most expeditious, efficient, and least expensive method to convert the Company from a reporting company to a non-reporting company in comparison to other alternatives considered by the Board.

        The Board also concluded that the Reverse Stock Split is fair to the Company's unaffiliated stockholders from a procedural point of view. In reaching such conclusion, the Board noted that although it did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split, the Board did retain Collins Stewart as an outside party to render an opinion as to the fairness of the transaction from a financial point of view which opinion did in fact support the Board's determination. In addition, the Board was aware that under the General Corporation Law of Delaware, statutory appraisal rights are not available. However, the Board concluded that stockholders objecting to the Reverse Stock Split may have rights available to them under state law which could be raised in the context of a suit against the Company and the Board of Directors. See " - Appraisal Rights; Escheat Laws".

        If the Reverse Stock Split is consummated, all persons holding fewer than 2,000 shares at the effective time of the Reverse Stock Split will no longer have any interest in, and will not be stockholders of the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such holder of Common Stock will have the right to receive $1.00 per share in cash without interest. Directors and executive officers, in addition to all other stockholders who remain stockholders after the Reverse Stock Split, will realize an increase in their equity ownership of the Company. Certain directors of the Company who own the 8.0% Debentures shall also have the opportunity to increase their shareholdings by converting their 8.0% Debentures into shares of New Common Stock at a conversion rate of $1.00 per share assuming approval of the Capitalization Amendment and certain officers, directors and other key employees holding options shall have an opportunity to acquire additional shares.

        The Company intends, as a result of the Reverse Stock Split, to terminate the registration of its Common Stock under the 1934 Act. The Company will then be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Company will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the SEC. Unless the shares become listed on The London Stock Exchange, remaining stockholders should expect a limited or no trading market for the shares. See " - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing
on the London Stock Exchange".   Although stockholders may sell their shares in
privately negotiated transactions, stockholders will in all likelihood be dependent to a great extent upon the Company's willingness to purchase shares.

        The Board of Directors has reserved the right to abandon the Reverse Stock Split prior to its consummation, if circumstances arise which in the opinion of the Board of Directors, make such abandonment advisable such as, but not limited to, (i) any legal action or proceeding concerning the Reverse Stock Split or, in the opinion of the Board of Directors, materially adversely affecting the Company, is instituted or threatened in any court or by or before any governmental agency, or (ii) there shall have been, in the opinion of the Board of Directors, any material change in the business, financial condition or operations of the Company which in the opinion of the Board of Directors make such abandonment advisable.

OPINION OF COLLINS STEWART

        The Company received a written opinion from Collins Stewart Ltd. ("Collins Stewart") with respect to the fairness from a financial point of view of the consideration to be received by holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the New Common Stock following the Reverse Stock Split. A copy of the Opinion provided by Collins Stewart is attached hereto as Annex B and stockholders are urged to read it in its entirety.

        Collins Stewart, a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and broking services to currently over 60 corporate clients. Members of Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes.

        Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debt offering (which was completed in September 1998 with the sale of the Additional 8.0% Debentures) and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8.0% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8.0% Debentures to the value of $123,000 in consideration of its services as placing agent. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what it perceives to be the Company's best interests in light of the circumstances prevailing at the time at which such advice is given. In the event such an issuance is effected, however, the engagement does provide for the payment of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

        The Company determined the consideration to be received by stockholders, and Collins Stewart has only undertaken investigations of the Company and performed the procedures described below in order to render its Opinion. Collins Stewart was not asked to nor did it express an opinion on any other restructuring aspects of the Reverse Stock Split. No limitations were imposed upon Collins Stewart by the Company's Board of Directors with respect to the investigations or procedures followed by Collins Stewart in rendering the Opinion, except that Collins Stewart in connection with its engagement, was not authorized to solicit and did not solicit any third-party indications of interest in acquiring all or any part of the Company.

        In the Opinion, Collins Stewart stated that it was relying upon the accuracy and completeness, without independent verification, of the publicly available information and all other information concerning the Company furnished to, and other published information reviewed by, Collins Stewart. Collins Stewart also assumed that financial projections of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Collins Stewart also indicated in the Opinion that it has not made an independent appraisal or physical inspection of the assets or liabilities of the Company. Collins Stewart highlighted in the Opinion that the valuation derived for the Company's equity is based on the Company's present financing arrangements.

        In rendering the Opinion, Collins Stewart undertook investigations of the Company as described in the Opinion, including, among other things, reviewing and analyzing: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain relevant publicly available information regarding the Company, (3) financial and operating information with respect to the business operations of the Company furnished by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from January 1, 1997 to the date of the Opinion, (5) information concerning convertible debentures and stock options recently issued by the Company, (6) publicly available information concerning certain other companies and transactions that Collins Stewart identified as comparable or otherwise relevant to its review, and (7) other transactions that Collins Stewart deemed comparable or otherwise
relevant to this transaction.   In addition, Collins Stewart has had
discussions with the management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as deemed appropriate. The management of the Company assured Collins Stewart during these discussions that they are unaware of any facts that would make the information provided to Collins Stewart incomplete or misleading.

        The following is a summary of the financial projections prepared by management of the Company and furnished to Collins Stewart:

                                                     1999
                                                     Forecast
                                                     $'000

Gross Revenues                                       64,118
EBITDA                                                7,590
Depreciation and Amortization                         2,707
EBIT                                                  4,884
Interest                                              2,838
EBT                                                   2,045

        With regard to the financial projections prepared by management of the Company, the projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding prospective financial information. The projections necessarily were based upon numerous estimates and assumptions with respect to industry performance, general business and economic conditions, taxes and other matters, many of which are beyond the control of the Company. Although the Company is subject to general economic conditions as well as specific competitive uncertainties, no attempt was made in the projections to predict when or whether cyclical changes in economic conditions would be experienced during the period covered by the projections. Accordingly, the projections are not necessarily indicative of current values of future performance, which may be significantly less favorable or more favorable than as set forth therein.

        Collins Stewart has advised the Company that prior to delivering the Opinion it performed various analyses and comparisons regarding the Company as summarized below:

1. Current and Historical Market Prices

        Collins Stewart reviewed details, provided by the Company, of reported trades in the Company's shares since January 1, 1997 to the date of the Opinion. During this period the bid price for the Company's shares ranged from a low of $0.125 to a high of $1.75 per share. Other than three reported trades in the Company's shares during October 1997, there have been no other reported trades at a price above $1.00, with the latest reported trades in the Company's shares being in December 1998 at $0.25 and in January 1999 at $.0625. The history of only 19 reported transactions in this period indicates a lack of liquidity in the Company's shares, which Collins Stewart believes has been contributed to by the financial risk attached to the Company following the level of debt taken on by the Company on the acquisition of Magec Aviation Limited in December 1997.
Collins Stewart also noted that since the first half of 1998 market conditions have deteriorated, particularly for smaller companies. Collins Stewart also noted that as far as the Directors of the Company are aware there are no bids for shares in the Company at a value of $1.00 or above.

        Collins Stewart also considered the issue by the Company in September 1998 of the Additional 8.0% Debentures to certain non-affiliated institutional investors. The Additional 8.0% Debentures have an initial conversion ratio of $1.35 per share decreasing to $1.00 per share at and after December 1, 1999. Collins Stewart noted that it is usual for convertible loan stock to be issued with a conversion price in excess of that which the issuer considers to be the value of the underlying shares. This is usual where the convertible loan stock carries benefits in terms of income and security in comparison with the underlying shares. The Additional 8.0% Debentures yield an 8% (fixed rate) coupon semi-annually, whereas the Company's shares currently yield no dividend and the Company has no stated or intended dividend policy, and the Additional 8.0% Debentures rank in front of the Company's shares in terms of security. Collins Stewart also noted that market conditions for smaller companies and for fund railings in particular have deteriorated significantly since the Additional 8.0% Debentures were marketed in August 1998. Collins Stewart also stated that it would expect non-affiliated institutional investors in the Additional 8.0% Debentures would assign a lower value to the Company's shares in current market conditions than they would have done in August 1998.

        Collins Stewart also noted that an earlier issue of 8.0% Debentures took place in December 1997, raising $5,816,000 from unaffiliated investors as well as certain directors and affiliated stockholders. These 8.0% Debentures were issued with a conversion ratio of $1.00 per share. Additionally, it was noted that during 1997 the four holders of the then outstanding Series C Convertible Preferred Stock agreed to convert into shares in the Company at a rate of $0.49 per share and two holders of the Company's 10% Subordinated Convertible Debentures due December 31, 1998 agreed to convert into shares in the Company at a rate of $0.33 per share.

        Collins Stewart also noted that the Company has issued stock options to its Directors with exercise prices of either $0.50 or $1.00 per share. The last stock options issued by the Company were issued in February 1998, with an exercise price of $1.00 per share. This exercise price reflects the value per share that the Directors considered to be fair at that time.

2.  NET BOOK VALUE / LIQUIDATION VALUE

        As at September 30, 1998, the Company had a net asset value per share of $0.76. Collins Stewart inquired as to whether the Directors of the Company were aware of any other significant changes to the net assets of the Company since September 30, 1998 or any assets or liabilities in the Company's consolidated balance sheet at September 30, 1998 which were stated at a value which they estimated was significantly different to their net realisable values.

        Collins Stewart noted that the liquidation value of the Company would be expected to be less than the value of the Company's net assets as reflected in the above net asset value per share.

3.  GOING CONCERN VALUE

        Collins Stewart reviewed the Company's going concern value principally on the basis of analyzing the Company's trading performance relative to publicly-traded comparable companies. Following discussions with the Directors of the Company, Collins Stewart decided that it would not pursue a discounted cash flow analysis of the Company, as the financial risk attached to the Company given its current high level of debt suggested that an extremely high discount rate should be applied which Collins Stewart believed would produce an unreliable valuation of the Company's equity.

        Collins Stewart noted that given the Company's significant level of debt (the Company's net debt to equity ratio as at September 30, 1998 was 711%), an analysis based on enterprise value ("EV") to earnings before interest, tax, depreciation and amortization ("EBITDA") would provide the most appropriate earnings-based valuation indicator for the Company. Collins Stewart noted that the following is a summary of the Company's historic and forecast results (source: Company returns and management forecasts):

                                     1997            1998        1999
                                     Audited         Audited     Forecast
                                     $'000           $'000       $'000

Net revenue                          25,585          46,926      64,118
Gross profit                          6,356          10,798      15,443
EBITDA                                3,340           5,070       7,590

        Collins Stewart undertook a comparison of EV / historic EBITDA for the Company and Mercury Air Group, Inc. ("Mercury"), the one company identified as listed on a North American or European stock exchange which has an FBO or aircraft charter and management business as a significant part of its activities. Collins Stewart determined that the Company had an EV / historic EBITDA of 8.1 based on a value of $1.00 per share in the Company and the Company's net debt position as at September 30, 1998, which compared to a similar multiple for Mercury of 5.1. This analysis suggested that a value of $1.00 per share in the Company produces a relatively high EV/historic EBITDA multiple when compared to Mercury.

        Other sectors which Collins Stewart determined could offer companies with comparable activities to those of the Company were airlines, regional airlines, airports, airport and airline services, transportation, and business services. However, Collins Stewart stated that there are no airline, regional airline, airport or airport and airline services companies listed on the Nasdaq Stock Market ("Nasdaq") which are comparable with the Company in terms of size, all such companies being substantially larger than the Company. Of the remainder of potential comparable companies involved in transportation or business services, Collins Stewart believe there to be too diverse a collection of companies to allow for any meaningful comparisons to be made.

        Collins Stewart noted that limited information appeared to be available on companies listed on Nasdaq on a sectorial basis that could be used for the purpose of comparisons with the Company. The only indicator identified by Collins Stewart of relevance was the price / historic earnings multiple for those companies which constitute the Nasdaq Transportation Index which as at September 30, 1998 was 11.5, sourced directly from Nasdaq. Collins Stewart noted that given an aggregate US corporate taxation rate of 40%, this average price / earnings multiple figure implied a price / historic pre-tax earnings multiple of 6.9 and thus an EV/ historic EBITDA multiple of an even lower figure would be suggested. Collins Stewart noted that this would seem to support the view that a value of $1.00 per share produces a relatively high
EV/ historic EBITDA multiple for the Company.

        Collins Stewart identified price / prospective earnings ratios for certain sectors for companies on the London Stock Exchange as further potentially relevant indicators for the Company, given that the majority of the Company's revenues are now generated in the UK and that no similar ratios were identified for Nasdaq listed companies. The Company's EV / forecast EBITDA of
5.4 (based on a value per share of $1.00) is comparable to implied EV / prospective EBITDA multiples for the FTSE Small Cap. Index and the FTSE Transportation Sector Index for companies on the London Stock Exchange of 6.1 and 6.6, respectively (source: FTSE International Ltd). This comparison further supported a value per share in the Company of $1.00 being a fair value, given the specific financial risk attached to the Company.

4.  COMPARABLE TRANSACTIONS

        Collins Stewart noted that while there have been a number of acquisitions of FBO and related companies in recent years, such as the acquisition of Executive Jet, Inc. in July 1998, there are no transactions for which adequate details have been obtained to allow for an analysis of value of the Company based on comparable transactions.

        Collins Stewart reviewed the sale of AMR Combs in December 1998, a substantially larger FBO operator, which was not a strictly comparable transaction because of the difference in its scale of operation compared to that of the Company. Given the consideration for AMR Combs of $170 million, its exit valuation / historic EBITDA multiple of 8.9 compares to the Company's EV / historic EBITDA multiple of 8.1, given a value per share of $1.00. Given that AMR Combs is a substantially larger operation than the Company and that the current market conditions indicate that there is a significant valuation premium being attributed by investors and companies on scale of operation, these comparable multiples suggest that a value of $1.00 per share produces a relatively high EV/ historic EBITDA for the Company.

        A valuation comparison based on the Company's and AMR Combs' forecast earnings produced a distorted result as it does not reflect the following: the relative uncertainty of the Company's forecast earnings as opposed to AMR Combs, given their respective earnings trends; the financial risk attached to the Company given its current financing structure; the valuation premium applicable to AMR Combs compared to the Company because of its significantly larger scale of operation; and the difference in the level of margin generated on aircraft sales between the two groups, all of which would suggest a lower valuation multiple be attached to the Company's forecast results.

        The Directors of the Company also informed Collins Stewart that no firm offers for the Company or any of its assets have been received in the last eighteen months.

        A copy of the memorandum prepared by Collins Stewart which summarizes its analyses has been filed as an exhibit to the Schedule 13E-3 filed by the Company with the SEC. Copies will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or his representative who has been so designated in writing. The Schedule 13E-3 and the memorandum prepared by Collins Stewart is also available at the Commission's Web site at http://www.sec.gov.

        The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Collins Stewart believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Opinion. Collins Stewart did not attribute any particular weight to any analysis or factors considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its qualitative analysis Collins Stewart considered current and historical market prices to be of most significance in its determination of the Opinion. The going concern analysis is limited by the lack of comparable listed companies and the lack of details disclosed in relation to recent transactions involving comparable companies. The ability to value the Company is further complicated by its high debt levels which make comparisons with other available indicators, such as price to sales, inappropriate. Collins Stewart further noted that the value of the Company's equity is significantly impacted by the Company's present financing structure and that the marketability and liquidity of shares in the Company could be significantly altered by changes to the Company's capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of debt as well as improving the marketability of the Company's shares. Additionally, it should be noted that estimates of the value of a business do not purport to be appraisals or to necessarily reflect the price at which such business may actually be sold.

        Collins Stewart notes in its letter of engagement that the conclusions which Collins Stewart may reach in respect of any advice it renders may change and that its obligation in this respect is to advise the Company as it sees fit, in what it perceives to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given.

        Collins Stewart was selected by the Board because of its expertise and experience in rendering fairness opinions and its expertise in trading and valuing securities, as well as its familiarity with the Company and its business in which it operates.

        For its services, including rendering its opinion, the Company has contracted to pay a fee of 40,000 Pounds Sterling (equivalent to approximately $65,000) to Collins Stewart and has agreed to pay all reasonable costs, charges and expenses of Collins Stewart with respect to the engagement.

        Except as reflected in this Information Statement, neither Collins Stewart nor, to the best knowledge of Collins Stewart, any of its affiliates has had a material relationship during the past two years with the Company or any of its affiliates, nor is any material relationship contemplated.

INTERESTS OF CERTAIN PERSONS AND POTENTIAL CONFLICTS OF INTEREST

        In considering the recommendation of the Board of Directors with respect to the Reverse Stock Split, stockholders should be aware that the Company's directors and executive officers have interests which may present them with conflicts of interest in connection with the Reverse Stock Split. Specifically, a majority of the directors and executive officers of the Company own Common Stock and, after the Reverse Stock Split, all will exchange shares of Old Common Stock for shares of New Common Stock if the Reverse Stock Split is approved by the stockholders. In addition, the equity percentage ownership of all shareholders remaining after the Reverse Stock Split will be increased. Thus, directors and executive officers, in addition to all other stockholders who remain stockholders after the Reverse Stock Split, will realize an increase in their equity ownership of the Company. Certain directors of the Company who own the 8.0% Debentures shall also have the opportunity to increase their shareholdings by converting their 8.0% Debentures into shares of New Common Stock at a conversion rate of $1.00 per share assuming approval of the Capitalization Amendment.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT; POSSIBLE CHANGE IN LEGAL DOMICILE OF THE COMPANY; POSSIBLE LISTING ON THE LONDON STOCK EXCHANGE

        If the Reverse Stock Split is consummated, all persons holding fewer than 2,000 shares at the effective time of the Reverse Stock Split will no longer have any interest in, and will not be stockholders of the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such holder of Common Stock will have the right to receive $1.00 per share in cash without interest.

        The Company intends, as a result of the Reverse Stock Split, to terminate the registration of its Common Stock under the 1934 Act. The Company will then be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Company will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the SEC. Among other things, the effects of this change will be a savings to the Company in not having to comply with the requirements of the 1934 Act.

        In the event the Company terminates the registration of its Common Stock under the 1934 Act prior to the repayment in full of the 10% Debentures which remain outstanding in the principal amount of $795,000, such will constitute an event of default under the terms thereof. Although no assurance can be given, the Company does not, however, expect that such an event will occur insofar that the Company anticipates repaying the remaining balance upon either the current maturity date (December 31, 1998) or the date the Company terminates the registration of its Common Stock under the 1934 Act, whichever event first occurs.

        If the Reverse Stock Split is effected, the officers and directors of the Company will hold approximately 69.6% of the outstanding Common Stock. Such individuals now own approximately 67.1%. The foregoing does not take into account the exercise of any stock options which the present officers and directors currently hold. In addition, the foregoing does not take into account any shares which may be issued upon conversion of the 8.0% Debentures of which a significant majority are owned by officers, directors and their affiliates. See "Proposed Increase in the Company's Authorized Shares of Common Stock" and "Principal Stockholders and Security Ownership of Management".

        As a result of the Reverse Stock Split Amendment, the number of authorized shares of Common Stock will be reduced to 12,500 shares of Common Stock, $0.30 par value per share, of which approximately 3,100 shares will be outstanding. With the exception of the number of authorized shares, the terms of the Common Stock before and after the Reverse Stock Split will remain the same. In addition, the number of authorized shares of Preferred Stock will be reduced to 2,500 shares, none of which are currently outstanding.

        With regard to the conduct of the Company's business after the Reverse Stock Split, the Company has had discussions and has considered changing its legal domicile to outside of the United States. The Company is currently organized and existing under the laws of the State of Delaware. Of approximately 525 stockholders of record, approximately 493 stockholders have addresses in the United States according to the records of the Company's transfer agent and approximately 29 stockholders have addresses outside of the United States and primarily in the United Kingdom. In connection with the Reverse Stock Split in which approximately 490 stockholders will be eliminated, approximately 480 are stockholders in the United States and approximately 10 are stockholders outside of the United States. As a result, the Reverse Stock Split will have the effect of reducing to a substantial extent the number of remaining stockholders in the United States as well as reducing to a substantial extent the percentage of U.S. stockholders as compared to non-U.S. stockholders. Such changes which will occur in the Company's stockholder base with further reduce the Company's presence in the United States which since 1989, as a result of the changes which have occurred since then in the Company's business and operations, has already been reduced. See "Special Factors - Background of the Proposed Reverse Stock Split".

        Due to the foregoing changes, the Board of Directors has discussed and considered that following the Reverse Stock Split it may be in the best interests of the Company and its remaining stockholders to change the Company's legal domicile to outside of the United States. Although no assurance can be given that the Company will attempt to effect or make this change of legal domicile, such change may in fact be effected at some time after the Reverse Stock Split. It is contemplated that in the event the Company attempts to change its legal domicile to outside of the United States, such change may be effected by forming a new wholly-owned subsidiary outside of the United States and then merging the Company (Lynton Group, Inc., a Delaware corporation) into the newly formed entity which will be the successor to the Company. Alternatively, a new company may be formed outside of the United States which may effect a stock exchange with the then stockholders of the Company in proportion to their stockholding in the Company with the result that the new company becomes the successor to the Company, or the Board of Directors of the Company may authorize another method in order to accomplish a change in the legal domicile to outside of the United States.

        In addition, the Company has had discussions and has contemplated that following the Reverse Stock Split, it may seek to raise additional capital in foreign markets and establish a trading market for its securities in foreign markets. In this regard, the Company has had discussions with investment banking firms in the United Kingdom and the Company may seek in the future, following the Reverse Stock Split, to effect a public offering of its securities in the United Kingdom and have its securities listed for trading on the London Stock Exchange. See "Proposed Increase in the Company's Authorized Shares of Common Stock". Also, see " - Opinion of Collins Stewart" for information on the engagement of Collins Stewart to provide advisory and broking services for a possible fundraising on the London Stock Exchange. Notwithstanding the foregoing, there can be no assurance that such a public offering in the United Kingdom and/or effecting a listing of the Company's securities on the London Stock Exchange, will be attempted, or if attempted, that such matters will be successfully completed.

        Other than as described herein, the Company expects its business and operations to continue after the Reverse Stock Split as they are currently being conducted. In addition, other than as described herein, neither the Company nor its Management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to materially change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. However, the Board will continue to evaluate such business and operations after the Reverse Stock Split and make such changes as are deemed appropriate.

FEDERAL INCOME TAX CONSEQUENCES

        THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

        The receipt of New Common Stock in exchange for Old Common Stock will not result in the recognition of gain or loss to a stockholder, and the adjusted tax basis of a stockholder in the New Common Stock will be the same as the stockholder's adjusted tax basis in the Old Common Stock.

        The receipt of cash by a stockholder pursuant to the Reverse Stock Split, however, will be a taxable transaction for federal income tax purposes. A stockholder owning fewer than 2,000 shares will receive only cash in the transaction and generally will recognize gain or loss equal to the difference between the cash received and the stockholder's adjusted tax basis in the surrendered Common Stock. The gain or loss recognized generally will be capital gain or loss if the Common Stock is held as a capital asset. Generally, unless the stockholder is in the business of buying and selling securities, the Common Stock will be deemed to be held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the Common Stock has been held for more than one year. If held for one year or less, any such capital gain will be a short-term capital gain which will be taxed as ordinary income which will based upon the stockholder's ordinary income tax bracket. Under current tax laws, the maximum tax bracket is 39.6%. If held for more than one year, capital gains are taxed at a 10% rate for a stockholder in the 15% ordinary income tax bracket and at a 20% rate for a stockholder in any higher ordinary income tax bracket. In general, a stockholder who realizes a capital loss is entitled to offset his capital gains, if any, and deduct a portion of the loss against his ordinary income.

        Special taxation and withholding rules may apply to any stockholder that is a nonresident alien or a foreign corporation. Those rules are beyond the scope of this discussion and should be discussed with a personal tax advisor. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, certain other information) to the Company's transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. See "Special Factors - Exchange of Certificates and Payment for Fractional Shares of New Common Stock". The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective date of the Reverse Stock Split Amendment. Failure to provide such information may result in backup withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT REFER TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC STOCKHOLDER. STOCKHOLDERS, PARTICULARLY THOSE WHO HAVE ACQUIRED SHARES OF COMMON STOCK IN COMPENSATION RELATED TRANSACTIONS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

APPRAISAL RIGHTS; ESCHEAT LAWS

        No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from a reverse stock split proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against the Company and its Board of Directors, and claim that the transaction was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse Stock Split.

        Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment therefor, generally will have a period of years from the date of the Reverse Stock Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by the records of the Company, the period is three years. Following the expiration of that three-year period, the Abandoned Property Law of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years.

EXCHANGE OF CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES OF NEW COMMON STOCK

        If the proposed Reverse Stock Split and Reverse Stock Split Amendment is approved by the stockholders, the transfer agent for the Company's Common Stock will request in writing that stockholders deliver to such transfer agent their certificate or certificates for shares of the Company's Old Common Stock. Upon receipt of such certificates, the transfer agent will issue and forward to each stockholder a new certificate or certificates (in denominations requested by each stockholder) representing the appropriate number of shares of the Company's New Common Stock. However, to the extent that the Reverse Stock Split results in a stockholder holding less than a single full share of the Company's Common Stock, then as described above the transfer agent will pay and forward to each such stockholder an amount of cash for such fractional shares in an amount equal to the appropriate fraction of $1.00 per whole share.

        No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares, all expenses of which will be borne by the Company.


                       FINANCING OF THE REVERSE STOCK SPLIT

        The Board estimates that the total cost to the Company of the Reverse Stock Split for the payment of the fractional share interests in the Reverse Stock Split and the estimated transactional fees and expenses of $125,000 will be approximately $415,000. The Company intends to finance this transaction primarily from current working capital.


            PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth, as of the date hereof, the number of shares of Common Stock owned of record or beneficially, or both, and the percentage of outstanding Common Stock owned before and after the effective date of the Reverse Stock Split by each of the following: (i) each person who owned of record, or is known by the Company to have beneficially owned, individually, or with his associates, more than 5% of such shares then following information does not include any shares which may be issued upon conversion of the 8.0% Debentures described elsewhere herein. Except as otherwise indicated below, each of the persons listed below has sole voting and investment power with respect to his or her shares.

                                                     PERCENT OF   PERCENT OF
                                                     CLASS BEFORE CLASS AFTER
                             AMOUNT AND NATURE       REVERSE      REVERSE
NAME OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP STOCK SPLIT  STOCK SPLIT

Consulta Smaller Companies
  Fund Limited               2,148,788(1)            32.3%        33.4%
Paul R. Dupee, Jr.           1,348,485(2)            21.1%        21.9%
Task Holdings Limited        1,026,936(3)            16.1%        16.6%
Brae Group, Inc.               410,776(4)             6.4%         6.7%
Christopher Tennant          1,071,132(5)            14.8%        15.2%
James G. Niven                 431,610(6)             6.7%         6.9%
Richard Hambro                 342,056(7)             5.3%         5.5%
Nigel D. Pilkington          2,149,288(8)            32.3%        33.4%
Ian J. Borrowdale               78,547(9)             1.2%         1.3%
Louis Marx, Jr.                410,776(10)            6.4%         6.7%
David Harland                  166,666(11)            2.5%         2.7%

All Executive Officers
and Directors as a Group     5,587,784(12)           72.7%        74.9%

(1) Includes 1,898,788 shares held by Consulta Smaller Companies Fund Limited (formerly, Consulta Special Funds Limited) ("Consulta") and 250,000 shares which Consulta has the right to acquire within 60 days pursuant to the exercise of stock options. The address for Consulta is St. Julian's Avenue, Guernsey, Channel Islands.
(2)     The address for Paul R. Dupee, Jr. is 10 Wilton Row, London, England.
(3) The address for Task Holdings Limited is P.O. Box 16, Castletown, Isle of Man.
(4)     The address for Brae Group, Inc. is 1101 Richmond Avenue, Houston,
        Texas.
(5) Includes 220,000 shares held by Christopher Tennant, 11,132 shares held by Lynton International Limited, a company organized under the laws of England ("Lynton International") and 840,000 shares which Mr. Tennant has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Tennant is the sole shareholder of Lynton International and, by virtue of such ownership, Mr. Tennant may be deemed the beneficial owner of the shares held by Lynton International.
(6) Includes 423,276 shares held by Mr. Niven, 5,000 shares owned by a foundation for which Mr. Niven serves as a trustee and a director and 3,334 shares which Mr. Niven has the right to acquire within 60 days pursuant to the exercise of stock options. The address for Mr. Niven is 1334 York Avenue, New York, New York.
(7) Includes 66,667 shares held by BMB-H Investment Company Limited, a Jersey corporation ("BMB-H") which is 25% owned and controlled by J.O. Hambro & Company Limited, a corporation organized under the laws of England ("J.O. Hambro"). Richard Hambro is an Executive Director of J.O. Hambro and, by virtue of such status, may be deemed to be a controlling person of BMB-H and beneficial owner of the shares held by BMB-H. Mr. Hambro disclaims beneficial ownership of the shares held by BMB-H. Also, includes 205,388 shares held by J.O. Hambro Nominees Limited, 66,667 shares held by J.O. Hambro Investment Management Ltd. and 3,334 shares which Mr. Hambro has the right to acquire within 60 days pursuant to the exercise of stock options.
(8) Includes 500 shares held by the wife of Mr. Pilkington and 1,898,788 shares held by Consulta and 250,000 shares which Consulta has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Pilkington is a director of Consulta and may be deemed to have beneficial ownership of such shares. Mr. Pilkington disclaims beneficial ownership of the shares held by Consulta except to the extent of his pecuniary interest therein. The address for Mr. Pilkington is 20 St. James's Street, London, England.
(9) Includes 46,547 shares held by Mr. Borrowdale and 32,000 shares which Mr. Borrowdale has the right to acquire within 60 days pursuant to the exercise of stock options.
(10) Consists of 410,776 shares held by Brae Group, Inc. ("Brae"). Louis Marx, Jr. owns the majority of the voting securities of Brae and may therefore be deemed to beneficially own the shares held by Brae. The address for Mr. Marx is 667 Madison Avenue, New York, New York.
(11) Consists of 166,666 shares which Mr. Harland has the right to acquire within 60 days pursuant to the exercise of stock options. In addition, Mr. Harland has options to acquire an additional 333,334 shares which are not exercisable within 60 days.
(12) Includes 1,295,334 shares which present officers and directors have the right to acquire within 60 days pursuant to the exercise of stock options.


                             MANAGEMENT OF THE COMPANY

        Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

                                     PRESENT POSITION           HAS SERVED AS
NAME                          AGE    AND OFFICES                DIRECTOR SINCE

Christopher Tennant           48     President, Chief              1985
                                     Executive Officer
                                     and Director

Paul R. Dupee, Jr.            55     Chairman of the Board         1996
                                     and Director

David Harland                 48     Vice President of             1998
                                     Business Development,
                                     Deputy Chief Executive
                                     Officer and Director

Richard Hambro                53     Director                      1989

James G. Niven                53     Director                      1989

Nigel D. Pilkington           47     Director                      1996

Ian J. Borrowdale             59     Vice President of               --
                                     International Operations
                                     and Chief Operating
                                     Officer

Paul A. Boyd                  36     Principal Financial Officer,   --
                                     Secretary and Treasurer

        CHRISTOPHER TENNANT has been a Director of the Company since November 1985 and became President and Chief Executive Officer in May 1989 upon the Company's acquisition of Lynton Group Limited. From 1985 to 1988, Mr. Tennant also was the Company's Treasurer and Chief Financial Officer. For more than the last five years, Mr. Tennant has served as Managing Director of Lynton Group Limited, the Company's wholly-owned subsidiary.

        PAUL R. DUPEE, JR. has been a Director of the Company since April 1996 and was appointed Chairman of the Board in January 1998. From September 1983 to November 1996, Mr. Dupee was Vice-Chairman of the Board of Directors and a Director of Celtics, Inc., the corporate general partner of Boston Celtics Limited Partnership which owns and operates the Boston Celtics professional basketball team of the National Basketball Association. Mr. Dupee has served as a director of Maxicare Health Plans, Inc. since 1998. Since 1986, Mr. Dupee has been a private investor.

        DAVID HARLAND has been a Director of the Company since January 1998. In addition, he has been Vice President of Business Development and Deputy Chief Executive Officer since January 1998. From 1991 through 1997, Mr. Harland was with Fairway Group PLC ("Fairway Group"), initially as managing director of its subsidiary, GLS Fairway, and then its Chairman as well as becoming director of finance and development of Fairway Group. He also presently serves as a director of two UK publicly quoted companies, Mayflower Corporation PLC and Wyefield Group PLC.

        RICHARD HAMBRO has been a Director of the Company since May 1989. He was Chairman of the Board from May 1989 to February 1994 and from January 1997 to January 1998, and Co-Chairman from February 1994 to January 1997. Since 1988, Mr. Hambro has been an Executive Director of J.O. Hambro & Company Limited, a London based investment banking firm. From 1978 to 1986, he was a Director of Hambros Bank in London. Mr. Hambro has also served as a Director and Chairman of Lynton Group Limited since 1982. He also presently serves as a director of various other closely held companies and non-U.S. public companies.

        JAMES G. NIVEN has been a Director of the Company since May 1989. From February 1994 to January 1997, he was also Co-Chairman of the Board. Since 1982, he has been a general partner of Pioneer Associates Company, a venture capital investment company. He is currently a Senior Vice President of
Sotheby's.   Mr. Niven is a director of  Tatham Offshore, Inc. and HealthPlan
Services. He is also a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a trustee of the Museum of Modern Art and the National Center for Learning Disabilities, Inc.

        NIGEL D. PILKINGTON has been a Director of the Company since December 1996. Since 1991, Mr. Pilkington has been an executive director of Consulta Limited, an investment management organization. Prior thereto and from 1983 to 1991, he was with CS First Boston Group ("CSFB"), initially as a manager of the equity division in London and then as managing director of the European equity sales and trading of CSFB in London. Mr. Pilkington is also a non-executive director of Blakeney Management Limited, Oryx Fund Limited and Oryx (India) Fund Limited.

        IAN J. BORROWDALE has been Vice President of International Operations of the Company since January 1991 and Chief Operating Officer since May 1995. Mr. Borrowdale is a director of European Helicopters Limited and was, from 1987 to 1988, its technical director and, from 1988 to 1990, its Managing Director. Prior thereto and from 1981 to 1987, Mr. Borrowdale was employed as the technical director of McAlpines Helicopters Limited, a United Kingdom helicopter maintenance organization.

        PAUL A. BOYD has been Principal Financial Officer, Secretary and Treasurer of the Company since January 1997 having been Financial Controller of Lynton Group Limited, the Company's wholly-owned subsidiary, since March 1994. Prior thereto, and from 1989 to 1994, he was employed by Dollar Air Services Limited as Chief Accountant.


             INFORMATION CONCERNING CERTAIN AFFILIATES OF THE COMPANY

        In connection with the transactions contemplated by this Information Statement, the Company and certain persons deemed to be affiliates within the scope of Rule 13e-3 that are "engaged, directly or indirectly" in this going private transaction (namely, Christopher Tennant, Paul R. Dupee, Jr., David Harland, Richard Hambro, James G. Niven, Nigel D. Pilkington and Consulta
Smaller Companies Fund Limited) have filed a Schedule 13e-3 with the SEC.   As
reflected therein, each of the filing persons has adopted the analyses of the Board of Directors as reflected elsewhere herein. See "Special Factors - Reasons for the Reverse Stock Split" and "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split".

        See "Management of the Company" for biographical information on Christopher Tennant, Paul R. Dupee, Jr., David Harland, Richard Hambro, James
G. Niven and Nigel D. Pilkington. Consulta Smaller Companies Fund Limited, organized in the Channel Islands ("Consulta"), is an open ended investment company. Each of the following persons is an executive officer or director of
Consulta: (i) Gary Michael Brass - for more than the past five years, Mr. Brass has been Managing Director of Consulta Limited, an investment management organization. He has an address at 20 St. James's Street, London, England; (ii) Nigel D. Pilkington - see "management of the Company" for information on Mr. Pilkington; (iii) Rupert A.R. Evans - for more than the past five years, Mr. Evans has been a Partner and Advocate of Ozannes, a firm providing legal services. He has an address at 1 Le Marchant Street, St. Peter Port, Guernsey, Channel Islands; (iv) Jeremy J.N. Caplan - for more than the past five years, Mr. Caplan has been a Partner and Lawyer of Caplan & Lyons, a firm providing legal services. He has an address at Caplan & Lyons, 44 Esplanade, St. Helier, Jersey, Channel Islands; and (v) Barry Carroll - for more than the past five years, Mr. Carroll has been Managing Director of Management International (Guernsey) Limited, an investment management organization. He has an address at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey, Channel Islands.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During fiscal 1997, the four holders of all of the then outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") agreed (effective retroactively to September 30, 1996) to convert all of the Series C Preferred Stock into an aggregate of 2,053,876 shares of Common Stock. Two of such holders were James G. Niven, a director of the Company, and J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, a director of the Company.

        In addition, in fiscal 1997, two holders (Paul R. Dupee, Jr. and Consulta) of the Company's 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "1998 Debentures") agreed to convert the 1998 Debentures held by them (in the principal amount of $1,065,000) into 3,227,273 shares of Common Stock (effective retroactively to September 30, 1996). Paul R. Dupee, Jr. is Chairman of the Board and a director of the Company. The shares held by Consulta may be deemed to be beneficially owned by Nigel D. Pilkington, a director of the Company.

        Christopher Tennant, President and Chief Executive Officer of the Company, is employed pursuant to an employment agreement expiring in February 2000 at an annual base salary of $211,000 which includes rent paid to a company which is wholly-owned by Mr. Tennant for office space rented by the Company. The term of the agreement may be extended for an additional eighteen months under certain circumstances. Mr. Tennant's salary shall be increased annually based on cost-of-living adjustments. In addition, the agreement provides for the payment of bonus compensation in such amounts and at such times as the Compensation Committee or the Board of Directors of the Company shall, from time to time, determine. Such determination including the amount of bonus compensation, if any, shall be made in the sole discretion of the Compensation Committee or the Board of Directors of the Company, as the case may be.

        Directors of the Company, except its Chairman and other directors who are employees of the Company, are entitled to an annual fee of $12,000 for service on the Board. The Company's Chairman is entitled to receive an annual fee of $100,000 for his services as such. In the past, directors have been and will continue to be reimbursed for reasonable expenses incurred on behalf of the Company.

        Pursuant to an oral agreement, the Company rents office space in London from Lynton International Limited, a company organized under the laws of England which is wholly-owned by Christopher Tennant, the Company's President, Chief Executive Officer and a Director. For the year ended September 30, 1998, rental expense for this space was $56,000.

        In December 1997, the Company acquired through Lynton Group Limited, a wholly-owned subsidiary of the Company, all of the issued and outstanding shares of capital stock of Magec Aviation Limited ("Magec"). The consideration paid was 17,000,000 Pounds Sterling (equal to approximately $28,288,000) paid in cash at closing. The funds used to purchase Magec (including acquisition costs) included bank financing in the principal amount of 12,827,000 Pounds Sterling with the balance of the purchase price from debt financing as follows:
(i) promissory notes (the "December 1999 Notes") in the aggregate principal amount of $1,664,000 due on December 23, 1999, with interest at 12.0% per annum, issued and sold to entities which may be deemed affiliates of Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, and (ii) a non interest bearing loan in the principal amount of $1,353,000 due on December 23, 1998, pursuant to an Option Agreement entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec, and (iii) 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816,000 (the "8.0% Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties. In connection with the aforesaid financing, an Option Agreement was entered into between Magec and Westbury Properties Corporation ("Westbury"), which may be deemed an affiliate of Paul
R. Dupee, Jr., Chairman of the Board and a director of the Company, whereby Westbury was granted an option expiring December 23, 1999 to acquire a certain aircraft owned by Magec for the purchase price of $6,664,000. During the quarter ended June 30, 1998 the said aircraft was sold by Magec for the purchase price of $7,250,000. In connection therewith, the December 1999 Notes including accrued interest thereon were paid in full. In addition certain other indebtedness in the amount of $4,998,000 was repaid and Westbury surrendered its option over said aircraft in return for a sum equal to the difference between the purchase price ($7,250,000) and the option exercise price ($6,664,000).

        In connection with the issuance of the 8.0% Debentures, a significant majority of the 8.0% Debentures were purchased by certain existing principal stockholders of the Company as follows: Paul R. Dupee, Jr. who is Chairman of the Board and a director of the Company, acquired $1,306,240 principal amount of the 8.0% Debentures; James G. Niven, a director of the Company, acquired $200,000 principal amount of the 8.0% Debentures; J.O. Hambro Investments Ltd., which Richard Hambro, a director of the Company, may be deemed to control, acquired $299,520 principal amount of the 8.0% Debentures; Task Holdings Limited acquired $798,720 principal amount of the 8.0% Debentures; and Consulta acquired $1,938,560 principal amount of the 8.0% Debentures, which in the aggregate represents approximately 78.0% of the 8.0% Debentures issued. See "Proposed Increase in the Company's Authorized Shares of Common Stock" and "Proposed Reverse Stock Split and Recapitalization of the Common Stock and Preferred Stock" for additional information on the 8.0% Debentures.

        There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any if its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.


                 SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

        The following tables summarize certain historical financial data which have been derived from the audited financial statements of the Company for each of the five fiscal years ended September 30, 1998. For additional information, see "Financial Statements of the Company" attached hereto as Annex A.

(000'S EXCEPT EARNINGS PER SHARE DATA AND RATIO OF EARNINGS TO FIXED CHARGES)

                                         Fiscal year ended September 30:
                                   1998    1997    1996    1995    1994
Net Revenues                       $46,926 $25,585 $22,786 $27,221 $27,361
Net income (loss) before
 extraordinary item                    126   1,046     119  (2,320) (1,231)
Extraordinary item - gain
(loss) related to
 early extinguishment of debt            -      47     287       -    (166)
Net income (loss)                      126   1,092     406  (2,320) (1,397)
Net income (loss) per share
 before extraordinary item             .02     .16     .06   (1.30)   (.72)
Extraordinary item                       -     .01     .15       -    (.09)
Net income (loss) per common
share (1)             -Basic           .02     .17     .21   (1.30)   (.81)
                      -Diluted         .02     .17     .21   (1.30)   (.81)
Working capital (deficit)           (1,647) (1,051) (2,159) (2,748) (3,790)
Total assets                        65,083  26,223  24,373  23,912  31,725
Long term debt, net of
current portion                     35,794  13,529  12,873  17,411  18,332
Book value per share (1)               .76     .71     .53     .10    1.40
Ratio of earnings to fixed
charges                                .15    1.11     .20   (1.31)   (.84)

(1)     Adjusted for the one-for-six reverse stock split effected in June 1994.


        On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 - Earnings per Share. As required by Statement No. 128, all previously reported income (loss) per share data have been restated to conform to the provisions of Statement No. 128.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

INTRODUCTION

        Pursuant to a Share Sale and Purchase Agreement dated December 5, 1997 among the Company, Limited, and The General Electric Company p.l.c., the owner of all the shares of capital stock of Magec, the Company through Limited acquired on December 23, 1997 all of the issued and outstanding shares of capital stock of Magec. The purchase price for Magec was 17,000,000 Pounds Sterling (equal to approximately $28,288,000) paid in cash (see Liquidity and Capital Resources for details of financing) and has been accounted for as a purchase. Magec operates from hangars, workshops and office facilities of approximately 65,000 square feet at London Luton Airport, England. Magec provides a full range of services for users of corporate aircraft including refueling and handling, charter, engineering, management and maintenance services for corporate aircraft. The acquisition more than doubled the total asset base of the Company since September 30, 1997. The purpose of the acquisition is to enhance the long-term earnings ability of the Company by enlarging the asset base of the UK operations. The acquisition has resulted in the expansion of the Company's fixed wing aviation capability as well as providing a complementary facility to the fixed base operation at Morristown Municipal Airport, New Jersey.

        On February 27, 1998 the Company, through Lynton Jet acquired for $1,864,000 in cash (including acquisition costs) substantially all the assets of Jet Systems, including its ground lease on a hangar facility, located at Morristown Municipal Airport, Morristown, New Jersey (the "Jet System Acquisition"), pursuant to an Asset Purchase Agreement between 41 North 73 West Inc. d/b/a Jet Systems and Lynton Jet. The purchase will enable Lynton Jet to provide additional FBO facilities for corporate aircraft users of Morristown Municipal Airport.

        On September 3, 1998 the Company, through Limited, pursuant to two Aircraft Sales Agreements acquired two helicopters owned by Air Hanson Limited for a total consideration of $4,168,000. Furthermore, pursuant to a Share Sale and Purchase Agreement dated September 3, 1998 (the "Air Hanson Share Sale and Purchase Agreement") among Limited, Hanson Funding (G) Limited (the owner of the shares of capital stock of Air Hanson), and Hanson Finance PLC, Limited acquired on September 3, 1998 all of the issued and outstanding capital stock of Air Hanson (the "Air Hanson Shares"). The purchase price for the Air Hanson Shares will be calculated by reference to the net asset value of Air Hanson following the issuance of audited completion accounts. The price to be paid is subject to a maximum purchase consideration of 500,000 Pounds Sterling, and although no assurances can be given management believes that the issue of the audited completion accounts will result in a repayment to Limited when the net asset values are compared to the warranted net asset value as stated in the Air Hanson Share Sale and Purchase Agreement.

RESULTS OF OPERATIONS

         The table below sets forth operating results information for each of the Company's operations and on a consolidated basis for the three years ended September 30, 1998 (thousands of dollars):

                                              Year ended September 30,
                                            1998        1997       1996
Flight operations revenues                  $18,031     $ 9,004    $ 7,894
   Gross margin                             $ 3,190     $ 1,259    $   931
   Gross margin %                             17.7%       14.0%      11.8%
Maintenance operations revenues             $ 9,234     $ 5,990    $ 6,238
   Gross margin                             $   781     $   999    $   924
   Gross margin %                              8.5%       16.7%      14.8%
Aircraft sales operations revenues          $ 1,029     $   984    $   834
   Gross margin                             $   628     $   655    $   466
   Gross margin %                             61.0%       66.6%      55.9%
Fixed base operations revenues              $18,632     $ 9,607    $ 7,820
   Gross margin                             $ 6,200     $ 3,443    $ 2,836
   Gross margin %                             33.3%       35.8%      36.3%
Consolidated revenues                       $46,926     $25,585    $22,786
Consolidated direct costs                    36,127      19,229     17,629
Consolidated gross margin                    10,799       6,356      5,157
  Selling, general & administrative
 expenses                                     5,313       3,016      2,432
  Depreciation                                1,692         689        662
  Amortization of goodwill &
 intangible assets                              575         128        127
  Restructuring costs                           416           -          -
Operating income                              2,803       2,523      1,936
  Amortization of debt discount &
 issuance costs                                 111          77        139
  Interest expense                            2,399       1,162      1,336
  Write-off of amount due from affiliate          -           -        191
  Gain related to sale of PDG investment        (75)          -          -
Income before tax provision and
 extraordinary item                             368       1,284        270
  Income tax provision                          242         238        151
Income before extraordinary item                126       1,046        119
  Extraordinary  item  -  Gain  related
to early extinguishment of                        -          46        287
  debt
Net income                                     $126      $1,092       $406

        The following discussions of results of operations for the Company include results of operations for United Kingdom ("UK") subsidiaries translated from pounds sterling ("sterling") to U.S. dollars at the average rate of exchange during the respective periods. The average value of sterling increased by approximately 2% in fiscal 1998 compared to fiscal 1997 and 6% in fiscal 1997 compared to fiscal 1996. The effect on consolidated results of operations resulting from changes in the exchange rate of sterling as compared to a constant exchange rate from period to period has been to report lower revenues and expenses for UK subsidiaries when the value of sterling decreased and to report higher revenues and expenses for UK subsidiaries when the value of sterling increased. Fluctuations in the value of sterling will continue to have an effect on the results of operations for UK subsidiaries as reported in U.S. dollars and the resulting consolidated results of operations for the Company.

1998 COMPARED TO 1997 (000'S)

        Revenues for fiscal 1998 increased to $46,926 as compared to revenues in fiscal 1997 of $25,585 an increase of $21,341 or 83.4%. This increase resulted primarily from the acquisitions in fiscal 1998 (see discussion of each operational area below).

        The Company reported operating income for fiscal 1998 of $2,803 as compared to $2,523 in fiscal 1997, an increase of $280 or 11.1%. This change resulted primarily from increased operating income from the Company's fixed base operations in the US and the newly acquired Magec FBO in the UK along with an increase in UK flight operations.

        Interest expense for fiscal 1998 increased to $2,399 as compared to $1,162 for fiscal 1997, an increase of $1,237 or 106.5%. This increase is due to the acquisitions financed during fiscal 1998.

        In fiscal 1998, the Company sold, for cash, its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG. The Company realized a gain on the sale of $75.

        The Company had a net income of $126 for fiscal 1998 as compared to net income of $1,092 for fiscal 1997. This change was primarily caused by the increased interest expense due to the acquisitions financed, and restructuring costs of $416 relating to the acquisitions in fiscal 1998.

        The Company's ability to improve earnings is primarily dependent on the enhancement of revenues and margins from its operations, along with a reduction in its interest expense. The performance of each operation is affected by different market conditions and varies as to stability and degree of predictability. Below is a discussion of each of the Company's operating areas and the factors which have historically, and will continue, to affect performance.

FLIGHT OPERATIONS

        Revenues from flight operations overall increased by $9,027 or 100.3% for fiscal 1998 as compared to fiscal 1997. This improvement was primarily due to the Magec Acquisition which increased revenues by $5,604 and the Air Hanson Acquisition which increased revenues by $838. Additionally there were increased revenues from Aviation Limited in the UK due to an increase in the charter of long range corporate jet aircraft and an increase in US charter revenues due to an increase in management contract customers. The performance of these operations has been and will continue to be primarily affected by demand for both helicopter and fixed-wing charter within the UK market and between the UK and international destinations. Such demand may vary significantly from period to period.

MAINTENANCE OPERATIONS

        Revenues from maintenance operations increased by $3,244 or 54.2% in fiscal 1998 as compared to fiscal 1997, primarily due to an increase in fixed-wing maintenance as a consequence of the Magec Acquisition which increased revenues by $3,457 offset by a reduction in UK helicopter maintenance revenues in fiscal 1998. Gross margin percentage from these operations declined in fiscal 1998 as compared to fiscal 1997 due to the inclusion of the Magec Acquisition which produced a high revenue volume but a lower gross margin percentage. Although no assurances can be given, it is the intention of management to attempt to improve this area of the business by focusing on more profitable installation projects as well as improving pricing on current ad hoc work. Revenues from maintenance operations are affected by both the number of hours flown per aircraft and changes made by either the FAA or CAA to component parts lives and inspection intervals. Additionally, gross margins are dependent upon the levels of installation projects completed during the year.

AIRCRAFT SALES OPERATIONS

        Revenues from aircraft sales operations increased by $45 or 4.6% in fiscal 1998 as compared to fiscal 1997. Significant fluctuations in revenues and gross margin percentages from aircraft sales operations may occur from period to period based upon the role the Company takes in such transactions in which it is involved. For aircraft sales transactions in which the Company acts as principal, the Company records the full sales price of the aircraft as revenue and the cost of the aircraft as a charge to direct costs, resulting in a relatively low gross margin percentage. In other transactions, the Company may act strictly as a broker and record as revenue only the commissions on these sales transactions, generating a relatively high gross margin percentage. Consequently, the performance of these operations can best be gauged by the gross margins achieved for each period. Gross margins generated by aircraft sales operations have historically had a material impact on the operating results of the Company and can vary significantly from period to period. The level of aircraft sales transactions is, to a significant degree, reflective of overall economic conditions.

FIXED BASE OPERATIONS

        Revenues from fixed base operations increased by $9,025 or 94.0% in fiscal 1998 as compared to fiscal 1997. This change is primarily attributable to the Magec Acquisition in the UK which has led to increased revenues of $7,388. The remainder of the improvement is a result of the Jet Systems Acquisition along with the Company's increased presence at Morristown Municipal Airport, Morristown, New Jersey. The performance of these operations to a significant degree is based upon the level of tenant occupancy with tenant leases ranging in term from one year to eleven years. High occupancy levels for such facilities in the New York/New Jersey metropolitan area have allowed the financial performance of these operations to consistently improve during the last several years.


1997 COMPARED TO 1996 (000'S)

        Revenues for fiscal 1997 increased to $25,585 as compared to revenues in fiscal 1996 of $22,786, an increase of $2,799 or 12.3%. This increase consists primarily from increased revenues from the Company's fixed base operations of $1,787 and UK flight operations of $851 (see discussion of each operational area below).

        The Company reported operating income for fiscal 1997 of $2,523 as compared to $1,936 in fiscal 1996, an increase of $587 or 30.3%. This change resulted primarily from increased operating income from the Company's fixed base operations and UK flight operations.

        Interest expense for fiscal 1997 decreased to $1,162 as compared to $1,336 for fiscal 1996, a decrease of $174 or 13.0%. This decrease primarily represents interest paid on the reduced average level of outstanding borrowings.

        In fiscal 1997, the Company repurchased a portion of its 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures") in the principal amount of $100 for cash payments totaling $50. The Company realized a gain on redemption of $47 net of related debt issuance costs, on these repurchases. In fiscal 1996, the Company repurchased a portion of its 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures") in the principal amount of $540 for cash payments totaling $162. The Company realized a gain on redemption of $287 net of related debt issuance costs, on these repurchases.

        The Company had net income of $ 1,092 for fiscal 1997 as compared to $406 for fiscal 1996, an increase in profit of $686 or 169.7%. The primary causes for this increase were increased operating income from the Company's fixed base operations and UK flight operations and reduced interest costs on the reduced average level of outstanding borrowings offset by a reduction in gains realized by the Company on the redemption of a portion of its Debentures, net of related debt issuance costs.

        The Company's ability to improve earnings is primarily dependent on the enhancement of revenues and margins from its operations. The performance of each operation is affected by different market conditions and varies as to stability and degree of predictability. Below is a discussion of each of the Company's operating areas and the factors which have historically, and will continue, to affect performance.

FLIGHT OPERATIONS

        Revenues from flight operations overall increased by $1,110 or 14.1% for fiscal 1997 as compared to fiscal 1996. This improvement was primarily due to increased fixed-wing charter revenues in the UK, partly offset by a reduced level of helicopter charter in the UK. The performance of these operations has been and will continue to be primarily affected by demand for both helicopter and fixed-wing charter within the UK market and between the UK and international destinations. Such demand may vary significantly from period to period.

        In August 1995, pursuant to a Business Transfer Agreement with PLM Dollar Group Limited ("PDG"), a company organized under the laws of Scotland, substantially all the business, assets and liabilities of Dollar Air and Black Isle were transferred to PDG in exchange for 50% of the capital stock of PDG. Simultaneously with the consummation of the transaction, substantially all of the business, assets and liabilities of P.L.M. Helicopters Limited, a company organized under the laws of Scotland ("PLM") were transferred to PDG and the shareholders of PLM were issued the remaining 50% of the capital stock of PDG. Accordingly, the Company accounts for their investment under the equity method of accounting. During fiscal 1996, the asset was reclassified as investment in jointly-owned company held for resale, and therefore, the Company's share of the gain or loss in the jointly-owned company was no longer recognized under the equity method of accounting. The Company's equity in the loss of jointly-owned company was immaterial in fiscal 1996. In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG for approximately $1,298. Under the purchase agreement, the aggregate purchase price was payable in two payments. The first payment of approximately $323 was received in November 1997 and the second and final payment was received by the company in August 1998. The company recognized a gain on the sale of $75.

MAINTENANCE OPERATIONS

        Revenues from maintenance operations decreased by $248 or 4.0% in fiscal 1997 as compared to fiscal 1996, primarily due to a decreased volume of maintenance sales related to customer aircraft in the UK. Gross margin percentage from these operations declined in fiscal 1997 as compared to fiscal 1996 due to increased market competitiveness in the helicopter maintenance area. Revenues from maintenance operations are affected by both the number of hours flown per aircraft and changes made by either the FAA or CAA to component parts lives and inspection intervals. Additionally, revenues are dependent upon the levels of installation projects completed during the year.

AIRCRAFT SALES OPERATIONS

        Revenues from aircraft sales operations increased by $150 or 18.0% in fiscal 1997 as compared to fiscal 1996. Significant fluctuations in revenues and gross margin percentages from aircraft sales operations may occur from period to period based upon the role the Company takes in such transactions in which it is involved. For aircraft sales transactions in which the Company acts as principal, the Company records the full sales price of the aircraft as revenue and the cost of the aircraft as a charge to direct costs, resulting in a relatively low gross margin percentage. In other transactions, the Company may act strictly as a broker and record as revenue only the commissions on these sales transactions, generating a relatively high gross margin percentage. Consequently, the performance of these operations can best be gauged by the gross margins achieved for each period. Gross margins generated by aircraft sales operations have a material impact on the operating results of the Company and have historically varied significantly from period to period. The level of aircraft sales transactions is, to a significant degree, reflective of overall economic conditions.

FIXED BASE OPERATIONS

        Revenues from fixed base operations increased by $1,787 or 22.8% in fiscal 1997 as compared to fiscal 1996. This change is primarily attributable to an increase in the level of fuel sales volume and tenant occupancy at the Company's fixed base operations in Morristown, New Jersey. The performance of these operations to a significant degree is based upon the level of tenant occupancy with tenant leases ranging in term from one year to eleven years. High occupancy levels for such facilities in the New York/New Jersey metropolitan area have allowed the financial performance of these operations to consistently improve during the last several years.

LIQUIDITY AND CAPITAL RESOURCES

        At September 30, 1998, the Company had a working capital deficit of $1,647 and stockholders' equity of $4,871. The Company had net cash provided by operating activities of $2,357 in fiscal 1998 compared to $969 in fiscal 1997. The Company had an overall increase in cash and cash equivalents of $2,369 in fiscal 1998 compared to a decrease of $542 in fiscal 1997. This increase in cash flow from operating activities is primarily due to the effect of the cash received from the sale of aircraft held for resale.

        On November 8, 1996, a Debt Discharge Agreement (the "Debt Discharge Agreement") was entered into by and among Hanson North America, Inc. ("Hanson North America"), Millennium America Inc. (formerly named Hanson America Inc.) ("Millennium America"), and the Company, Lynton Jet and Lynton Properties. Prior thereto, Hanson North America had succeeded to HM Holdings, Inc. ("HM Holdings"), as lender under a Credit Agreement and had acquired certain assets of HM Holdings including the equity securities described below. Pursuant to the Debt Discharge Agreement and on November 13, 1996, Hanson North America was paid the sum of $3,500, and in consideration thereof (plus other consideration described below), (i) cancelled the Loans and discharged all obligations under the Credit Agreement except for certain indemnification obligations stated therein to survive termination of the Loans, (ii) surrendered to the Company 848,454 shares of common stock, par value $.30 per share (the "Common Stock"), of the Company, (iii) surrendered Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company, and (iv) surrendered 2,000 shares of Series D Preferred Stock of the Company (the "Debt Discharge Transaction").
The foregoing shares and Warrants represented Hanson North America's entire equity interest in the Company. As provided in the Debt Discharge Agreement, the foregoing transactions were deemed to have occurred as of September 30, 1996.

        In connection with the Debt Discharge Transaction, Hanson North America also released all security and liens under the Credit Agreement, including its First Leasehold Mortgage (the "Leasehold Mortgage") and Assignment of Rents on the Jet Centre facility operated by Lynton Jet at the Morristown Municipal Airport, Morristown, New Jersey. In addition, Millennium America, which previously guaranteed certain obligations of Lynton Jet which were also secured by the First Leasehold Mortgage, terminated and released its interests in the Leasehold Mortgage. Millennium America continues to guarantee certain obligations of Lynton Jet to Massachusetts Mutual Life Insurance Company (see discussion below under this heading).

        Simultaneously with the completion of the Debt Discharge Transaction, and in order to pay Hanson North America $3,500 in connection therewith, Lynton Jet , as borrower, entered into a Loan and Security Agreement dated November 13, 1996 with Finova Capital Corporation ("Finova"), as Lender, pursuant to which Finova made a secured loan to Lynton Jet in the principal amount of $4,000 (the "1996 Finova Loan").

        The 1996 Finova Loan, together with interest thereon at the interest rate of 10.7% per annum shall be repaid in 96 equal consecutive monthly payments consisting of (a) principal and interest in an amount that will fully amortize 65% of the 1996 Finova Loan plus (b) interest only, on the remaining 35% of the principal balance of the 1996 Finova Loan calculated at 10.7% per annum. The remaining unpaid principal balance ($1,400) of the 1996 Finova Loan shall be payable on December 1, 2004. The 1996 Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth and a minimum earnings, before interest, taxes, depreciation and amortization, coverage ratio by both Lynton Jet as borrower and Lynton Group, Inc. as guarantor.

        In December 1993, the Company completed an off-shore placement of $2,500 principal amount of 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures"). The Debentures were originally convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at a price of $3.75 per share. Prior to December 31 of each of the years from 1996 to 1998, inclusive, the Company has agreed to pay to the trustee for the Debentures, as a sinking fund payment, cash in the amount of 1/3 of the aggregate principal amount of the issued Debentures, provided that Debentures converted or reacquired or redeemed by the Company may be used, at the principal amount thereof, to reduce the amount of any sinking fund payment. In fiscal 1997, the Company repurchased a portion of its Debentures due December 31, 1998 in the principal amount of $100 for cash payments totaling $50. The Company realized a gain on redemption of $47, net of related debt issuance costs, on these repurchases. In fiscal 1996, the Company repurchased a portion of its Debentures in the amount of $540 for cash payments totaling $162. The Company realized a gain on redemption of $287, net of related debt issuance costs, on these repurchases. In addition, during a limited period of time during fiscal 1997, the remaining holders of the Debentures had been given the opportunity to convert the Debentures into shares of Common Stock of the Company at a conversion price of $.33 per share. Prior to completion of the Debt Discharge Transaction and refinancing of the Jet Centre facility described above, there were Debentures in the principal amount of $1,960 outstanding. Two holders of the Debentures, who are affiliates of the Company, issued their consent to convert the Debentures held by them (in the principal amount of $1,065) into 3,227,273 shares of Common Stock (effective at September 30, 1996). The Debentures acquired in the above transactions were applied against the sinking fund obligations for December 31, 1996, 1997 and 1998. At December 31, 1997, the Company has satisfied its sinking fund requirement (see Note 5 to the Company's consolidated financial statements), and Debentures in the principal amount of $795 remained outstanding. In December 1998 an amount of $795 , plus remaining accrued interest, was paid to the trustee for the Debentures, such funds to be utilized to pay the remaining principal and interest on the Debentures which matured on December 31, 1998.

        In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG for approximately $1,307. Under the purchase agreement, the aggregate purchase price was payable in two installments, the first of which was received in November 1997, and the second and final payment was received by the Company in August 1998.

        In connection with the acquisition of Magec, the consideration paid was 17,000 Pounds Sterling (equal to approximately $28,288) paid in cash. The funds used to purchase Magec (including acquisition costs) included bank financing in the principal amount of 12,827 Pounds Sterling (equal to approximately $21,344) with the balance of the purchase price from debt financing as follows: (i) promissory notes (the "December 1999 Notes") in the aggregate principal amount of $1,664 due on December 23, 1999, with interest at 12.0% per annum, issued and sold to entities which may be deemed affiliates of Paul R. Dupee Jr., Chairman of the Board and a director of the Company; (ii) a non interest bearing loan in the principal amount of $1,353 due on December 23, 1998, pursuant to an Option Agreement entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec, and (iii) 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816 (the "8.0% Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties. The 8.0% Debentures will be convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at an initial conversion price of $1.00 per share (the "Conversion Price") once the Certificate of Incorporation is modified to increase the number of authorized shares of Common Stock (the "Capitalization Amendment"). In addition, the 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of Common Stock of the Company, or any successor, becomes listed on the London Stock Exchange. The Conversion Price will be subject to adjustment upon the occurrence of certain events, which include, among other things, the issuance of Common Stock or the issuance of securities convertible into or exchangeable for shares of Common Stock (with certain exceptions as set forth in the 8.0% Debentures) at less than the then current market price of the Common Stock, in which event the Conversion Price will be reduced (i) proportionately by the difference between the then current market price and the offering price if such offering price is greater than the then Conversion Price or (ii) to equal the offering price if such offering price is less than the then Conversion Price. In addition, the Company may from time to time reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided that in no event may the Conversion Price be less than the par value of a share of Common Stock. The 8.0% Debentures bear interest at the rate of 8.0% per annum payable semi-annually on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for the purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 and December 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for the purposes of determining amounts which may be convertible into shares of Common Stock.

        In connection with the Magec Acquisition, Limited entered into a facilities agreement with Bank of Scotland Limited ("Bank of Scotland") which provided bank financing in the principal amount of 12,827 Pounds Sterling (equal to approximately $21,344). The facility consists of term debt at an interest rate of 2.25% above the Sterling LIBOR rate repayable in installments through to September 30, 2002 and a term overdraft facility of 2,000 Pounds Sterling (equal to approximately $3,328) repayable in two equal installments on September 30, 2001 and September 30, 2002. The facilities are collaterized on certain aircraft owned by Magec and further collaterized by a floating charge over the assets of all the UK subsidiaries. The facilities agreement requires compliance, by Limited, with certain covenants, financial and otherwise, including maintaining a minimum adjusted net worth, a minimum senior interest coverage ratio, a minimum senior debt service cash cover ratio and a maximum loan to value coverage ratio for the aircraft financing.

        In April 1998, the December 1999 Notes (in the principal amount of $1,664) were repaid in full as a result of the sale of a certain aircraft by Magec for the purchase price of $7,250. In connection therewith, certain other bank indebtedness in the amount of $4,998 was repaid, and Westbury Properties Corp. (which may be deemed an affiliate of the company's Chairman of the Board) which entity held an option to acquire said aircraft for the price of $6,664 surrendered its option over said aircraft in return for a sum equal to the difference between the purchase price ($7,250) and the option price ($6,664).

        In June 1998, the terms of the Option Agreement between Magec and an unrelated party were amended to allow for a further initial advance of $1,500 to be followed by further advances on certain payment dates in accordance with the payment schedule included in the Option Agreement. The further advances will be utilized to repay certain bank borrowings of Limited. The first further advance under the Option Agreement of $1,500, and subsequent advances have been received by Magec in accordance with the revised terms of the Option Agreement and were immediately utilized to repay certain bank borrowings of Limited.

        In connection with the Jet Systems Acquisition a loan agreement was entered into with Finova on February 27, 1998 (the "1998 Finova Loan") in the principal amount of $1,625. The 1998 Finova Loan which bears interest at a rate of 10.1% per annum shall be repaid in 60 equal consecutive monthly payments consisting of (a) principal and interest that will fully amortize 65% of the 1998 Finova Loan plus (b) interest only, on the remaining 35% of the principal balance of the 1998 Finova Loan calculated at 10.1% per annum. The remaining unpaid principal balance ($569) of the 1998 Finova Loan shall be payable on March 1, 2003. The 1998 Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth, a minimum earnings before interest, taxes, depreciation and amortization, coverage ratio and a total liabilities to consolidated net worth ratio by both Lynton Jet as borrower and Lynton Group, Inc. as guarantor.

        In connection with the acquisition of Air Hanson, consideration of $4,168 was paid in cash. The funds used to purchase Air Hanson included bank financing in the principal amount of $2,500 with the balance of the purchase price from debt financing through the issue of 8.0% Subordinated Convertible Debentures (the "Additional 8.0% Debentures") due December 31, 2007 in the aggregate principal amount of $4,623 issued and sold to certain institutional investors. The Additional 8.0% Debentures are convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at conversion ratios starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999;
and then decreasing monthly thereafter by $.05 per month until December 1, 1999 whereupon the conversion ratio shall thereafter be $1.00 per share. The conversion ratios provided above shall be subject to adjustment upon the occurrence of certain events as provided in the 8.0% Debentures and the Additional 8.0% Debentures. In addition, the Additional 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of the Common Stock of the Company, or any successor, become listed on The London Stock Exchange. The Additional 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on December 31, 1998. However, (i) in the event the Company provides any holder of the Additional 8.0% Debentures with a notice of redemption (which as provided in the Additional 8.0% Debentures can be no sooner than June 1, 2000) and such redemption is rejected by the holder thereof, then and in such event, in lieu of paying interest in cash for any interest payment date occurring thereafter, or (ii) if at any other time, and at least 30 days prior to any interest payment date, a holder provides the Company with a written request that interest due to the holder for such interest payment date be paid in the form of PIK Interest, then, the Company may, at its sole option, with regard to the preceding clauses (i) or (ii), whichever is applicable, pay PIK Interest for any such interest payment date whereupon any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. No holder has as of this date requested PIK Interest in lieu of cash interest with regard to the Additional 8.0% Debentures.

        The Company expects to continue meeting all of its obligations in the coming year by focusing on its established operations. Cash flows from these operations are expected to be sufficient to meet all of its operating requirements, and debt service requirements.

        Aircraft are financed primarily through short and medium term notes payable to banks and financing companies and are generally collateralized by such aircraft. In April 1997, the Company purchased a new helicopter for $1,870, for the sole purpose of selling in a joint ownership program the Company introduced in January 1997. Due to a longer time than was anticipated, by the Company, to sell the helicopter under a joint ownership program, the Company decided to sell the aircraft to a single purchaser. The Company sold the aircraft in April 1998 for $1,900. Under the terms of the sales agreement the Company is obliged to sell a certain number of charter hours on the aircraft within the first twelve months. Although no assurances can be given, the Company believes it will not sustain a loss on this commitment. The proceeds of the sale were used to repay the debt to G.E. Capital Corporation, which financed the purchase of the aircraft.

        The Company has a contracted capital expenditure commitment of 165 Pounds Sterling (equal to approximately $281) for fiscal 1999. In addition, there can be no assurance that the Company will not incur substantial costs related to the year 2000 compliance issue, as discussed below under "Other Matters".

        In June 1994, Lynton Properties issued to Connecticut Mutual Life Insurance Company ("Connecticut Mutual") a $9,000 mortgage note at 6.69% due January 3, 2006 (the "Mortgage Note") with scheduled monthly payments of principal and interest. The Mortgage Note is secured by a Leasehold Mortgage and Security Agreement and an Assignment of Leases and Rents on a lease between a certain tenant and Lynton Properties relating to a hangar and office facility located at the Lynton Jet. Massachusetts Mutual Life Insurance Company ("Mass Mutual") is an assignee of Connecticut Mutual under this loan. In addition, the obligations of Lynton Properties under the Mortgage Note are guaranteed by Lynton Jet pursuant to a Guaranty Agreement dated June 22, 1994, between Lynton Jet and Connecticut Mutual (the "Jet Centre Guaranty"). Further, the obligations of Lynton Jet under the Jet Centre Guaranty, other than certain environmental and related obligations, are, and continue to be, guaranteed by Millennium America, pursuant to a Guaranty Agreement, dated June 22, 1994, between Millennium America and Connecticut Mutual (the "Millennium America Guaranty").

        The Company has unused U.S. Federal tax net operating loss carryforwards at September 30, 1998 of approximately $1,035, which expire through September 30, 2010. As a result of the Jet Centre acquisition, the related issuance of a warrant to HM Holdings and the conversion of the Debentures and Preferred Stock into common stock referred to above, utilization of the net operating loss carryforwards is substantially restricted under
Section 382 of the Internal Revenue Code of 1986, as amended, to a specified maximum percentage (approximately 5.8%) of the fair market value of the Company at the time of the ownership change. For purposes of this limitation, management has estimated that the value of the Company was in excess of $3,800 at the time of the ownership change.

        Inflation has not significantly impacted the Company's operations.

IMPACT OF RECENTLY ISSUED  ACCOUNTING STANDARDS NOT YET ADOPTED

        In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income", ("FAS 130") which is effective for fiscal years beginning after December 15, 1997. The Statement addresses the reporting and displaying of comprehensive income and its components. The adoption of FAS No. 130 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

        In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of FAS 131 is not expected to have a material effect on the Company's financial statements.

        In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives will be reported in the statement of operations or as a deferred item, depending on the use of derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the derivative must be highly effective in achieving offsetting changes in fair value or cash flows of the hedged items during the term of the hedge. The Company has not yet determined the impact, if any, that the adoption of FAS 133 will have on the consolidated financial statements.

OTHER MATTERS

        The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret data beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In fiscal 1998, the Company began to methodically review its current computer systems in order to (a) identify those systems that are not Y2K compliant; (b) identify the costs of repairs and modifications required to existing systems in order to ensure Y2K compliance; and (c) estimate the cost of replacement for those systems that were not capable of being modified to a Y2K compliant state. The Company has identified that its financial and informational systems are the most critical systems that will require Y2K modifications. The internal review identified certain computer hardware systems that were not Y2K compliant and a replacement and modification program commenced in the latter half of fiscal 1998, which is scheduled to be complete during the third quarter of fiscal 1999. Additionally certain computer software programs were also found not to be Y2K compliant. The Company, largely due to the acquisitions during fiscal 1998, is currently in the process of upgrading its software programs and is ensuring that new software is Y2K compliant. As the Company is continually upgrading and improving systems in the ordinary course of business, the cost of ensuring the Company is Y2K compliant is estimated to be $250 of which approximately $50 has been expensed in fiscal 1998. Although no assurances can be given that there will be no interruption of operations in the year 2000 the Company believes that it has reasonably assessed all of its systems in order to ensure that the Company will not suffer any material adverse effect of not being Y2K compliant.


                      MARKET FOR THE COMMON STOCK; DIVIDENDS

        The Company's Common Stock is traded in the over-the-counter market and is quoted in the "pink sheets" promulgated by the National Quotation Bureau, Inc. and is qualified for listing on the OTC Bulletin Board under the symbol "LYNG". Until October 20, 1995, the Company's Common Stock was listed on the Nasdaq Small-Cap Market. Trading in the Company's stock has been sporadic and relatively inactive since October 20, 1995.

        The following chart sets forth the range of the high and low bid quotations for the Company's Common Stock for each period indicated. The quotations represent prices between dealers and do not include retail markups, markdowns, commissions or other adjustments and may not represent actual transactions.

                                                         BID PRICES
PERIOD                                               HIGH           LOW
Fiscal year ended September 30, 1995:
        Oct. 1, 1994 to Dec. 31, 1994                15/16          7/8
        Jan. 1, 1995 to March 31, 1995               1-7/16         15/16
        April l, 1995 to June 30, 1995               1-1/8          3/4
        July 1, 1995 to Sept. 30, 1995               3/4            1/8

Fiscal year ended September 30, 1996:
        Oct. 1, 1995 to Oct. 20, 1995                3/16           1/8

Fiscal year ended September 30, 1997:
        Oct. 1, 1996 to Dec. 31, 1996                1/8            1/8
        Jan. 1, 1997 to March 31, 1997               1/8            1/8
        April l, 1997 to June 30, 1997               1/8            1/8
        July 1, 1997 to Sept. 30, 1997               7/8            1/8

Fiscal year ending September 30, 1998:
        Oct. 1, 1997 to Dec. 31, 1997                1-3/4          3/4
        Jan. 1, 1998 to March 31, 1998               1/2            1/2
        April l, 1998 to June 30, 1998               No prices available
        July 1, 1998 to September 30, 1998           9/16           1/2

        The Company has never declared any cash dividends on its Common Stock and does not anticipate declaring cash dividends in the foreseeable future.


                               STOCKHOLDER PROPOSALS

        A stockholder proposal which is intended to be presented at an annual meeting of stockholders must be received by the Company at its principal executive offices, whose mailing address is 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, a reasonable time before a proxy solicitation is made by the Company.

                                     EXPENSES

        The following is an estimate of the costs and expenses incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Amount show below exclude the cost of paying for fractional shares after the Reverse Stock Split is effected.


               Legal fees and expenses               $  35,000
               Transfer and exchange agent fees          5,000
               Accounting fees and expenses             10,000
               Printing and mailing costs                5,000
               Fee to Collins Stewart                   65,000
               Miscellaneous                             5,000
                       Total                           $125,000

                            INCORPORATION BY REFERENCE

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

        This Information Statement incorporates documents by reference that are not presented in or delivered with this Information Statement. Copies of these documents are available without charge upon request from the Company.

        The following documents are hereby incorporated by reference into this Information Statement:

        The Company's Annual Report, pursuant to Section 13 or 15(d) of the 1934 Act, filed on Form 10-K for the fiscal year ended September 30, 1998, as amended;

        All other reports filed pursuant to Section 13 or 15(d) since the end of the fiscal year ended September 30, 1998.


                              ADDITIONAL INFORMATION

        The Company is presently subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13{th} floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                                      By Order of The Board of Directors


                                      Paul A. Boyd,
                                      Secretary
Dated:         ___________ , 1999

                                                            ANNEX A









                              FINANCIAL STATEMENTS OF
                        LYNTON GROUP, INC. AND SUBSIDIARIES







            CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1998

                      Lynton Group, Inc. and Subsidiaries

            Index to Consolidated Financial Statements and Schedule

                              September 30, 1998






Report of Independent Auditors                        F-1
Report of Independent Certified Public Accountants    F-2

Consolidated Financial Statements

Consolidated Balance Sheets                           F-3
Consolidated Statements of Income                     F-5
Consolidated Statements of Stockholders' Equity       F-6
Consolidated Statements of Cash Flows                 F-8
Notes to Consolidated Financial Statements            F-9

Schedules

Report of Independent Auditors                        F-29
Report of Independent Certified Public Accountants    F-30
Schedule II - Valuation and Qualifying Accounts       F-31


Schedules other than those listed above are omitted since they are not required, are not applicable or the information is included in the consolidated financial statements and notes thereto.

                        Report of Independent Auditors


The Board of Directors and Stockholders
Lynton Group, Inc.

We have audited the accompanying consolidated balance sheet of Lynton Group, Inc. and subsidiaries as of September 30, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lynton Group, Inc. and subsidiaries as of September 30, 1998, and the consolidated results of their operations and their consolidated cash flows for the year ended September 30, 1998, in conformity with generally accepted accounting principles.


/s/ Grant Thornton



London, England
December 18, 1998

              Report of Independent Certified Public Accountants


The Board of Directors and Stockholders
Lynton Group, Inc.

We have audited the accompanying consolidated balance sheet of Lynton Group, Inc. and subsidiaries as of September 30, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lynton Group, Inc. and subsidiaries as of September 30, 1997, and the consolidated results of their operations and their consolidated cash flows for the years ended September 30, 1997 and 1996, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP



New York, New York
January 13, 1998

                        Lynton Group, Inc and Subsidiaries

                            Consolidated Balance Sheets


                                                      SEPTEMBER 30,
                                               1998                   1997
ASSETS
Current assets:
Cash and cash equivalents                   $3,095,662            $   726,645
Accounts receivable (net of allowance
 for doubtful accounts of $77,000 in
 1998 and $22,000 in 1997)                   6,587,563              3,268,879
Investment in jointly-owned company
 held for resale                                     -              1,222,620
Inventories                                  6,206,249                803,677
Prepaids and other current assets            1,536,170                214,124
Total current assets                        17,425,644              6,235,945

Property, plant and equipment:
Aircraft                                     9,840,087              1,414,673
Buildings                                   20,884,114             14,133,096
Furniture and equipment                      2,257,339              1,352,370
Motor vehicles                                 766,391                379,660
Leasehold improvements                         807,752                766,136
                                            34,555,683             18,045,935
Less accumulated depreciation and
 amortization                                6,424,635              4,652,703
                                            28,131,048             13,393,232

Funds held in escrow                           150,000                150,000
Aircraft held for resale                     5,150,000              1,870,233
Long-term ground leases, less
 accumulated amortization of
 $592,000 in 1998 and $416,000 in 1997       2,158,449              1,933,861
Cost in excess of assets acquired,
 less accumulated amortization of
 $939,000 in 1998 and $530,000 in 1997      11,404,791              2,155,007
Other assets and deferred charges, less
 accumulated amortization of
 $332,000 in 1998 and $221,000 in 1997         662,978                484,970
Total assets                               $65,082,910            $26,223,248

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        Lynton Group, Inc and Subsidiaries

                            Consolidated Balance Sheets


                                                      SEPTEMBER 30,
                                               1998                   1997
Liabilities and stockholders' equity
Current liabilities:
Current portion of capital lease
 obligations                               $    54,119            $    38,480
Current portion of long-term debt            6,153,354              1,285,364
Accounts payable                             4,637,544              2,717,602
Accrued expenses                             4,429,635              1,215,747
Accrued income taxes                         1,000,438                268,159
Advances from customers                        208,196                245,102
Deferred revenue                             1,794,250              1,516,848
Total current liabilities                   18,277,536              7,287,302

Obligations under capital leases,
 less current portion                           56,396                 69,071
Deferred revenue, less current portion         480,000                720,000
Long-term debt, less current portion        25,149,670             12,664,832
Convertible Debentures                      11,439,499                795,000
Deferred income taxes                        4,809,236                163,183
Commitments and contingencies

Stockholders' equity:
Common Stock, par value $.30 a share:
 authorized 10,000,000 shares; issued
 6,394,872 shares in 1998 and 1997           1,918,462              1,918,462
Additional paid-in capital                   9,779,823              9,779,823
Accumulated deficit                         (7,014,742)            (7,141,115)
Cumulative foreign currency
 translation adjustment                        198,378                (21,962)
                                             4,881,921              4,535,208
Common stock held in Treasury at cost;
 850,454 shares in 1998 and 1997               (11,348)               (11,348)
Total stockholders' equity                   4,870,573              4,523,860
Total liabilities and
 stockholders' equity                      $65,082,910            $26,223,248

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        Lynton Group, Inc and Subsidiaries

                         Consolidated Statements of Income



                                           YEARS ENDED SEPTEMBER 30,
                                      1998            1997            1996
Net revenue:
 Flight operations                $18,030,805      $9,004,333      $7,894,484
 Maintenance operations             9,234,418       5,990,233       6,237,913
 Aircraft sales operations          1,029,047         983,723         833,781
 Fixed base operations             18,631,760       9,606,813       7,820,148
                                   46,926,030      25,585,102      22,786,326
Direct costs of operations:
  Flight operations                14,840,536       7,745,471       6,963,692
  Maintenance operations            8,453,789       4,990,984       5,313,666
  Aircraft sales operations           401,231         329,038         367,819
  Fixed base operations            12,432,028       6,163,540       4,984,026
                                   36,127,584      19,229,033      17,629,203
Operating expenses:
 Selling, general and
  administrative                    5,313,009       3,016,468       2,432,063
 Depreciation                       1,691,810         689,170         661,572
 Amortization of ground lease
  and goodwill                        575,214         127,646         126,960
 Restructuring costs                  415,750               -               -
Income from operations              2,802,663       2,522,785       1,936,528

Amortization of debt discount
 and issuance costs                   111,068          77,347         139,475
Interest expense                    2,399,293       1,161,549       1,336,137
Write-off of amount due
 from affiliate                             -               -         191,308
Gain on sale of investment            (75,632)              -               -
Income before income tax
 provision and extraordinary item     367,934       1,283,889         269,608
Income tax provision                  241,561         238,393         151,206
Income before extraordinary item      126,373       1,045,496         118,402
Extraordinary item-early
 extinguishment of debt, net of tax         -          46,864         287,408
Net income                           $126,373      $1,092,360        $405,810

Net income per share before
 extraordinary item                      0.02             .16             .06
Extraordinary item                          -             .01             .15
Net income per share-Basic               0.02             .17             .21
Net income per share-Diluted             0.02             .17             .21
Weighted average number of shares
 outstanding-Basic                  6,394,872       6,394,872       1,961,760
Weighted average number of shares
 outstanding-Diluted                6,598,159       6,394,872       1,961,760


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      Lynton Group, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity

                 YEAR ENDED SEPTEMBER 30, 1998, 1997 AND 1996

            Series C
           Convertible      Series D
         Preferred Stock Preferred Stock      Common Stock      Treasury stock
          Shares  Amount  Shares  Amount    Shares    Amount    Shares  Amount
Balance at -----   ---    -----    ---   ---------   --------    ----- ---------
 9/30/95   1,000   $10    2,000    $20   1,957,177   $587,153    2,000 $(10,500)

Issuance of shares of Common Stock related to acquisition of Dollar Air Services
 Limited       -     -        -      -       5,000      1,500        -        -

Net income for year ended 9/30/96
               -     -        -      -           -          -        -        -

Underaccrual of prior years dividends
               -     -        -      -           -          -        -        -

Issuance of shares of Common Stock in exchange for Series C Preferred Stock
          (1,000)  (10)       -      -   2,053,876    616,163        -        -

Surrender of Series D Preferred Stock
               -     -   (2,000)   (20)          -          -        -        -

Issuance of shares of Common Stock related to redemption of convertible
 debentures    -     -        -      -   3,227,273    968,182        -        -

Surrender of shares of Common Stock to Company
               -     -        -      -    (848,454)  (254,536) 848,454     (848)

Discharge of debt due HM Industries, net of related taxes and costs
               -     -        -      -           -          -        -        -

Translation adjustment at 9/30/96
               -     -        -      -           -          -        -        -

Balance at    --    --       --     --   ---------  ---------  -------  --------
 9/30/96       0     0        0      0   6,394,872  1,918,462  850,454  (11,348)

Net income for year ended 9/30/97
               -     -        -      -           -          -        -        -

Translation adjustment at 9/30/97
               -     -        -      -           -          -        -        -

Balance at    --    --       --     --   ---------  ---------  -------  --------
 9/30/97       0     0        0      0   6,394,872  1,918,462  850,454  (11,348)

Net income for year ended 9/30/98
               -     -        -      -           -          -        -        -

Translation adjustment at 9/30/98
               -     -        -      -           -          -        -        -

Balance at    --    --       --     --   --------- ----------  ------- ---------
 9/30/98       0    $0        0     $0   6,394,872 $1,918,462  850,454 $(11,348)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      Lynton Group, Inc. and Subsidiaries

                 YEAR ENDED SEPTEMBER 30, 1998, 1997 AND 1996

                                                  Cumulative
                  Additional                       Currency         Total
                    Paid-In       Accumulated    Translation     Stockholders'
                    Capital         Deficit       Adjustment        Equity
Balance at        ----------     ------------      ---------        ---------
 9/30/95          $8,321,055     $(8,624,285)      $(80,709)         $192,744

Issuance of shares of Common Stock related to acquisition of Dollar Air Services
 Limited               3,500               -              -             5,000

Net income for year ended 9/30/96
                           -         405,810              -           405,810

Underaccrual of prior years dividends
                           -         (15,000)             -           (15,000)

Issuance of shares of Common Stock in exchange for Series C Preferred Stock
                    (616,153)              -              -                 -

Surrender of Series D Preferred Stock
                          20               -              -                 -

Issuance of shares of Common Stock related to redemption of convertible
 debentures          100,045               -              -         1,068,227

Surrender of shares of Common Stock to Company
                     255,384               -              -                 -

Discharge of debt due HM Industries, net of related taxes and costs
                   1,715,972               -              -         1,715,972

Translation adjustment at 9/30/96
                           -               -         26,117            26,117

Balance at         ---------      -----------       --------        ---------
 9/30/96           9,779,823      (8,233,475)       (54,592)        3,398,870

Net income for year ended 9/30/97
                           -       1,092,360              -         1,092,360

Translation adjustment at 9/30/97
                           -               -         32,630            32,630

Balance at         ---------      -----------       --------        ---------
 9/30/97           9,779,823      (7,141,115)       (21,962)        4,523,860

Net income for year ended 9/30/98
                           -         126,373              -           126,373

Translation adjustment at 9/30/98
                           -               -        220,340           220,340

Balance at        ----------     ------------      --------        ----------
 9/30/98          $9,779,823     $(7,014,742)      $198,378        $4,870,573

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        Lynton Group, Inc. and Subsidiaries

                       Consolidated Statements of Cash Flows


                                                 YEAR ENDED SEPTEMBER 30,
                                              1998         1997        1996
Cash flows from operating activities
Net income                               $  126,373    $1,092,360    $405,810
Adjustments to reconcile net income
 to net cash provided by
 operating activities:
Depreciation and amortization             2,378,092       894,163     928,007
Profit on disposal of investment            (75,632)            -           -
Provision for deferred taxes                      -             -     151,206
Write-off of amount due from affiliate            -             -     191,308
Gain on early extinguishment of debt              -       (46,864)   (287,408)
Changes in certain assets and liabilities,
 excluding effect from acquisitions:
Accounts receivable                         901,002      (909,177)   (405,409)
Due (to) from affiliates                          -       (23,153)     44,775
Investment held for resale                1,298,252             -           -
Inventories                                (345,858)       18,622     182,479
Prepaids and other current assets          (399,197)      182,481     116,960
Accounts payable and accrued expenses    (1,416,138)      (47,968)    114,342
Advances from customers and deferred
 revenue                                   (109,542)     (191,087)    319,084
Net cash provided by operating activitie  2,357,352       969,377   1,761,154

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for Magec Aviation,
 net of cash acquired                   (29,693,138)            -           -
Cash paid for Jet Systems,
 net of cash acquired                    (1,864,076)            -           -
Cash paid for Air Hanson,
 net of cash acquired                    (4,185,567)            -           -
Aircraft held for resale                  8,564,000             -           -
Capital expenditures                       (444,446)     (652,160)   (273,263)
Disposal of fixed assets                          -        40,376      52,472
Net cash used in investing activities   (27,623,227)     (611,784)   (220,791)

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of senior subordinated
 convertible debt                                 -       (50,000)   (162,000)
Proceeds of borrowings from finance
 company, net of issuance costs                   -             -   3,850,000
Repayment to HM Holdings, Inc.                    -             -  (3,500,000)
Repayment of long-term debt             (12,741,367)     (900,034)   (610,868)
Proceeds from notes payable               1,540,789        84,000      34,700
Proceeds from Magec Aviation
 acquisition                             30,177,450             -           -
Proceeds from Jet Systems acquisition     1,625,000             -           -
Proceeds from Air Hanson acquisition      7,123,000             -           -
Reduction of capital lease obligations       (1,966)      (47,226)    (28,592)
Net cash provided by (used in)
 financing activities                    27,722,906      (913,260)   (416,760)
Effect of exchange rate changes on cash     (88,014)       13,837       7,550
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                              2,369,017      (541,830)  1,131,153
Cash and cash equivalents,
 beginning of year                          726,645     1,268,475     137,322
Cash and cash equivalents, end of year    3,095,662      $726,645  $1,268,475

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        Lynton Group, Inc. and Subsidiaries

                    Notes to Consolidated Financial Statements

                         September 30, 1998, 1997 and 1996



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Lynton Group, Inc. and its directly and indirectly wholly-owned subsidiaries (the "Company"), Lynton Jet, Inc. ("Lynton Jet"); Lynton Aviation, Inc.; Lynton Aviation Services, Inc.; Ramapo Helicopters, Inc. ("Ramapo") now known as Lynton Aircraft Maintenance Services, Inc.; Lynton Properties, Inc. ("Lynton Properties"); Lynton Group Limited ("Limited"); Lynton Aviation Limited ("Lynton Aviation"); European Helicopters Limited ("EHL"); Air Hanson Limited ("Air Hanson"); Magec Aviation Limited ("Magec"); Jet Systems; Dollar Air Services Limited ("Dollar Air") (see Note 3); Black Isle Helicopters Limited ("Black Isle"); LynStar Aviation, Inc. ("LynStar"), wholly-owned by LynStar Holdings Inc., which is 20% owned by the Company, has been consolidated as a wholly-owned subsidiary in the accompanying consolidated financial statements. The difference in consolidating the financial statements of LynStar, rather than accounting for the Company's investment using the equity method of accounting, is immaterial to the accompanying consolidated financial statements All significant intercompany accounts and transactions have been eliminated in consolidation.

PRINCIPAL BUSINESS ACTIVITY

The Company and its subsidiaries are engaged primarily in the performance of aviation sales and services in the United States and the United Kingdom (see
Note 6). Services include the, management charter and operation of aircraft for corporate, industrial and utility applications ("flight operations"); maintenance of aircraft ("maintenance operations"); sale and brokerage of aircraft ("aircraft sales operations"); and hangarage and refueling of aircraft ("fixed base operations").

REVENUE RECOGNITION

Revenues for maintenance and flight operations are recognized when services have been performed. Revenues related to aircraft sales and commissions are recognized at the time title is transferred. Rental revenues related to tenant leases are recognized pursuant to the terms of the respective leases.

INVENTORIES AND AIRCRAFT HELD FOR RESALE

Inventories (principally aircraft maintenance parts) and aircraft held for resale are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives indicated below.

Aircraft                                              10-15 years
Buildings                                                40 years
Furniture and equipment                                   5 years
Motor vehicles                                            5 years
Leasehold improvements                             Term of leases

GROUND LEASE, DEFERRED CHARGES

Ground lease and deferred charges, in connection with the acquisition of the assets of the Linpro Jet Centre in 1990 and its related refinancing (as described in Note 5), are being amortized on a straight-line basis over a term of 40 years.

The ground lease in connection with the acquisition of the assets of Jet Systems is being amortized on a straight line basis through December 1999.
The Company operates the Lynton Jet business out of the Company's hangar/office facility of approximately 132,000 square feet, owned by the Company, located at the Morristown Municipal Airport, Morristown, New Jersey, on a site leased pursuant to a ground lease with an initial term expiring on December 31, 2010 and with options to extend the term of the lease for five additional terms of five years each. The rental payments due under the lease are generally based upon increases in the consumer price index through the year 2020 and based upon fair market value thereafter. As a result of the Jet Systems acquisition completed in February 1998, Lynton Jet also operates out of an additional hangar/office facility of approximately 53,000 square feet, on a site pursuant to a ground lease with an initial term expiring on December 31, 1999. Although there can be no assurance, it is anticipated that during 1999 Lynton Jet will enter into a new ground lease for a period of 25 years on this site.

The Company operates Aviation Limited and EHL principally out of a hangar facility of approximately 20,000 square feet located in Denham, Middlesex, which is located outside of London. The hangar is owned by the Company and is located on a site leased pursuant to a ground lease, which expires in 2012.

The Company leases an additional facility of approximately 36,000 square feet at the Morristown Municipal Airport, Morristown, New Jersey, with an initial term that expired on May 31, 1998, with an option to renew for an additional three years. The Company exercised its option to renew for such additional three years, expiring May 31, 2001. Lynton Maintenance conducts its maintenance operation from this facility, in addition to the providing additional FBO facilities.

The Company, as a result of the Magec Acquisition completed in December 1997, now operates an additional FBO out of hangar and office facilities of approximately 65,000 square feet, at London Luton Airport located in the London, England metropolitan area. Magec leases the facilities from London Luton Airport pursuant to lease agreements which expire in 2035 and 2045. The rental payments due under the leases are generally based upon increases in the consumer price index, the next such reviews being December 2003 and January 2000.

The Company, as a result of the Air Hanson Acquisition completed in September 1998, now operates out of hangar and office facilities of approximately 60,000 square feet at Blackbushe Airport pursuant to a lease agreement which expires in 2001.

COST IN EXCESS OF NET ASSETS ACQUIRED AND COVENANT NOT TO COMPETE

Cost in excess of net assets acquired resulting from the excess of the purchase price over the net assets of businesses acquired is being amortized over a period of between twenty and forty years on the straight-line method.

The covenant not to compete is being amortized over 10 years which is the term of the agreement.

The carrying value of the long-lived assets are reviewed if the facts and circumstances suggest that it may be permanently impaired, in accordance with Statement of Financial Accounting Standards No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". Such review is based upon the undiscounted expected future operating cash flows derived from such assets and, in the event such result is less than the carrying value of the long lived assets, including goodwill, the carrying value of such assets would be reduced to an amount that reflects the expected future benefit.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes" which requires the use of the liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of foreign subsidiaries are translated at rates of exchange in effect at the close of the period. Revenues and expenses are translated at the weighted average of exchange rates in effect during the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included as part of the cumulative foreign currency translation adjustment component of stockholders' equity.

EARNINGS PER SHARE

In the first quarter of 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." The Company therefore changed the method used to compute earnings per share and restated all prior periods in accordance with SFAS No. 128. Basic earnings (loss) per share reflect the weighed-average number of common shares outstanding during each period. Diluted earnings per share reflect the impact of potential common shares from options and convertible debentures, using the treasury-stock method. Stock options to purchase common stock of the Company are antidilutive for the year ended September 30, 1998 due to the net loss in the year and are therefore excluded from the calculation of diluted earnings per share. For the years ended September 30, 1998 and 1997 stock options issued carried exercise prices in excess of the average market prices of the common stock in each of the respective years and are therefore excluded from the calculation of diluted earnings per share. Average market price has been computed using the weighted average market price of shares traded for each of the respective years ended.

Convertible debentures of the Company, when calculated on an "if-converted" basis, would be antidilutive for each of the three years in the period ended September 30, 1998 and are therefore excluded from the calculation of diluted earnings per share.

The incremental dilutive effect of share options was 203,287 for the year ended September 30, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and receivables approximates fair value because of their short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. The Statement addresses the reporting and displaying of comprehensive income and its components. The adoption of SFAS No. 130 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing whether there will be any impact of SFAS No. 133 on the Company's consolidated financial statements upon adoption, which is required in October 1999.

USING ESTIMATES IN FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Among the significant estimates made by management included in these Consolidated Financial Statements are the useful lives of long-lived assets, the fair value of financial instruments, the fair value of the Company's Common Stock, the realizable value of inventories and the aircraft held for resale, the estimated fair value of the aircraft at the end of the lease-which is guaranteed by the Company, the undiscounted expected future operating cash flows used in the review for testing the impairment of long-lived assets, allowance for doubtful accounts and the adequacy of the insurance coverage. Actual results may differ significantly from those estimates.

STOCK BASED COMPENSATION

The Company accounts for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and provides the disclosure required in SFAS No. 123 "Accounting for Stock Based Compensation".

RECLASSIFICATIONS

As a result of the increase in Convertible Debentures during the year, the prior years' figure of $795,000 has been reclassified and is now shown separately to long-term debt.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments in highly liquid securities having an original maturity date of three months or less.

CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to significant levels of credit risk are accounts receivable. The Company extends credit based on the evaluation of its clients' financial condition. The Company's historical credit losses have not been significant.

2.  STOCKHOLDERS' EQUITY

RECAPITALIZATION AGREEMENT

Pursuant to a Recapitalization Agreement, dated as of December 22, 1992, among the Company, Lynton Jet, HM Holdings, a director of the Company, and two additional investors, (i) the Company sold in aggregate to the director and two additional investors 1,000 shares of Series C Convertible Preferred Stock of the Company for $1,000,000 in cash, (ii) HM Holdings (a) purchased 2,000 shares of Series D Preferred Stock of the Company for $2,000,000 in cash which was applied to reduce the Company's indebtedness to HM Holdings, (b) exercised a portion of its Original Warrant for 848,454 shares of Common Stock of the Company for an exercise price of $851,577 in cash which was applied to reduce the Company's indebtedness to HM Holdings, and (c) was issued a New Warrant to purchase up to an additional 99,634 shares of Common Stock of the Company for $.30 per share at any time. The number of shares of Common Stock for which the New Warrant, and the price at which such shares were to be purchased, was subject to adjustment upon the occurrence of certain events.

Effective September 30, 1996, Hanson North America (as successor to HM Holdings) surrendered to the Company 2,000 shares of Series D Preferred Stock of the Company as part of the discharge settlement (the "Debt Discharge Agreement").

The four holders of all of the outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") have been offered by the Company and have agreed (effective September 30, 1996) to convert all of the Series C Preferred Stock into an aggregate of 2,053,876 shares of Common Stock. Two of such holders are James G. Niven, a director of the Company, and J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, a director of the Company. This transaction has been accounted for as an exchange of equity instruments with no gain or loss recognized.

3.  ACQUISITION AND TRANSFER

ACQUISITION OF MAGEC AVIATION LIMITED

In December 1997, the Company acquired through Limited all of the issued and outstanding shares of Magec, a company organized under the laws of England in a business combination which has been accounted for as a purchase and the accounts of Magec have been included in the accompanying consolidated financial statements for the period December 23, 1997 through September 30, 1998. Magec provides hangarage and refueling, charter, management, and maintenance services for corporate aircraft from its own exclusive terminal at London Luton Airport, England. The purchase price (including acquisition costs totaling $2,069,000) of $29,693,000 exceeded the estimated fair value of the net assets of Magec by $9,642,000, which is being amortized over twenty years.

The consideration paid was 17,000,000 Pounds Sterling (equal to approximately $28,288,000) paid in cash at closing. The funds used to purchase Magec (including acquisition costs) included bank financing in the principal amount of 12,827,000 Pounds Sterling with the balance of the purchase price from debt financing as follows: (i) promissory notes (the "December 1999 Notes") in the aggregate principal amount of $1,664,000 due on December 23, 1999, with interest at 12.0% per annum, issued and sold to entities which may be deemed affiliates of Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, and (ii) a non interest bearing loan in the principal amount of $1,353,000 due on December 23, 1998, pursuant to an Option Agreement entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec, and (iii) 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816,000 (the "Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties. (See note 5). On June 19, 1998 the terms of the Option Agreement were amended to allow for a further advance of $1,500,000 followed by additional further advances on certain dates in accordance with the payment schedule included in the Option Agreement. The further advances will be utilized to repay certain bank borrowings of Lynton Group Limited. The first further advance under the Option Agreement of $1,500,000 was received by Magec in accordance with the revised terms of the Option Agreement and was immediately utilized to repay certain bank borrowings of Lynton Group Limited. Both the aircraft and the associated liabilities are included on the consolidated balance sheet.

In connection with the aforesaid financing, an Option Agreement was entered into between Magec and Westbury Properties Corporation ("Westbury"), which may be deemed an affiliate of Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, whereby Westbury was granted an option expiring December 23, 1999 to acquire a certain aircraft owned by Magec for the purchase price of $6,664,000. During the quarter ended June 30, 1998 the said aircraft was sold by Magec for the purchase price of $7,250,000. In connection therewith, the December 1999 Notes including accrued interest thereon were paid in full, in addition certain other indebtedness in the amount of $4,998,000 was repaid and Westbury surrendered its option over said aircraft in return for a sum equal to the difference between the purchase price ($7,250,000) and the option exercise price ($6,664,000).

The following unaudited proforma consolidated results of operations assume that the Magec purchase occurred on October 1, 1996:

                                         Year Ended September, 30
                                            1998             1997
Revenue                               $52,200,000          $47,500,000
Net income                               $445,000           $1,393,000
Basic income per common share               $0.07                $0.11
Diluted income per common share             $0.07                $0.11

ACQUISITION OF THE ASSETS OF JET SYSTEMS

On February 27, 1998 the Company, through Lynton Jet, acquired for $1,864,000 in cash (including acquisition costs) substantially all the assets of Jet Systems, a company whose trading activities are consistent with Lynton Jet. The acquisition has been accounted for as a purchase and the accounts of Jet Systems have been included in the accompanying financial statements for the period February 27, 1998 through September 30, 1998. The results of operations from October 1, 1997 would not materially effect revenue or earnings.

ACQUISITION OF AIR HANSON LIMITED

Pursuant to two Aircraft Sales Agreements among Limited and Air Hanson, Limited acquired on September 3, 1998 two helicopters owned by Air Hanson for a total consideration of $4,168,000.

In September 1998, the Company acquired through Limited (the "Air Hanson Acquisition") all of the issued and outstanding shares of Air Hanson Limited, a company organized under the laws of England. At the time of the Air Hanson Acquisition, Air Hanson Limited owned Air Hanson Engineering Limited ("Air Hanson Engineering") and Air Hanson Aircraft Sales Limited ("Air Hanson Sales") both companies organized under the laws of England. Unless otherwise indicated by the context, the term "Air Hanson" refers to Air Hanson Limited, Air Hanson Engineering and Air Hanson Sales. Air Hanson is based at Blackbushe airport in the United Kingdom where it occupies a facility of approximately 60,000 square feet and is principally engaged in the provision of the maintenance, sale, charter and management of corporate turbine helicopters and light fixed wing aircraft.

The purchase price for the Air Hanson Shares will be calculated by reference to the net asset value of Air Hanson following the issuance of audited completion accounts. The price to be paid is subject to a maximum purchase consideration of 500,000 Pounds Sterling, (equal to approximately 850,000 Pounds Sterling) and although no assurances can be given management believes that the issue of the audited completion accounts will result in a repayment to Limited when the net asset values are compared to the warranted net asset value as stated in the Air Hanson Share Sale and Purchase Agreement. Included in the results of the Company is an accrual of $416,000 for restructuring costs incurred post year end.

TRANSFER OF DOLLAR AIR SERVICES LIMITED

In August 1995, pursuant to a Business Transfer Agreement with PLM Dollar Group Limited ("PDG"), a company organized under the laws of Scotland, substantially all the business, assets and liabilities of Dollar Air and Black Isle were transferred to PDG in exchange for 50% of the capital stock of PDG. Simultaneously with the consummation of the transaction, substantially all of the business, assets and liabilities of P.L.M. Helicopters Limited, a company organized under the laws of Scotland ("PLM") were transferred to PDG and the shareholders of PLM were issued the remaining 50% of the capital stock of PDG. Accordingly, the Company accounts for their investment under the equity method of accounting.

During fiscal 1996, the asset was reclassified as investment in jointly-owned company held for resale, and therefore, the Company's share of the gain or loss in the jointly-owned company was no longer recognized under the equity method of accounting. The Company's equity in the loss of jointly-owned company was immaterial in fiscal 1996.

In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG for approximately $1,298,000. Under the purchase agreement, the aggregate purchase price was payable in two payments. The first payment of approximately $323,000 was received in November 1997 and the second and final payment was received by the company in August 1998. The company recognized a gain on the sale of $75,632.

COST IN EXCESS OF NET ASSETS ACQUIRED

Movements in the cost in excess of net assets acquired for the three years ending September 30, 1998, are as follows:

Balance at  October 1, 1995                     $2,284,000
Amortization expense                               (70,000)
                                                -----------
Balance at September 30, 1996                    2,214,000
Amortization expense                               (69,000)
Foreign exchange movement                           10,000
                                                -----------
Balance at September 30, 1997                    2,155,000
Additions in the year                            9,642,000
Amortization expense                              (409,000)
Foreign exchange movement                           17,000
                                               ------------
Balance at September 30, 1998                  $11,405,000

5.  LONG TERM DEBT

Long-term debt at September 30, 1998 and 1997 consists of the following:

                                                        1998           1997
Mortgage due to bank with interest at Sterling
 LIBOR rate (7.19% at September 30, 1997) plus 2.0%,
 paid in full during 1998.                                    $-     $210,866
Mortgage Note payable to Massachusetts Mutual Life
 Insurance Company with an interest rate of 6.69%
 due in monthly installments through
 January 3, 2006.                                      6,882,109    7,485,990
Mortgage Note payable to Finova Capital Corp. with
 an interest rate of 10.7% due in monthly installments
 through December 1, 2004, with a final installment
 payment of $1,400,000 due December 1, 2004.           3,603,802    3,820,525
Mortgage Note payable to Finova Capital Corp. with
 an interest rate of 10.1% due in monthly installments
 through February 1, 2003, with a final installment
 payment of $568,750 due March 1, 2003.                1,541,639            -
Note payable to finance company with interest at
 Sterling LIBOR rate (7.5% at September 30, 1998)
 plus 3.5% payable in monthly installments through
 August 2000.                                            357,126      536,597
Aircraft financing note payable to G.E. Capital
 Corp. with an interest rate of 10.0% with principal
 due every six months and interest due every four
 months; paid in full during 1998.                             -    1,870,233
Notes payable to Bank of Scotland with interest at
 Sterling LIBOR rate (7.5% at September 30, 1998)
 plus 2.25% payable in installments through
 September 2002.                                      15,877,806            -
Loan note payable to third party at zero interest,
 pursuant to an option agreement to purchase an
 aircraft.                                             2,987,500            -
Notes payable due to finance company with an
 interest rate of 10.5%, due in monthly installments
 through February, 2000.                                  53,042       25,985
                                                     $31,303,024  $13,950,196
Less:
Amount due within one year                            (6,153,354)  (1,285,364)
                                                     $25,149,670  $12,664,832

Maturities of long-term debt for the fiscal years ending September 30 are as follows:

1999                                                            $6,153,354
2000                                                             6,662,498
2001                                                             5,100,821
2002                                                             6,634,853
2003                                                             2,145,498
Thereafter                                                       4,606,009
                                                               $31,303,024

At September 30, 1998 and 1997, the weighted average interest rates on short-term borrowings was 9.6% and 9.7%, respectively.

FINANCE COMPANY NOTE

Note payable due to finance company of $357,000 is collateralized by aircraft with an aggregate book value of approximately $718,000.

HM HOLDINGS DEBT

Simultaneous with the acquisition of the Jet Centre in 1990 the Company entered into a Credit Agreement, dated August 14, 1990 ("the Credit Agreement"), with HM Holdings in order to provide the Company and Lynton Jet with funds to be used in part to finance the Jet Centre Acquisition and to finance a portion of the ongoing working capital needs of the Company and the Jet Centre. The Credit Agreement financing consisted of term loans in the amount of $2,000,000 and $10,800,000 to the Company and Lynton Jet, respectively, and a revolving credit facility to Lynton Jet which provided for up to $4,200,000 in borrowings (together, the "Loans").

In connection with the June 22, 1994 issuance of the Mortgage Note discussed below, $8,000,000 of the net proceeds therefrom were applied to the repayment of the Loans. The Company's term loan was repaid in full together with all principal payments on the Lynton Jet term loan except for the final payment in the principal amount of $2,905,923 which would be due on September 30, 1997. The Credit Agreement also provided that the revolving credit loans of $3,200,000 would also be due on September 30, 1997. The Company recorded an extraordinary charge during the year ended September 30, 1994 of $166,000, representing the unamortized debt discount and issuance costs related to the repaid portion of the Loans. In October 1994, HM Holdings loaned the Company an additional $500,000 under an additional revolving credit facility, increasing the aggregate amount of the revolving credit facility to $3,700,000. As a result, prior to the completion of the Debt Discharge Transaction (as described below), the principal amount owing to HM Holdings at September 30, 1996 under the Loans was $6,605,923.

On November 8, 1996, a Debt Discharge Agreement (the "Debt Discharge Agreement") was signed by and among Hanson North America, Inc. ("Hanson North America"), Millennium America Inc. (formerly named Hanson America Inc.) ("Millennium America"), and the Company, Lynton Jet and Lynton Properties. Prior thereto, Hanson North America had succeeded to HM Holdings as lender under the Credit Agreement and had acquired certain assets of HM Holdings, including the equity securities described below. Pursuant to the Debt Discharge Agreement and on November 13, 1996, Hanson North America was paid the sum of $3,500,000, and in consideration thereof (plus other consideration described below and in Note 9), (i) cancelled the Loans and discharged all obligations under the Credit Agreement except for certain indemnification obligations stated therein to survive termination of the Loans, (ii) surrendered to the Company 848,454 shares of Common Stock of the Company, (iii) surrendered Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company, and (iv) surrendered 2,000 shares of Series D Preferred Stock of the Company (the "Debt Discharge Transaction"). The foregoing shares and Warrants represented Hanson North America's entire equity interest in the Company. As provided in the Debt Discharge Agreement, the foregoing transactions were deemed to have occurred at September 30, 1996, and the net amount of debt discharged ($6,605,923), less consideration given, was recorded as a credit to Additional Paid-In Capital.

In connection with the Debt Discharge Transaction, Hanson North America also released all security and liens under the Credit Agreement, including its First Leasehold Mortgage (the "Leasehold Mortgage") and Assignment of Rents on the Jet Centre facility operated by Lynton Jet at the Morristown Municipal Airport, Morristown, New Jersey. In addition, Millennium America, which previously guaranteed certain obligations of Lynton Jet to MassMutual, which were also secured by the First Leasehold Mortgage, terminated and released its interests in the Leasehold Mortgage. Millennium America continues to guarantee certain of such obligations of Lynton Jet to MassMutual.

Interest expense relating to the borrowings from HM Holdings was approximately $455,000 for the year ended September 30, 1996.

On January 12, 1995, in connection with the minimum net worth requirements under the Credit Agreement, HM Holdings agreed to waive any and all such net worth requirements for fiscal 1994, fiscal 1995 and the first quarter of fiscal 1996. On January 5, 1996, in connection with these requirements, HM Holdings agreed to waive any and all such net worth requirements for the remainder of fiscal 1996 and the first quarter of fiscal 1997. The Company received waivers of the interest coverage ratio requirements under the Credit Agreement for each quarter of the fiscal years ended September 30, 1995 and 1996 and the first quarter of fiscal 1997.

1996 FINOVA LOAN

Simultaneously with the completion of a Debt Discharge Agreement on November 8, 1996 signed by and among Hanson North America, Inc, Millennium America Inc and the Company, and in order to pay Hanson North America $3,500,000 in connection therewith, Lynton Jet, as borrower, entered into a Loan and Security Agreement dated November 13, 1996 with Finova Capital Corporation ("Finova"), as Lender, pursuant to which Finova made a secured loan to Lynton Jet in the principal amount of $4,000,000 (the "1996 Finova Loan").

The 1996 Finova Loan is collateralized by a security interest in substantially all of the assets and properties of Lynton Jet, including a Leasehold Mortgage on the Jet Centre facility (excluding the portion of the facility subject to a Leasehold Mortgage held by Massachusetts Mutual Life Insurance Company). In addition, the obligations of Lynton Jet under the Finova Loan have been guaranteed by the Company and certain other subsidiaries of the Company.

The 1996 Finova Loan, together with interest thereon at the interest rate of 10.7% per annum shall be repaid in 96 equal consecutive monthly payments consisting of (a) principal and interest in an amount that will fully amortize 65% of the 1996 Finova Loan plus (b) interest only, on the remaining 35% of the principal balance of the 1996 Finova Loan calculated at 10.7% per annum. The remaining unpaid principal balance ($1,400,000) of the 1996 Finova Loan shall be payable on December 1, 2004. The 1996 Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth and a minimum earnings, before interest, taxes, depreciation and amortization, coverage ratio by both Lynton Jet as borrower and Lynton Group, Inc. as guarantor.

1998 FINOVA LOAN

In connection with the Jet Systems Acquisition a loan agreement was entered into with Finova on February 27, 1998 (the "1998 Finova Loan") in the principal amount of $1,625,000. The 1998 Finova Loan which bears interest at a rate of 10.1% per annum shall be repaid in 60 equal consecutive monthly payments consisting of (a) principal and interest that will fully amortize 65% of the 1998 Finova Loan plus (b) interest only, on the remaining 35% of the principal balance of the 1998 Finova Loan calculated at 10.1% per annum. The remaining unpaid principal balance ($568,750) of the 1998 Finova Loan shall be payable on March 1, 2003. The 1998 Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth, a minimum earnings before interest, taxes, depreciation and amortization, coverage ratio and a total liabilities to consolidated net worth ratio by both Lynton Jet as borrower and Lynton Group, Inc. as guarantor.

THE MASSMUTUAL MORTGAGE NOTE

On June 22, 1994, Lynton Properties issued to Connecticut Mutual Life Insurance Company ("Connecticut Mutual") a $9,000,000, 6.69% mortgage note due January 3, 2006 (the "Mortgage Note") with varying scheduled monthly payments of principal and interest. The Mortgage Note is collateralized by a Leasehold Mortgage and Security Agreement and an Assignment of Leases and Rents, each dated June 22, 1994, on a lease between a certain tenant and Lynton Properties relating to a hangar and office facility located on the property at the Jet Centre. Massachusetts Mutual Life Insurance Company ("MassMutual") is an assignee of Connecticut Mutual under this loan.

In addition, the obligations of Lynton Properties under the Mortgage Note are guaranteed by Lynton Jet pursuant to a Guaranty Agreement dated June 22, 1994, between Lynton Jet and Connecticut Mutual (the "Jet Centre Guaranty"). Further, the obligations of Lynton Jet under the Jet Centre Guaranty, other than certain environmental and related obligations, are, and continue to be, guaranteed by Millennium America, pursuant to a Guaranty Agreement, dated June 22, 1994, between Millennium America and Connecticut Mutual (the "Millennium America Guaranty"). Further, Millennium America received a one-time fee of $100,000, in 1994, in connection with the issuance of the Millennium America Guaranty. MassMutual is the assignee of Connecticut Mutual.

At September 30, 1998 and 1997, the Company had $150,000 in interest-bearing funds, accruing to the Company, held in escrow, as additional security to the Mortgage Note.

BANK OF SCOTLAND LOAN

In connection with the Magec Acquisition, Limited entered into a facilities agreement with Bank of Scotland Limited ("Bank of Scotland") which provided bank financing in the principal amount of 12,827,000 Pounds Sterling (equal to approximately $21,344,000). The facility consists of term debt at an interest rate of 2.25% above the Sterling LIBOR rate repayable in installments through to September 30, 2002 and a term overdraft facility of 2,000,000 Pound Sterling (equal to approximately $3,328,000) repayable in two equal installments on September 30, 2001 and September 30, 2002. The mortgage of $211,000 was repaid as part of the financing arrangement. The facilities are collaterized on certain aircraft owned by Magec and further collaterized by a floating charge over the assets of all the UK subsidiaries. The facilities agreement requires compliance, by Limited, with certain covenants, financial and otherwise, including maintaining a minimum adjusted net worth, a minimum senior interest coverage ratio, a minimum senior debt service cash cover ratio and a maximum loan to value coverage ratio for the aircraft financing.

CONVERTIBLE DEBENTURES

                                                    1998               1997
Senior  Subordinated  Convertible  Debentures
 with interest at 10%, payable in the  amount
 of 1/3  of the  aggregate  prinicpal  amount
 prior to  December  31  of each of the years     $795,000           $795,000
 from 1996 to 1998.
8% Subordinated Convertible Debentures due
 December 31, 2007.                              6,021,499                  -
Additional 8% Subordinated Convertible
 Debentures due December 31, 2007.               4,623,000                  -
                                               $11,439,499           $795,000

10% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES

In December 1993, the Company completed an off-shore placement of $2,500,000 principal amount of 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures"). The Debentures were originally convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at a price of $3.75 per share. Prior to December 31 of each of the years from 1996 to 1998, inclusive, the Company has agreed to pay to the trustee for the Debentures, as a sinking fund payment, cash in the amount of 1/3 of the aggregate principal amount of the issued Debentures, provided that Debentures converted or reacquired or redeemed by the Company may be used, at the principal amount thereof, to reduce the amount of any sinking fund payment. In fiscal 1997, the Company repurchased a portion of its Debentures due December 31, 1998 in the principal amount of $100,000 for cash payments totaling $50,000. The Company realized a gain on redemption of $47,000, net of related debt issuance costs, on these repurchases. In fiscal 1996, the Company repurchased a portion of its Debentures in the amount of $540,000 for cash payments totaling $162,000. The Company realized a gain on redemption of
$287,000, net of related debt issuance costs, on these repurchases. In addition, during a limited period of time during fiscal 1997, the remaining holders of the Debentures had been given the opportunity to convert the Debentures into shares of Common Stock of the Company at a conversion price of $.33 per share. Prior to completion of the Debt Discharge Transaction and refinancing of the Jet Centre facility described above, there were Debentures in the principal amount of $1,960,000 outstanding. Two holders of the Debentures, who are affiliates of the Company, issued their consent to convert the Debentures held by them (in the principal amount of $1,065,000) into 3,227,273 shares of Common Stock (effective at September 30, 1996). The Debentures acquired in the above transactions were applied against the sinking fund obligations for December 31, 1996, 1997 and 1998. At December 31, 1997, the Company has satisfied its sinking fund requirement and Debentures in the principal amount of $795,000 remained outstanding. In December 1998 an amount of $795,000, plus remaining accrued interest, was paid to the trustee for the Debentures, such funds to be utilized to pay the remaining principal and interest on the Debentures which matured on December 31, 1998.

8% SUBORDINATED CONVERTIBLE DEBENTURES

In connection with the acquisition of Magec, part of the debt finance raised were 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816,000 (the "8.0% Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties. The 8.0% Debentures will be convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at an initial conversion price of $1.00 per share (the "Conversion Price") once the Certificate of Incorporation is modified to increase the number of authorized shares of Common Stock (the "Capitalization Amendment"). In addition, the 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of Common Stock of the Company, or any successor, becomes listed on the London Stock Exchange. The Conversion Price will be subject to adjustment upon the occurrence of certain events, which include, among other things, the issuance of Common Stock or the issuance of securities convertible into or exchangeable for shares of Common Stock (with certain exceptions as set forth in the 8.0% Debentures) at less than the then current market price of the Common Stock, in which event the Conversion Price will be reduced (i) proportionately by the difference between the then current market price and the offering price if such offering price is greater than the then Conversion Price or (ii) to equal the offering price if such offering price is less than the then Conversion Price. In addition, the Company may from time to time reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided that in no event may the Conversion Price be less than the par value of a share of Common Stock. The 8.0% Debentures bear interest at the rate of 8.0% per annum payable semi-annually on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for the purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 and December 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for the purposes of determining amounts which may be convertible into shares of Common Stock.

ADDITIONAL 8% SUBORDINATED CONVERTIBLE DEBENTURES

In connection with the acquisition of Air Hanson, the balance of the purchase price was financed through the issue of 8.0% Subordinated Convertible
Debentures (the "Additional 8.0% Debentures") due December 31, 2007 in the aggregate principal amount of $4,623,000 issued and sold to certain institutional investors. The Additional 8.0% Debentures are convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at conversion ratios starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999; and then decreasing monthly thereafter by $.05 per month until December 1, 1999 whereupon the conversion ratio shall thereafter be $1.00 per share. The conversion ratios provided above shall be subject to adjustment upon the occurrence of certain events as provided in the 8.0% Debentures and the Additional 8.0% Debentures. In addition, the Additional 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of the Common Stock of the Company, or any successor, become listed on The London Stock Exchange. The Additional 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on December 31, 1998. However, (i) in the event the Company provides any holder of the Additional 8.0% Debentures with a notice of redemption (which as provided in the Additional 8.0% Debentures can be no sooner than June 1, 2000) and such redemption is rejected by the holder thereof, then and in such event, in lieu of paying interest in cash for any interest payment date occurring thereafter, or (ii) if at any other time, and at least 30 days prior to any interest payment date, a holder provides the Company with a written request that interest due to the holder for such interest payment date be paid in the form of PIK Interest, then, the Company may, at its sole option, with regard to the preceding clauses (i) or (ii), whichever is applicable, pay PIK Interest for any such interest payment date whereupon any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. No holder has as of this date requested PIK Interest in lieu of cash interest with regard to the Additional 8.0% Debentures.

7.  GEOGRAPHIC AREA AND INDUSTRY SEGMENT INFORMATION

Following is a summary of the consolidated financial position at September 30, 1998 and 1997 and consolidated results of operations for each of the three years ended September 30, 1998, 1997 and 1996 of the Company's wholly-owned foreign subsidiary, Limited, located in the United Kingdom, and its subsidiaries.

The Company is principally engaged in one industry segment, the performance of aviation sales and services. The Company markets it's services in the United States, United Kingdom and other European countries.

Revenues from foreign subsidiaries represented 68%, 51% and 55% of consolidated net revenues in 1998, 1997 and 1996, respectively, and were derived from geographic regions as specified below:

                                     Years ended September 30,
                                1998             1997              1996
Net revenues:
United States               $14,975,869      $12,568,159       $10,192,128
United Kingdom and other
 European countries          31,950,161       13,016,943        12,594,198
                            $46,926,030      $25,585,102       $22,786,326

Income (loss) before income
 tax provision and extraordinary item:
United States                  $361,360         $527,535         $(273,537)
United Kingdom and other
 European countries               6,574          756,354           543,145
                               $367,934       $1,283,889          $269,608

                                            1998                  1997
Total assets:
United States                               $22,951,400           $19,575,500
United Kingdom and other
 European countries                          42,131,510             6,647,748
                                            $65,082,910           $26,223,248

THERE WERE NO DIVIDENDS FROM FOREIGN SUBSIDIARIES DURING 1998, 1997 OR 1996.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company operates the Lynton Jet business out of the Company's hangar/office facility of approximately 132,000 square feet, owned by the Company, located at the Morristown Municipal Airport, Morristown, New Jersey, on a site leased pursuant to a ground lease with an initial term expiring on December 31, 2010 and with options to extend the term of the lease for five additional terms of five years each. The rental payments due under the lease are generally based upon increases in the consumer price index through the year 2020 and based upon fair market value thereafter. As a result of the Jet System acquisition completed in February 1998, Lynton Jet also operates out of an additional hangar /office facility of approximately 53,000 square feet, on a site persuant to a ground lease with an initial term expiring on December 31, 1999. Although there can be no assurance, it is anticipated that during 1999 Lynton Jet will enter into a new ground lease for a period of 25 years on this site.

The Company leases an additional facility of approximately 36,000 square feet at the Morristown Municipal Airport, Morristown, New Jersey, with an initial term that expired on May 31, 1998, with an option to renew for an additional three years. The Company exercised its option to renew for such additional three years, expiring May 31, 2001. Lynton Maintenance conducts its maintenance operation from this facility, in addition to the providing additional FBO facilities.

In addition to the above facility leases, the Company leases automobiles, various office equipment and the helicopter currently being flown for the U.S. flight operations.

Minimum future obligations under operating leases in effect at September 30, 1998 are as follows:

Year Ending September 30:
1999                                                        $618,772
2000                                                         524,368
2001                                                         407,589
2002                                                         248,317
2003                                                         248,317
Thereafter                                                 1,259,104
Total minimum lease payments                              $3,306,467

Rental expense for the years ended September 30, 1998, 1997 and 1996 was approximately $738,000, $510,000 and $486,000, respectively.

CAPITAL LEASES

The Company leases 5 motor vehicles, which have been accounted for as capital leases. Following is a summary of property held under capital leases:

                                               1998                   1997
Motor vehicles                               $237,255               $185,489
Less: Accumulated depreciation                (79,010)               (25,897)
                                             $158,245               $159,592

Aggregate future minimum lease payments under capital leases at September 30, 1998, by fiscal year, are as follows:

1999                                           $54,119
2000                                            44,962
2001                                             9,967
2002                                             1,467
Thereafter                                           -
Total minimum lease payments                   110,515
Less interest portion                          (16,146)
Present value of net minimum lease payments    $94,369

HAZARDS AND INSURANCE

The operation of helicopters and fixed wing aircraft involves a substantial level of risk. Hazards such as aircraft accidents, collisions and fire are inherent in the providing of aviation services and may result in losses of life, equipment and revenues.

The Company maintains insurance of types customary to the aviation services industry and in amounts deemed adequate by the Company to protect the Company and its property. These policies include aircraft liability, aviation spares/equipment, all risks, hull, products liability, hangar keepers liability, property and casualty, automobile and workers' compensation. The Company has not experienced significant difficulty in obtaining insurance and has not incurred any insured losses in excess of its property and liability coverage. While the Company believes that its insurance coverage is adequate for its operations, there can be no assurance that such insurance coverage is now, or will be, adequate to cover any claims to which it may be subject or that such levels of insurance may be obtained at comparable rates in the future.

ENVIRONMENTAL MATTERS

The Company's operations are subject to numerous laws and regulations designed to protect the environment. The Company believes that it is in compliance, in all material respects, with applicable environmental requirements. Although future environmental obligations are not expected to have material impact on the consolidated results of operations or the consolidated financial position of the Company, there can be no assurance that future developments, including increasingly stringent environmental laws or enforcement thereof, will not cause the Company to incur material environmental liabilities or costs.

GOVERNMENT REGULATION

The Company is subject to the jurisdiction of the FAA in the United States and the CAA in the United Kingdom related to its authorization to operate aircraft maintenance facilities and to operate as an air carrier. No assurance can be given that the authorizations mentioned above will be maintained in the future. Management believes that the loss of the above mentioned authorization in the United States would not have a material effect on the Company while the loss of any of the United Kingdom authorizations could have a material effect on the Company.

LITIGATION

Dollar Air is a defendant in an action pending in the United Kingdom relating to certain actions taken by Dollar Air in connection with its acting as a broker in the sale of a certain helicopter. In such action, the plaintiff is seeking damages in the approximate amount of 170,000 Pounds Sterling (approximately $250,000). Dollar Air has denied the allegations therein and the Company has defended and intends to continue to defend this matter vigorously. While the Company cannot predict the outcome of such litigation, it does not expect, based upon advice of counsel, that damages, if any, will be awarded to the full extent of the plaintiff's claim.

9.  INCOME TAXES

The Company and its wholly-owned United States subsidiaries file Federal income tax returns on a consolidated basis. Limited and its subsidiaries file separate tax returns in the United Kingdom.

Deferred income taxes recorded in the consolidated balance sheet at September 30, 1998 and 1997 include deferred tax assets, primarily related to net operating loss carryforwards, which have been fully offset by valuation allowances. The valuation allowances have been established equal to the full amount of the deferred tax assets, as the Company is not assured at September 30, 1998 and 1997, that it is more likely than not that these benefits will be realized. Deferred tax liabilities resulted primarily from different book and tax basis of fixed assets in the United Kingdom.

The Company's effective tax rate differs from the U.S. statutory rate (34%) due to the following:

                                               YEAR ENDED SEPTEMBER 30,
                                          1998           1997          1996
Expected provision at 34%               $125,098       $452,456       $91,667
Non-allowable foreign amortization       123,672              -             -
Foreign income taxes                           -              -       151,206
Benefit of operating losses (utilized):
Domestic                                 (33,412)      (102,339)      (91,667)
Foreign                                        -        (99,089)            -
Other                                     26,203        (12,635)            -
Total tax provision                     $241,561       $238,393      $151,206

The Company has unused U.S. Federal net operating loss carryforwards at September 30, 1998 of approximately $1,035,000 which expire through September 30, 2010. As a result of the Jet Centre acquisition and the related issuance of the Original Warrant to HM Holdings (see Note 2), and the conversion of the Debentures into Common Stock (see Note 2), the utilization of the Company's net operating loss carryforwards is substantially restricted under Section 382 of the Internal Revenue Code of 1986 ("the Code"), as amended, to a specified maximum percentage (approximately 5.8%) of the fair market value of the Company at the time of the ownership change. For purposes of this limitation, management has estimated that the value of the Company was in excess of $3,800,000 at the time of the ownership change.

10.  EMPLOYMENT AGREEMENT/STOCK OPTIONS

The Company has an employment agreement with its Chief Executive Officer extending through February, 2000 providing for a base salary of $211,000 annually, which includes rent paid to a company which is wholly-owned by the Company's Chief Executive Officer for office space in London rented by the Company (see Note 10). The term of this agreement may be extended for an additional eighteen months under certain circumstances.

In August 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan") for employees, officers, consultants or directors of the Company or its subsidiaries to purchase up to 250,000 shares of Common Stock of the Company. Options granted under the 1993 Plan may either be "incentive stock options" as defined in Section 422 of the Code, or non-statutory stock options (options which fail to qualify as incentive stock options). Any incentive stock options granted under the 1993 Plan shall be granted at no less than 100% of the fair market value of the Common Stock of the Company at the time of the grant and have a term of between five and ten years. The vesting periods for the options vary under the 1993 Plan with a minimum vesting period of six months. As of September 30, 1998, options to acquire 6,668 shares of Common Stock have been granted under the 1993 Plan and 226,665 options were available for future grant. During 1998, 16,667 options expired prior to being exercised.

In addition to options granted under the Plan, in August 1997, the Company granted non-statutory stock options to certain officers and key employees for a total of 704,000 shares, all of which are immediately exercisable at a price of $0.50 per share. An additional 950,000 non-statutory stock options were granted in February 1998, 450,000 of which were immediately exercisable at a price of $1.00 per share. The remaining 500,000 shares vest over three years following the first year and are also exercisable at $1.00 per share.

The Company's stock option plan has been accounted for under APB Opinion 25, and related Interpretations. No compensation cost has been recognized applicable to the plan. Had compensation cost for the plan been determined, based on fair value of the options at the grant dates consistent with the requirements of SFAS No. 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below.

                                                   SEPTEMBER 30,
                                       1998           1997            1996
Net income          As Reported     $126,373       $1,092,360        $405,810
                      Pro forma     $111,573       $1,092,360        $405,780

Basic earnings per share
                    As Reported        $0.02            $0.17           $0.21
                      Pro forma        $0.02            $0.17           $0.21

Diluted earnings per share
                    As Reported        $0.02            $0.17           $0.21
                      Pro forma        $0.02            $0.17           $0.21

The fair value of each option is estimated on the date of grant, using the Black-Scholes options-pricing model, with the following weighted-average assumptions used for grants in 1998 and 1997: expected volatility of 40%; risk-free interest rates of 6.0%; and expected lives of 2 1/2 years.

Information with respect to the 1993 Plan and other options granted, under similar provisions, to certain directors, officers and key employees of the Company is summarized as follows:

                             1998               1997               1996
                                 WEIGHTED          Weighted           Weighted
                                  AVERAGE           Average            Average
                                 EXERCISE          Exercise           Exercise
                        SHARES    PRICE    Shares    Price    Shares    Price
Outstanding at beginning
 of year               734,003    $0.53    63,340    $1.54    94,176    $2.34
Granted                950,000     1.00   704,000     0.50     5,001     0.25
Expired/cancelled      (23,555)    1.50   (33,337)    1.78   (35,837)    3.45
Exercised                 0.00        -      0.00        -      0.00        -
Outstanding at end
 of year             1,660,668    $0.79   734,003    $0.53    63,340    $1.54
Exercisable at end
 of year             1,160,668    $0.69   734,003    $0.53    43,340    $1.74

Weighted average fair
value of options granted
during the year                   $0.04              $0.00              $0.01

The following information applies to options outstanding at September 30, 1998:

Range of exercise prices               3,334 shares                    $0.25
                                     704,000 shares                    $0.50
                                       3,334 shares                    $0.80
                                     950,000 shares                    $1.00
Weighted average exercise price                                        $0.69
Weighted average remaining contractual life                       4.13 years

11.  RELATED PARTY TRANSACTIONS

The Company rents office space in London from a company which is wholly-owned by the Company's Chief Executive Officer. For the years ended September 30, 1998, 1997 and 1996, rental expense for this space was $56,000, $51,000 and $46,000 , respectively.

The Company paid $25,000 in 1996 to a company owned by one of the Company's directors for management and advisory services rendered. No such payments were made in fiscal 1997 or 1998.

12.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Non-cash investing and financing activities for the years ended September 30 are as follows:

1997
Reclassification of investment in jointly-owned
 company held for resale from long term assets to
 current assets (see Note 3)                                      $1,222,620

Purchase of helicopter, fully financed by G.E.
 Capital Corporation                                              $1,870,233

1996
Conversion of senior subordinated convertible
 debentures for common stock                                      $1,065,000

Cancellation of debt to HM Holdings, Inc.                         $6,605,923
Payment to HM Holdings, Inc. for cancellation of debt             (3,500,000)
Deferred revenue for future rental obligation                     (1,200,000)
Unamortized debt discount                                            (35,951)
Tax impact of transaction                                           (154,000)
Net credit to Additional Paid-In Capital from
 discharge of debt                                                $1,715,972

Cash paid for interest and income taxes during the fiscal years were as follows:

                              1998                1997                1996
Interest                   $1,672,284          $1,085,016          $1,509,512
Income taxes                 $337,052             $23,643                   -

13.  PREPAYMENTS, OTHER DEBTORS AND ACCRUED EXPENSES

As of September 30, 1998 and 1997, accrued expenses are summarized as follows:

                                              1998                    1997
Accrued purchases                           $591,319                $182,863
Aircraft maintenance reserves                378,698                 327,465
Payroll and payroll taxes                    650,569                 182,047
Interest                                     503,364                  86,222
Sales, excise and V.A.T. taxes               221,881                  99,714
Professional fees                            183,148                 116,719
Aircraft management and charter costs        485,688                  45,959
Site cleanup cost                             40,000                  40,000
Costs re Romanian aircraft                   220,109                       -
Air Hanson restructuring cost                415,750                       -
Unrealized exchange gain on debentures        83,552                       -
Other                                        655,557                 134,758
                                          $4,429,635              $1,215,747

As of September 30, 1998 and 1997, prepayments and other debtors are summarized as follows:

                                              1998                    1997
Prepayments                                  $737,497                $186,532
Other debtors                                 798,673                  27,592
                                           $1,536,170                $214,124

14.  EMPLOYEE BENEFIT PLANS

The Company has a voluntary savings plan covering substantially all of its domestic employees. The plan qualifies under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 15% of their salaries to an investment trust. Effective October 1, 1990, the Company contributes an amount equal to 100% of the first 4% of employee contributions. Contributions related to this plan were $46,000, $44,000 and $47,000 for fiscal 1998, 1997 and 1996, respectively.

The Company also has a voluntary savings plan covering eligible employees of its subsidiaries in the United Kingdom. Eligible employees may elect to contribute up to 17.5% of their salaries to an investment trust. The Company contributes an amount equal to 100% of the first 4% of employee contributions. Contributions related to this plan were approximately $66,000, $51,000 and $47,000 for fiscal 1998, 1997 and 1996, respectively.

15. RENTAL INCOME

The Company's FBO facility, through Lynton Jet and Lynton Properties, at the Morristown Municipal Airport, Morristown, New Jersey, has 13 tenants with non-cancelable operating leases with terms remaining ranging from one to eleven years. The loss of either of the largest two tenants (with leases which expire in February 2006 and June 1999 for the largest and second largest tenant, respectively) could have a material effect on the Company.

The Company's additional FBO facility, through Ramapo, also located at the Morristown Municipal Airport, Morristown, New Jersey, has 13 tenants of which 5 have non-cancelable operating leases with one year remaining on three-year terms. The remaining tenants rent on a month to month basis.

The following is a schedule, by fiscal year, of minimum future rental income under noncancellable tenant operating leases as of September 30, 1998:

1999                                                 $3,028,015
2000                                                  1,954,061
2001                                                  1,823,934
2002                                                  1,385,610
2003                                                  1,385,610
Thereafter                                            1,732,013
Total minimum future rentals                        $11,309,243

The above schedule includes deferred annual revenues from Hanson North America and Millennium Holdings, through 2001, pursuant to the lease agreement.

                  Report of Independent Auditors on Schedule


Lynton Group, Inc.

In connection with our audit of the consolidated financial statements of Lynton Group, Inc. and subsidiaries as of September 30, 1998, we have also audited the consolidated Schedule II-Valuation and Qualifying Accounts included in this Annual Report (Form l0-K).

In our opinion, the consolidated schedule referred to above presents fairly, in all material respects, the information required to be stated therein.

/s/ Grant Thornton


London, England
December 18, 1998

              Report of Independent Certified Public Accountants


Lynton Group, Inc.

In connection with our audits of the consolidated financial statements of Lynton Group, Inc. and subsidiaries as of September 30, 1997 and 1996, we have also audited the consolidated Schedule II-Valuation and Qualifying Accounts included in this Annual Report (Form l0-K).

In our opinion, the consolidated schedule referred to above presents fairly, in all material respects, the information required to be stated therein.

/s/ Grant Thornton LLP


New York, New York
January 13, 1998

                      Lynton Group, Inc. and Subsidiaries

                 Schedule II-Valuation and Qualifying Accounts

                                 Balance at                          Balance at
                                 Beginning                           End of
                                 of Period  Additions   Deductions    Period
Year ended September 30, 1998:
Allowance for doubtful accounts  $22,196    $57,499 (1)  ($2,726)     $76,969
Year ended September 30, 1997:
Allowance for doubtful accounts  $21,465       $731 (2)        -      $22,196
Year ended September 30, 1996:
Allowance for doubtful accounts  $21,80           -        $(343)(1)  $21,465


(1) Includes $1,201 which represents effect of exchange rate differences; and 4,321 Pounds Sterling acquired from Magec.
(2) Represents effect of exchange rate differences.

In addition, during fiscal 1996, the Company wrote off approximately $191,000 due from an entity controlled by the President and Chief Executive Officer of the Company.

                                        ANNEX B


  Attn. Christopher Tennant Esq.
  The Directors
  Lynton Group, Inc.
  Denham Airport
  Hangar Road
  Uxbridge
  Middlesex  UB9 5DF
                                     February   , 1998

  Dear Sirs,

  Lynton Group, Inc. - Fairness of the cash consideration to be paid for fractional interests in shares of the Company as a result of the proposed reverse stock split.

  We understand that the Board of Directors of Lynton Group, Inc. ("the Company") is to furnish shareholders of the Company with an information statement in connection with, amongst other proposals, a 1 for 2,000 reverse stock split which will result in a cash payment of $1.00 per share to holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the new common stock following of the Company the reverse stock split (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Company's Information Statement to be submitted to shareholders.

  Collins Stewart Limited ("Collins Stewart"), a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and broking services to currently over 60 retained corporate clients. Members of Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes. Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debenture offering, which was completed in September 1998 with the issue by the Company of additional 8% Subordinated Convertible Debentures due 31 December 2007 (the "Additional 8% Debentures"), and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8% Debentures to the value of $123,000 in consideration of its services as placing agent in respect of that issue. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what we perceive to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given. In the event that such issuance is effected, however, the engagement does provide for the payment to Collins Stewart of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

  You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the cash payment to shareholders under the Proposed Transaction. The Company determined the consideration to be received by shareholders, and we have only undertaken investigations of the Company and performed the procedures described below in order to render our opinion.

  In connection with rendering our opinion, we have, among other things, reviewed and analysed: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain publicly available information regarding the Company that we believe to be relevant in our inquiry, (3) financial and operating information with respect to the business operations of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from 1 January 1997 to the present, (5) information concerning convertible debentures and stock options recently issued by the Company,
  (6) publicly available information concerning certain other companies and transactions that we believe are comparable or otherwise relevant to our review, and (7) the prices and premiums paid in certain other transactions that we deem
  comparable or otherwise relevant to this transaction.   In
  addition, we have had discussions with the management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as we deemed appropriate. The management of the Company has assured us during these discussions that they are unaware of any facts that would make the information provided to us incomplete or misleading.

  In rendering this opinion, we have, with your consent, relied upon the accuracy and completeness, which we have not independently verified, of the publicly available information and all other information concerning the Company furnished to us, and other published information that we have reviewed. With respect to financial projections of the Company, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Company's management as to
  the future financial performance of the Company.   We have
  not made an independent appraisal or physical inspection of
  the assets or liabilities of the Company.   We have not been
  asked to consider nor express an opinion on any shareholder protection provisions contained in any legislation or regulation which may be applicable.

  In addition, it should be noted that the valuation derived for the Company's equity is based on its present financing arrangements. In our view, the current value of the Company's equity is significantly impacted by its current financing structure and the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of gearing as well as improving the marketability of the Company's shares. Further, we do not express an opinion as to whether the Proposed Transaction is the only or best course of action available to the Company to enable it to proceed with any intended capital restructuring which may or may not result in an increase in the value per share in the Company.

  Based on our analysis of the foregoing and of such other factors as we have considered necessary for the purpose of this opinion, and in reliance on the accuracy and completeness of the information furnished to us by the Company, it is our opinion, as of the date hereof, that the cash price to be paid in the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

  Yours faithfully,



  Collins Stewart Limited